Exhibit 10.3

MAUI ACQUISITION CORP.,

SAFARILAND, LLC,

SAFARILAND GLOBAL SOURCING, LLC,

HORSEPOWER, LLC,

MUSTANG SURVIVAL HOLDINGS, INC.,

MUSTANG SURVIVAL, INC.,

MUSTANG SURVIVAL MFG, INC.,

MED-ENG, LLC,

TACTICAL COMMAND INDUSTRIES, INC.

SENCAN HOLDINGS, LLC,

ATLANTIC TACTICAL, INC.,

ATLANTIC TACTICAL OF NEW JERSEY INC.,

VIEVU, LLC,

LAWMEN’S DISTRIBUTION, LLC,

SAFARILAND DISTRIBUTION, LLC,

ROGERS HOLSTER CO., LLC,

HOLSTEROPS, LLC and

UNITED UNIFORM DISTRIBUTION, LLC

as U.S. Borrowers,

and

MUSTANG SURVIVAL ULC,

as Canadian Borrower

and

MED-ENG HOLDINGS ULC

as Canadian Guarantor

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of November 18, 2016

$50,000,000.00

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

BANK OF AMERICA, N.A.,

as Agent

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Sole Lead Arranger and Sole Book Runner

TABLE OF CONTENTS

Page
Section 1.	DEFINITIONS; RULES OF CONSTRUCTION	-3-
1.1.	Definitions	-3-
1.2.	Accounting Terms	-42-
1.3.	Certain Matters of Construction	-42-
Section 2.	CREDIT FACILITIES	-44-
2.1.	Commitments	-44-
2.2.	Intentionally Omitted	-46-
2.3.	Letter of Credit Facility	-46-
Section 3.	INTEREST, FEES AND CHARGES	-49-
3.1.	Interest	-49-
3.2.	Fees	-51-
3.3.	Computation of Interest, Fees, Yield Protection	-52-
3.4.	Reimbursement Obligations	-52-
3.5.	Illegality	-53-
3.6.	Inability to Determine Rates	-53-
3.7.	Increased Costs; Capital Adequacy	-53-
3.8.	Mitigation	-54-
3.9.	Funding Losses	-55-
3.10.	Maximum Interest	-55-
Section 4.	LOAN ADMINISTRATION	-56-
4.1.	Manner of Borrowing and Funding Revolver Loans	-56-
4.2.	Defaulting Lender	-58-
4.3.	Number and Amount of LIBOR Loans and Canadian BA Rate Loans; Determination of Rate	-58-
4.4.	Borrower Agent	-59-
4.5.	One Obligation	-59-
4.6.	Effect of Termination	-59-
Section 5.	PAYMENTS	-59-
5.1.	General Payment Provisions	-59-
5.2.	Repayment of Revolver Loans	-60-
5.3.	Intentionally omitted	-60-
5.4.	Payment of Other Obligations	-60-
5.5.	Marshaling; Payments Set Aside	-60-
5.6.	Application and Allocation of Payments	-60-
5.7.	Dominion Account	-62-
5.8.	Account Stated	-62-
5.9.	Taxes	-62-
5.10.	Lender Tax Information	-64-
5.11.	Nature and Extent of Each Obligors' Liability	-66-
5.12.	Currency Matters	-68-
5.13.	Currency Fluctuations	-68-
Section 6.	CONDITIONS PRECEDENT	-69-
6.1.	Conditions Precedent to Initial Loans	-69-
6.2.	Conditions Precedent to All Credit Extensions	-71-
Section 7.	COLLATERAL	-72-
7.1.	Grant of Security Interest	-72-
7.2.	Lien on Deposit Accounts; Cash Collateral	-72-
7.3.	[Reserved]	-73-

7.4.	Other Collateral	-73-
7.5.	No Assumption of Liability	-73-
7.6.	Further Assurances and Post Closing Covenants	-73-
7.7.	Excluded Collateral	-74-
7.8.	ULC Limitation	-75-
Section 8.	COLLATERAL ADMINISTRATION	-75-
8.1.	Borrowing Base Certificates	-75-
8.2.	Administration of Accounts	-76-
8.3.	Administration of Inventory	-76-
8.4.	Administration of Equipment	-77-
8.5.	Administration of Deposit Accounts	-77-
8.6.	General Provisions	-78-
8.7.	Power of Attorney	-79-
Section 9.	REPRESENTATIONS AND WARRANTIES	-80-
9.1.	General Representations and Warranties	-80-
9.2.	Complete Disclosure	-86-
Section 10.	COVENANTS AND CONTINUING AGREEMENTS	-86-
10.1.	Affirmative Covenants	-86-
10.2.	Negative Covenants	-91-
10.3.	Financial Covenant.	-98-
Section 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	-98-
11.1.	Events of Default	-98-
11.2.	Remedies upon Default	-101-
11.3.	License	-101-
11.4.	Setoff	-101-
11.5.	Remedies Cumulative; No Waiver	-102-
11.6.	Judgment Currency	-102-
Section 12.	AGENT	-103-
12.1.	Appointment, Authority and Duties of Agent	-103-
12.2.	Agreements Regarding Collateral and Borrower Materials	-104-
12.3.	Reliance By Agent	-104-
12.4.	Action Upon Default	-104-
12.5.	Ratable Sharing	-105-
12.6.	Indemnification	-105-
12.7.	Limitation on Responsibilities of Agent	-105-
12.8.	Successor Agent and Co-Agents	-106-
12.9.	Due Diligence and Non-Reliance	-106-
12.10.	Remittance of Payments and Collections	-106-
12.11.	Individual Capacities	-107-
12.12.	Titles	-107-
12.13.	Bank Product Providers	-107-
12.14.	No Third Party Beneficiaries	-107-
12.15.	Solidary Interests/Quebec Liens (Hypothecs)	-108-
Section 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS	-108-
13.1.	Successors and Assigns	-108-
13.2.	Participations	-109-
13.3.	Assignments	-109-
13.4.	Replacement of Certain Lenders	-110-
Section 14.	MISCELLANEOUS	-110-
14.1.	Consents, Amendments and Waivers	-110-
14.2.	Indemnity	-112-
14.3.	Notices and Communications	-112-

(ii)

14.4.	Performance of Borrowers' Obligations	-113-
14.5.	Credit Inquiries	-114-
14.6.	Severability	-114-
14.7.	Cumulative Effect; Conflict of Terms	-114-
14.8.	Counterparts	-114-
14.9.	Entire Agreement	-114-
14.10.	Relationship with Lenders	-114-
14.11.	No Advisory or Fiduciary Responsibility	-114-
14.12.	Confidentiality	-115-
14.13.	Lender Loss Sharing Agreement	-115-
14.14.	GOVERNING LAW	-117-
14.15.	Consent to Forum; Bail-In of EEA Financial Institutions	-117-
14.16.	Waivers by Obligors	-118-
14.17.	PATRIOT Act Notice	-118-
14.18.	Canadian Anti-Money Laundering Legislation	-119-
14.19.	Amendment and Restatement	-120-

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment and Acceptance

Exhibit B	Assignment Notice

Exhibit C-1	Joinder Agreement for Domestic Subsidiaries

Exhibit C-2	Joinder Agreement for Canadian Subsidiaries

Exhibit D	Form of Notice of Borrowing

Exhibit E	Form of Notice of Conversion/Continuation

Schedule 1.1(a)	Commitments of Lenders

Schedule 1.1(b)	Existing Letters of Credit

Schedule 1.1(c)	Selected Definitions

Schedule 6.1(g)	Material Good Standing Jurisdictions

Schedule 8.5	Deposit Accounts

Schedule 8.6.1	Business Locations

Schedule 9.1.4	Names and Capital Structure

Schedule 9.1.5	Title to Properties; Priority of Liens

Schedule 9.1.8	Surety Obligations

Schedule 9.1.10	Brokerage Fees

Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses

Schedule 9.1.12	Governmental Approvals

Schedule 9.1.14	Environmental Matters

Schedule 9.1.15	Restrictive Agreements

Schedule 9.1.16	Litigation

Schedule 9.1.18	Pension Plans

Schedule 9.1.20	Labor Contracts

Schedule 9.1.24	Warranty and Recall Claims

Schedule 10.2.1	Borrowed Money

Schedule 10.2.2	Existing Liens

Schedule 10.2.7	Existing Loans

Schedule 10.2.17	Existing Affiliate Transactions

(iii)

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of November 18, 2016 (this "Agreement"), among MAUI ACQUISITION CORP., a Delaware corporation ("Holdings"), SAFARILAND, LLC, a Delaware limited liability company ("Safariland"), and SAFARILAND GLOBAL SOURCING, LLC, a Delaware limited liability company ("Global Sourcing"), HORSEPOWER, LLC, a Delaware limited liability company ("Horsepower"), MUSTANG SURVIVAL HOLDINGS, INC., a Delaware corporation ("Mustang Holdings"), MUSTANG SURVIVAL, INC., a Washington corporation ("Mustang Survival"), MUSTANG SURVIVAL MFG, INC., a Delaware corporation ("Mustang Manufacturing"), MED-ENG, LLC, a Delaware limited liability company ("Med-Eng"), TACTICAL COMMAND INDUSTRIES, INC., a California corporation ("TCI"), SENCAN HOLDINGS, LLC, a Delaware limited liability company ("Sencan Holdings"), ATLANTIC TACTICAL, INC., a Pennsylvania corporation ("ATI"), ATLANTIC TACTICAL OF NEW JERSEY INC., a New Jersey corporation ("ATINJ"), VIEVU, LLC, a Washington limited liability company ("Vievu"), LAWMEN’S DISTRIBUTION, LLC, a Delaware limited liability company ("Lawmen’s"), SAFARILAND DISTRIBUTION, LLC, a Delaware limited liability company ("Distribution"), ROGERS HOLSTER CO., LLC, a Florida limited liability company ("Rogers Holster"), HOLSTEROPS, LLC, a Florida limited liability company ("HolsterOps"), UNITED UNIFORM DISTRIBUTION, LLC, a Delaware limited liability company ("UUD" and, together with Holdings, Safariland, Global Sourcing, Horsepower, Mustang Holdings, Mustang Survival, Mustang Manufacturing, Med-Eng, TCI, Sencan Holdings, ATI, ATINJ, Vievu, Lawmen’s, Distribution, Rogers Holster and HolsterOps, collectively, "U.S. Borrowers"), MUSTANG SURVIVAL ULC, a British Columbia unlimited liability company ("Canadian Borrower"), MED-ENG HOLDINGS ULC, a British Columbia unlimited liability company ("Med-Eng ULC"), as Canadian Guarantor, each other subsidiary of Holdings from time to time party hereto, the financial institutions party to this Agreement from time to time as lenders (collectively, "Lenders"), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders ("Agent").

R E C I T A L S:

Holdings, Safariland and Global Sourcing (collectively, "Initial U.S. Borrowers"), Bank of America, N.A., a national banking association, as sole lender, and Agent executed a certain Loan and Security Agreement (as at any time amended, restated, supplemented or otherwise modified prior to the 2013 Closing Date (as defined below), the "Original Loan Agreement") dated July 27, 2012 (the "2012 Closing Date), pursuant to which Bank of America made certain loans and other financial accommodations available to Initial U.S. Borrowers.

Borrowers (as defined below), Canadian Guarantor, Bank of America, N.A., a national banking association, as sole lender, and Agent are parties to a certain Amended and Restated Loan and Security Agreement (as at any time amended, restated, supplemented or otherwise modified prior to the date hereof, the "Existing Loan Agreement") dated March 22, 2013 (the "2013 Closing Date"), which amended and restated the Original Loan Agreement (but did not constitute a novation of the indebtedness existing thereunder), pursuant to which Bank of America made certain loans and other financial accommodations available to Borrowers.

Borrowers, Lenders and Agent desire to amend and restate the Existing Loan Agreement on the terms and subject to the conditions set forth herein. This Agreement constitutes an amendment and restatement of the terms of the Existing Loan Agreement but does not constitute a novation of the indebtedness existing thereunder.

In order to (a) utilize the financial powers of Borrowers in the most efficient and economical manner, and (b)  facilitate the financing of Borrowers' working capital needs, Lenders will, at the request of Borrowers, extend financial accommodations to Borrowers in accordance with the provisions set forth in this Agreement.

Borrowers' business is a mutual and collective enterprise, and Borrowers believe that the consolidation of all loans and other financial accommodations under this Agreement will enhance the aggregate borrowing powers of Borrowers and facilitate the administration of their loan relationship with Agent and Lenders, all to the mutual advantage of Borrowers.

Lenders' willingness to extend financial accommodations to Borrowers, and to administer Borrowers' collateral security therefor, on a combined basis as and to the extent more fully set forth in this Agreement, is done solely as an accommodation to Borrowers and at Borrowers' request and in furtherance of Borrowers' mutual and collective enterprise.

NOW, THEREFORE, for Ten Dollars ($10.00) and in consideration of the premises and of the mutual covenants herein contained, the parties hereto, intending to be bound hereby, hereby agree to amend and restate the Existing Loan Agreement as follows:

Section 1.          DEFINITIONS; RULES OF CONSTRUCTION

1.1.            Definitions. As used herein, the following terms have the meanings set forth below:

2012 Closing Date: shall have the meaning ascribed to it in the recitals hereto.

2012 Negative Pledge Agreement: that certain Negative Pledge Agreement dated as of the 2012 Closing Date between Safariland and Agent and pertaining to Real Estate owned by Safariland and located at 15 Commercial Street, Pittsfield, Massachusetts.

2013 Closing Date: shall have the meaning ascribed to it in the recitals hereto.

2013 Negative Pledge Agreement: that certain Negative Pledge Agreement dated as of the 2013 Closing Date between Mustang Manufacturing and Agent and pertaining to Real Estate owned by Mustang Manufacturing and located at 222 Juliana Street, Elizabeth, West Virginia and 223 Juliana Street, Elizabeth, West Virginia.

ABL Priority Collateral: as defined in the Intercreditor Agreement (as defined herein).

Account: as defined in the UCC (or, with respect to any Account of a Canadian Obligor, the PPSA), including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division, or substantially all assets of a Person; (b) record or beneficial ownership of more than 50% of the Equity Interests of a Person; or (c) merger, consolidation, combination or amalgamation of an Obligor or Subsidiary with another Person (other than such transactions where an Obligor merges, amalgamates or consolidates with another Obligor and the result of such merger, amalgamation or consolidation is that the surviving or continuing entity is an Obligor).

Acquisition Policies: each insurance policy issued in connection with a Permitted Acquisition that insures against a breach of a representation or warranty given under an acquisition agreement entered into in respect of such Permitted Acquisition.

Adjusted Availability: on any date of determination thereof, the sum of Adjusted U.S. Availability and Canadian Availability. In determining Adjusted Availability on any date, the provisions of Section 2.1.3 shall be taken into account.

Adjusted U.S. Availability: on any date, the difference derived when the sum of the principal amount of U.S. Revolver Loans then outstanding (including any outstanding Swingline Loans to U.S. Borrowers) is subtracted from the U.S. Borrowing Base (without giving effect to any availability generated from clause (b)(iv) of such definition) on such date (and if such amount outstanding on any date is equal to or greater than the U.S. Borrowing Base (without giving effect to any availability generated from clause (b)(iv) of such definition), then Adjusted U.S. Availability on such date shall be zero or a negative number, as applicable).

Affiliate: with respect to any Person, another Person that, from and after the 2012 Closing Date, directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however that neither Agent, nor any Lender, nor the affiliates of the owners of the Equity Interests of Holdings (other than Holdings and its Subsidiaries) shall be deemed to be "Affiliates" of the Obligors. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling" and "Controlled," "Controlled by" and "under common Control with" have correlative meanings thereto.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, branches, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agreement Currency: as defined in Section 1.5.

Allocable Amount: as defined in Section 5.11.3.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the PATRIOT Act and the Proceeds of Crime Act.

Applicable Defaulting Lender: with respect to a Borrower Group, a Defaulting Lender having a Borrower Group Commitment to Borrowers within such Borrower Group.

Applicable Issuing Bank: Bank of America, N.A. or its applicable branch or Affiliate as determined by Agent, and its successors and assigns; provided that as of the Closing Date, Bank of America, N.A. (acting through its Canada branch) shall be the Applicable Issuing Bank in respect of Canadian Letters of Credit.

Applicable Law: all laws, rules, regulations and enforceable governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders, ordinances and decrees of Governmental Authorities.

Applicable Lenders: with respect to a Borrower Group, the Lenders having Borrower Group Commitments to Borrowers within such Borrower Group.

Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the Average Adjusted Availability for the most recent previous Fiscal Quarter ended:

Level	Average Adjusted Availability	U.S. Base Rate Loans	LIBOR Loans that are U.S. Revolver Loans	Canadian Base Rate and Canadian Prime Rate Loans	LIBOR Loans that are Canadian Revolver Loans and Canadian BA Rate Loans
I	> 50% of the Commitments	0.25%	1.50%	1.25%	1.50%
II	<50% of the Commitments and > 25% of the Commitments	0.50%	1.75%	1.50%	1.75%
III	< 25% of the Commitments	0.75%	2.00%	1.75%	2.00%

The margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 8.1 of the Borrowing Base Certificate for the most recent previous Fiscal Quarter ended, which change shall be effective on the third day following receipt. If, by the first day of a month, any Borrowing Base Certificate due in the preceding month has not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt.

Applicable Pension Legislation: on any date, any Canadian pension legislation (whether federal, provincial or territorial) then applicable to an Obligor or any of its Subsidiaries.

Applicable Swingline Lender: Bank of America, N.A. with respect to Swingline Loans made to U.S. Borrowers, and Bank of America, N.A. (acting through its Canada branch) with respect to Swingline Loans made to Canadian Borrower.

Approved Fund: any Person (other than a natural person) that, as one of its principal lines of business, is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of a U.S. Obligor or a Canadian Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A.

Attorney: as defined in Section 12.15(b).

Availability: on any date of determination thereof, the sum of U.S. Availability and Canadian Availability. In determining Availability on any date, the provisions of Section 2.1.3 shall be taken into account.

Average Adjusted Availability: for any calendar period, the amount obtained by adding the actual amount of Adjusted Availability at the end of each day for such period and dividing such sum by the number of days in such period.

Average Availability: for any calendar period, the amount obtained by adding the actual amount of Availability at the end of each day for such period and dividing such sum by the number of days in such period.

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, branches, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Borrower or Subsidiary by a Lender or any of its Affiliates or branches: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate Loan: a Revolver Loan that bears interest based on the Canadian Base Rate or U.S. Base Rate, as the context requires.

Base Rate Revolver Loans: Canadian Base Rate Loans or U.S. Base Rate Loans, as the context requires.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrower Group: a group consisting of (a) U.S. Borrowers and each other U.S. Obligor and (b) Canadian Borrower and each other Canadian Obligor and Foreign Obligor.

Borrower Group Commitment: with respect to the commitment of a Lender to fund Revolver Loans or to participate in LC Obligations of a Borrower Group, the amount of the commitment of such Lender with respect to such Borrower Group as shown on Schedule 1.1(a) from time to time (as the same may be modified from time to time as a result of such Lender's consummation of an assignment pursuant to an Assignment and Acceptance); and the term "Borrower Group Commitments" means, with respect to any Borrower Group, the commitments hereunder of all Applicable Lenders to such Borrower Group; provided, however, that the aggregate commitment set forth thereon with respect to each of the Canadian Borrower Group Commitment and the U.S. Borrower Group Commitment shall not be reduced or increased unless agreed to by Borrower Agent other than in connection with an exercise by Agent of its rights and remedies under the Loan Documents.

Borrower Group Obligations: with respect to any Obligor, the portion of the Obligations owed by such Obligor and such Obligor's Borrower Group. For the avoidance of doubt, with respect to any U.S. Obligor, "Borrower Group Obligations" shall include Canadian Obligations guaranteed by such U.S. Obligor.

Borrower Materials: Borrowing Base information, reports, financial statements and other materials delivered by Borrowers or any other Obligors hereunder, as well as other Reports and information provided by Agent to Lenders.

Borrowers: U.S. Borrowers and Canadian Borrower, including each such Person in its capacity as an LC Borrower.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: the U.S. Borrowing Base or the Canadian Borrowing Base, as applicable.

Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify calculation of the U.S. Borrowing Base or the Canadian Borrowing Base, as applicable.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed under the laws of New York, and if such day relates to (a) a LIBOR Loan, shall also exclude any day on which banks are not open for the transaction of banking business in London, United Kingdom and (b) a Canadian Revolver Loan, shall also exclude any day on which banks in Vancouver, British Columbia or Toronto, Ontario, Canada are not open for the transaction of banking business.

Calculation Date: as defined in Section 5.13.

Canadian Accounts Formula Amount (Eligible Domestic Accounts): 85% of the Value of Eligible Domestic Accounts of Canadian Obligors.

Canadian Accounts Formula Amount (Eligible Foreign Accounts): on any date of determination, the lesser of (a) the Canadian Maximum Eligible Foreign Accounts Loan Cap on such date or (b) 85% of the Value of Eligible Foreign Accounts of Canadian Obligors.

Canadian Affiliate: an Affiliate of an Obligor that is organized under the laws of Canada or any province or territory thereof.

Canadian Availability: on any date, the Canadian Borrowing Base minus Canadian Revolver Usage.

Canadian Availability Reserve: on any date of determination thereof, a Dollar Equivalent amount equal to the sum of the following (without duplication): (a) all amounts of past due rent, fees or other charges owing at such time by any Canadian Obligor to any landlord of any premises where any of the Canadian Collateral (including books and records) is located; (b) any amounts which any Canadian Obligor is obligated to pay pursuant to the provisions of any of the Loan Documents that Agent or any Canadian Lender elects to pay for the account of such Canadian Obligor in accordance with authority contained in any of the Loan Documents; (c) the Inventory Reserve with respect to Inventory of Obligors; (d) the Rent and Charges Reserve with respect to locations of Inventory of Canadian Obligors; (f) the Canadian Bank Product Reserve; (g) all accrued Royalties that have not been paid by Canadian Obligors; (g) the aggregate amount of all liabilities secured by Liens upon Canadian Collateral that are senior to Agent's Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (h) the Dilution Reserve with respect to Canadian Obligors; (i) the Canadian Priority Payables Reserve; and (j) such additional reserves, in such amounts and with respect to such matters, as Agent in its reasonable discretion may elect to impose from time to time.

Canadian BA Rate: with respect to each Interest Period for a Canadian BA Rate Loan, the per annum rate of interest equal to the Canadian Dollar bankers' acceptance rate, or comparable or successor rate approved by Agent, determined by it at or about 10:00 a.m. (Toronto time) on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day) for a term comparable to the Canadian BA Rate Loan, as published on the CDOR or other applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that in no event shall the Canadian BA Rate be less than zero.

Canadian BA Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian BA Rate.

Canadian Bank Product Reserves: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Secured Bank Product Obligations secured by Canadian Collateral.

Canadian Base Rate: for any day, the greater of (a) the per annum rate of interest designated by Bank of America, N.A. (acting through its Canada branch) from time to time as its base rate for commercial loans made by it in Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; (b) the Federal Funds Rate for such day, plus 0.50% per annum; or (c) LIBOR for a 30 day interest period as of such day, plus 1.00%; provided, that in no event shall the Canadian Base Rate be less than zero. Any change in such rate shall take effect at the opening of business on the applicable Business Day.

Canadian Base Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Dollars and bearing interest calculated by reference to the Canadian Base Rate.

Canadian Benefit Plans: all employee benefit plans, programs or arrangements of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by, or to which there is an obligation or contingent obligation to contribute by, any Obligor or its Subsidiaries in respect of their employees or former employees in Canada.

Canadian Borrower: shall have the meaning ascribed to it in the recitals hereto.

Canadian Borrowing Base: with respect to Canadian Obligors on any date of determination thereof, the Dollar Equivalent amount equal to the lesser of:

(a)            the Canadian Facility Amount on such date; or

(b)            the sum of the Canadian Accounts Formula Amount (Eligible Domestic Accounts) plus the Canadian Accounts Formula Amount (Eligible Foreign Accounts), plus the Canadian Inventory Formula Amount minus the Canadian Availability Reserve.

If any amount in this definition or otherwise comprising a component of the Canadian Borrowing Base is stated in a currency other than Dollars on any date, then such amount on such date shall be equal to the Dollar Equivalent of such amount in such other currency.

Canadian Collateral: all of each Canadian Obligor's right, title and interest in Property of such Canadian Obligor as more fully described in the applicable Security Documents that now or hereafter secure the payment or performance of any of the Canadian Obligations.

Canadian Designated Person: any Person that is a "designated person", "politically exposed foreign person" or "terrorist group" or similar term or designation as described in any Canadian Economic Sanctions and Export Control Laws.

Canadian Dollars or Cdn $: the lawful currency of Canada.

Canadian Economic Sanctions and Export Control Laws: any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

Canadian Facility Amount: an amount equal to $5,000,000 as the same may be adjusted from time to time pursuant to the provisions of Section 2.1.6.

Canadian Guarantor: a Canadian Subsidiary organized under the laws of Canada or a province or territory thereof which provides a Guaranty of the Canadian Obligations.

Canadian IDA: the loan from Safariland to Mustang Canada in the amount of Cdn $10,713,951 pursuant to an intercompany debt agreement dated March 22, 2013.

Canadian Inventory Formula Amount: on any date of determination, the sum of (a) the lesser of (i) 65% of the Value of Eligible Inventory of Canadian Obligors or (ii) 85% of the NOLV Percentage of the Value of Eligible Inventory of Canadian Obligors plus (b) the least of (i) 65% of the Value of Eligible In-Transit Inventory of Canadian Obligors, (ii) 85% of the NOLV Percentage of the Value of Eligible In-Transit Inventory of Canadian Obligors or (iii) the Canadian Maximum Eligible In-Transit Inventory Loan Cap on such date.

Canadian LC Obligations: on any date, an amount equal to the sum of (without duplication) (a) all amounts then due and payable by Canadian Borrower on such date by reason of any payment that is made by the Applicable Issuing Bank under a Letter of Credit issued pursuant to this Agreement and that has not been repaid to such Issuing Bank or such Agent, plus (b) the aggregate Undrawn Amount of all Letters of Credit which are issued pursuant to this Agreement for the account of Canadian Borrower and which are then outstanding or for which an LC Application has been delivered to and accepted by the Applicable Issuing Bank.

Canadian Lenders: Bank of America, N.A. (acting through its Canada branch) and each other Lender that issues a Borrower Group Commitment to Canadian Borrower.

Canadian Letter of Credit: a standby or documentary letter of credit issued by the Applicable Issuing Bank pursuant to this Agreement for the account of Canadian Borrower, or any indemnity, guaranty, exposure transmittal memorandum or similar form of credit issued by Agent or the Applicable Issuing Bank for the benefit of Canadian Borrower.

Canadian Maximum Eligible Foreign Accounts Loan Cap: on any date, an amount up to $4,000,000 reported by Canadian Borrower as the "Canadian Maximum Eligible Foreign Accounts Loan Cap" in the most recent Borrowing Base Certificate delivered to Agent; provided, that if no such amount is reported, the Canadian Maximum Eligible Foreign Accounts Loan Cap shall be deemed to be zero.

Canadian Maximum Eligible In-Transit Inventory Loan Cap: on any date, an amount up to $2,000,000 reported by Canadian Borrower as the "Canadian Maximum Eligible In-Transit Inventory Loan Cap" in the most recent Borrowing Base Certificate delivered to Agent; provided, that if no such amount is reported, the Canadian Maximum Eligible In-Transit Inventory Loan Cap shall be deemed to be zero.

Canadian Obligations: on any date, the portion of the Obligations outstanding that are owing by Canadian Borrower or any other Canadian Obligor.

Canadian Obligor: Canadian Borrower or a Canadian Guarantor.

Canadian Pension Plan: a plan, program or arrangement which is required to be registered as a pension plan under any Applicable Pension Legislation or tax statute or regulation in Canada (or any province or territory thereof) maintained or contributed to by, or to which there is an obligation or contingent obligation to contribute by, any Obligor in respect of its Canadian employees or former employees.

Canadian Prime Rate: for any day, the greater of (a) the per annum rate of interest designated by Bank of America, N.A. (acting through its Canada branch) from time to time as its prime rate for commercial loans made by it in Canada in Canadian Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; or (b) the Canadian BA Rate for a one month interest period as of such day, plus 1.00%; provided, that in no event shall the Canadian Prime Rate be less than zero. Any change in such rate shall take effect at the opening of business on the applicable Business Day.

Canadian Prime Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian Prime Rate.

Canadian Priority Payables: at any time, with respect to a Canadian Obligor:

(a)            the amount past due and owing by such Canadian Obligor, or the accrued amount for which such Canadian Obligor has an obligation to remit to a Governmental Authority or other Person pursuant to any Applicable Law, in respect of (i) pension fund obligations and contributions (including in respect of any solvency or wind-up deficiency); (ii) employment insurance; (iii) goods and services taxes, sales taxes, excise taxes, employee income taxes and other taxes payable or to be remitted or withheld; (iv) workers' compensation; (v) wages, vacation pay and amounts payable under the Wage Earner Protection Program Act (Canada); and (vi) other like charges and demands, in each case, in respect of which any Governmental Authority or other Person may claim a security interest, hypothec, prior claim, lien, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents; and

(b)            the aggregate amount of any other liabilities of such Canadian Obligor (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment or (ii) which are secured by a security interest, hypothec, prior claim, pledge, lien, charge, right or claim on any Collateral, in each case, pursuant to any Applicable Law and which trust, security interest, hypothec, prior claim, pledge, lien, charge, right or claim on any Collateral, in each case, pursuant to any Applicable Law and which trust, security interest, hypothec, prior claim, pledge, lien, charge, right or claim ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents.

Canadian Priority Payables Reserve: on any date of determination for Canadian Obligors, a reserve established from time to time by Agent in its reasonable discretion in such amount as Agent may determine which reflects the unpaid or unremitted Canadian Priority Payables by any Canadian Obligor which would give rise to a Lien ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents.

Canadian Qualified Lender: a financial institution that is either (i) listed on Schedule I, II, or III of the Bank Act (Canada) or (ii) is not prohibited by Applicable Law, including under the Bank Act (Canada), from having a Borrower Group Commitment to Canadian Borrower or making any Canadian Revolver Loans or issuing any Canadian Letters of Credit (or participating in any Canadian LC Obligations) to, or for the account of, Canadian Borrower hereunder, and in either event if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), that financial institution deals at arm's-length with each Canadian Obligor for purposes of the Income Tax Act (Canada).

Canadian Revolver Exposure: on any date, an amount equal to the sum of the Canadian Revolver Loans outstanding on such date plus the Canadian LC Obligations on such date.

Canadian Revolver Loans: Revolver Loans made by Canadian Lenders to Canadian Borrower pursuant to Section 2.1 (including Swingline Loans and Overadvance Loans made to Canadian Borrower and Protective Advances made by Agent as Canadian Revolver Loans), which Revolver Loans shall be denominated in Canadian Dollars (or, upon request by Canadian Borrower, Dollars).

Canadian Revolver Usage: (a) the aggregate amount of outstanding Canadian Revolver Loans; plus (b) the aggregate Stated Amount of outstanding Canadian Letters of Credit, except to the extent Cash Collateralized by Canadian Borrower.

Canadian Security Agreements: the general security agreements executed by each of the Canadian Obligors in favor of Agent.

Canadian Subsidiary: a Subsidiary formed under the laws of Canada or a province or territory thereof.

Capital Expenditures: all liabilities incurred or expenditures made by an Obligor or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent in accordance with this Agreement by a Borrower Group to Cash Collateralize any Obligations of such Borrower Group.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to a Lien in favor of Agent.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations of a Borrower Group, in an amount equal to (a) with respect to LC Obligations of such Borrower Group, 105% of the aggregate LC Obligations of such Borrower Group, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent's good faith estimate of the amount that is due or could become due, including all fees and other amounts relating to such Obligations. "Cash Collateralization" and "Cash Collateralized" have correlative meanings.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States or Canadian government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers' acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof or Canada, rated A-1 (or better) by S&P or P-1 (or better) by Moody's at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody's, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least the Dollar Equivalent of $500,000,000 and has the highest rating obtainable from either Moody's or S&P.

Cash Management Services: any services provided from time to time by Bank of America or any of its Affiliates or branches to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the 2012 Closing Date, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement, ordinance, order or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that "Change in Law" shall include, regardless of the date enacted, adopted or issued, all requests, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: at any time, the earliest to occur of: (a) Holdings or Safariland ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in each U.S. Borrower and Canadian Borrower; (b) (i) at any time prior to a Qualifying IPO, MHLLC ceases to own and control, beneficially and of record, directly or indirectly, more than 50% of the Equity Interests in Holdings and (ii) at any time on or after a Qualifying IPO, the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or person acting as the trustee, agent or other fiduciary or administrator therefor), other than MHLLC, the Kanders Parties and/or Affiliates of the Kanders Parties, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the Equity Interests in Holdings representing more than 35% of the total voting power of all of the outstanding voting stock of Holdings; (c) Kanders SAF, LLC, a Delaware limited liability company and its Affiliates, and the Kanders Parties and their Affiliates, collectively, cease to have effective control of the management of the business and affairs of MHLLC; (d) a change in the majority of directors of Holdings during any 12 month period, unless approved by the majority of directors serving at the beginning of such period; (e) except for Permitted Asset Dispositions, the sale or transfer of all or substantially all of the assets of the Obligors, taken as a whole; or (f) for so long as the Term Loan Agreement is in effect, the occurrence of any "Change of Control" under and as defined in the Term Loan Agreement.

Chattel Paper: as defined in the UCC (or, with respect to any Chattel Paper of a Canadian Obligor, the PPSA).

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys' fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: all Property that is U.S. Collateral or Canadian Collateral.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. §1 et seq.).

Commercial Tort Claim: as defined in the UCC.

Commitment: for any Lender, with respect to any Borrower Group, the aggregate amount of such Lender's Borrower Group Commitment to Borrowers within such Borrower Group. "Commitments" with respect to any Borrower Group means the aggregate amount of all Borrower Group Commitments to Borrowers within such Borrower Group.

Commitment Termination Date: with respect to all Borrowers and all Borrower Groups, the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate all of the Borrower Group Commitments pursuant to Section 2.1.6; or (c) the date on which the Borrower Group Commitments are terminated pursuant to Section 11.2.

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify compliance with Section 10.3, and calculate the applicable Level for the Applicable Margin.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation ("primary obligations") of another obligor ("primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Copyright Security Agreement: collectively, that certain Copyright Security Agreement dated on or about the 2012 Closing Date between Safariland and Agent, as at any time amended, restated supplemented or otherwise modified and any other Copyright Security Agreement executed and delivered after the 2012 Closing Date by any Obligor to Agent, as at any time amended, restated supplemented or otherwise modified.

Covenant Testing Period: the period (a) commencing on the day that either (i) a Default or an Event of Default occurs or (ii) Availability is less than the greater of (A) 15% of the aggregate Commitments and (B) $6,500,000; and (b) continuing until such time as (i) Borrowers have maintained Availability greater than or equal to the greater of (A) 15% of the aggregate Commitments and (B) $6,500,000 for a period of 60 consecutive days and (ii) no Default or Event of Default exists.

Credit Party: any of Agent, a Lender, an Issuing Bank or a Swingline Lender and "Credit Parties" means Agents, Lenders and Issuing Banks.

Creditor Representative: under any Applicable Law, a receiver, interim receiver, receiver and manager, trustee (including any trustee in bankruptcy), custodian, administrator, examiner, sheriff, monitor, assignee, liquidator, provisional liquidator, sequestrator or similar officer or fiduciary.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding (i) Royalties, trade payables and accrued expenses incurred and being paid in the Ordinary Course of Business and reserves probable and estimable in the Ordinary Course of Business and (ii) any preferred stock issued by such Person that is not convertible into Debt; (b) all Contingent Obligations to the extent that such Contingent Obligations would be included as liabilities on a balance sheet in accordance with GAAP, but excluding Contingent Obligations in respect of the matters set forth in items (i) and (ii) of clause (a) above; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of an Obligor, the Borrower Group Obligations of such Obligor; provided, however, that (y) warranty return and product liability reserves in the Ordinary Course of Business and (z) debt incurred in connection with the financing of insurance premiums incurred in the Ordinary Course of Business to the extent that the principal amount does not exceed the Dollar Equivalent of $8,000,000 in any twelve-month period, shall not constitute Debt. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% per annum plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that, as determined by Agent, (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within three Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (c) has failed, within three Business Days following request by Agent, to confirm in a manner satisfactory to Agent that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator, trustee, monitor or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority's ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or Canada or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Deposit Account: as defined in the UCC.

Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for a U.S. Obligor or Canadian Obligor, in favor of Agent, as security for the Borrower Group Obligations of such Obligor.

Designated Jurisdiction: a country or territory that is the subject of a Sanction.

Dilution Percent: the percent, determined for Obligors' most recent twelve fiscal month period (or such shorter period as determined by Agent) ending as of the most recently ended fiscal month for which Obligors have delivered the Borrowing Base Certificate required under Section 8.1, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

Dilution Reserve: as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Domestic Accounts of Canadian Obligors, Eligible Domestic Accounts of U.S. Borrowers, Eligible Foreign Accounts of Canadian Obligors or Eligible Foreign Accounts of U.S. Borrowers, as applicable, by 1.0% for each percentage point (or portion thereof) that the Dilution Percent exceeds 5.0%.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt (other than the Term Loan Debt, Debt repaid in connection with the Holdings IDA, the Canadian IDA and the UK IDA, and Debt of the type permitted by Section 10.2.1(t), repayments of which shall be governed by Section 10.2.8) to a holder of Equity Interests (other than advances or distributions to officers or employees otherwise permitted under this Agreement); or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Document: as defined in the UCC (or, with respect to any Document of any Canadian Obligor, a "document of title" as defined in the PPSA).

Dollar Equivalent: on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount in currency other than Dollars, the amount of Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Spot Rate to obtain the stated amount of the other currency.

Dollars: lawful money of the United States.

Domestic Subsidiary: a Subsidiary of Holdings that is incorporated under the laws of a state of the United States or the District of Columbia.

Dominion Account: a special account established by Borrowers of each Borrower Group at Bank of America or its branches over which Agent has exclusive control for withdrawal purposes.

EBITDA: determined on a consolidated basis for Obligors and Subsidiaries, net income, calculated before (a) interest expense, (b) provision for income and franchise taxes, (c) depreciation and amortization expense, (d) gains or losses arising from the sale of capital assets, (e) net gains arising from the write-up of assets, (f) any net extraordinary gains (after deducting any extraordinary losses), (g) non-cash compensation to officers, directors and employees paid in the form of Equity Interests to the extent permitted by Section 10.2.17, (h) non-cash facilities relocation costs, fees, expenses or charges relating to non-recurring plant shutdowns and discontinuance of operations and acquisition integration costs and fees but only to the extent constituting Permitted Pro Forma Adjustments; (i) cash facilities relocation costs, fees, expenses or charges relating to non-recurring plant shutdowns and discontinuance of operations and acquisition integration costs and fees but only to the extent constituting Permitted Pro Forma Adjustments; provided, however, that the amount added back pursuant to this clause (i) shall not in any period exceed 15% of EBITDA for any period, (j) any non-cash write-offs, write-downs or other non-cash charges of assets not constituting ABL Priority Collateral (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), (k) the effect on earnings of any write-ups or write-downs of Inventory following the closing of the Transactions or any Permitted Acquisition, in each case as a result of purchase accounting, in an aggregate amount not to exceed the Dollar Equivalent of $5,000,000 for any single Permitted Acquisition, (l) the amount of (i) any reserve or accrual for, or (ii) any payments on account of, any acquisition-related earn-outs, contingent consideration or deferred purchase price of any kind in connection with Permitted Acquisitions (provided that any such amounts payable in cash constitute Subordinated Debt and any such payments which are made in cash may only be added back if permitted pursuant to Section 10.2.8), in an amount not to exceed the Dollar Equivalent of $6,000,000 for any single Permitted Acquisition and in an amount not to exceed the Dollar Equivalent of $15,000,000 for all Permitted Acquisitions made during the term of this Agreement, (m) any costs or expenses incurred by Obligors and their Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Obligors or Net Cash Proceeds of the issuance of Equity Interests of the Obligors concurrently with, or within ten (10) days of, the incurrence of such costs or expenses, (n) any costs or expenses incurred by Obligors to the extent either (i) cash reimbursement is received therefore from another Person within the same period in which the cost or expense is incurred or (ii) the costs or expenses are indemnified by, or reimbursable from, a third party (provided, however, that if such costs or expenses are not reimbursed within 60 days of the end of the applicable measurement period, then such costs and expenses shall not be added back), and (o) costs and expenses incurred in connection with the Transactions, in each of clauses (a) through (o), to the extent included in determining net income; provided, that, in each case, for the Fiscal Year specified, the following amounts shall be added back to EBITDA: (x) with respect to the Fiscal Year ending December 31, 2017, up to $3,000,000 of ERP Operating Expenses made in such Fiscal Year; and (y) with respect to the Fiscal Year ending December 31, 2018, up to $1,500,000 of ERP Operating Expenses made in such Fiscal Year. "Permitted Pro Forma Adjustments" as applied to any Person or business unit acquired or disposed of on or after the 2012 Closing Date means any adjustment to the actual results of operations of such Person or business unit that is permitted to be recognized in pro forma financial statements prepared in accordance with Regulation S-X of the Securities Act of 1933 or that are otherwise approved by Agent to reflect verifiable and adequately documented severance payments and reductions in, among other items, officer and employee compensation, insurance expenses, interest expense, rental expense and other overhead expense, and other quantifiable expenses which are not anticipated to be incurred on an ongoing basis following consummation of such Acquisitions or dispositions.

EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Accounts: Eligible Domestic Accounts and Eligible Foreign Accounts.

Eligible Assignee: a Person that is (a) (i) a Lender, Affiliate of a Lender or Approved Fund and (ii) if a Canadian Lender (unless an Event of Default shall have occurred and be continuing), a Canadian Qualified Lender; (b) (i) any other financial institution approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment) and Agent, which extends revolving credit facilities of this type in its ordinary course of business and (ii) if a Canadian Lender (unless an Event of Default shall have occurred and be continuing), a Canadian Qualified Lender; and (c) if an Event of Default exists, any Person acceptable to Agent in its discretion.

Eligible Domestic Account: an Account owing to a U.S. Borrower or a Canadian Obligor that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars (or, in the case of an Account owing to a Canadian Obligor only, Dollars or Canadian Dollars) and is deemed by Agent, in its reasonable discretion, to be an Eligible Domestic Account. Without limiting the foregoing, no Account shall be an Eligible Domestic Account if (a) it is unpaid for more than 60 days after the original due date, or more than 120 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor and its Affiliates, it exceeds 15% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit, allowance or warranty or recall claim (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to any Sanction or on any specially designated nationals list maintained by OFAC or is a Canadian Designated Person; or a Borrower or other Canadian Obligor is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States, Canada or the United Kingdom; (h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or Canada or any department, agency or instrumentality thereof or any city, county, municipality, state or province in the United States or Canada; provided, that if requested by Agent at any time, the Account has been assigned to Agent in compliance with applicable assignment of claims laws; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien other than the Lien of Term Loan Agent so long as the Intercreditor Agreement remains in effect (unless terminated by the mutual agreement of Agent and Term Loan Agent); (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; (p) it constitutes an unposted credit; or (q) Agent, in its discretion, deems it to be ineligible. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 120 days old will be excluded.

Eligible Foreign Account: an Account of a U.S. Borrower or a Canadian Obligor which would satisfy all of the criteria for Eligible Domestic Accounts, as determined by Agent, in its discretion (except that the Account Debtor is organized or has its principal offices or assets outside the United States, Canada or the United Kingdom) so long as the Account Debtor is not subject to any Sanction or on any specially designated nationals list maintained by OFAC or is a Canadian Designated Person and a Borrower is able to bring suit or enforce remedies against the Account Debtor through judicial process.

Eligible In-Transit Inventory: Inventory owned by a U.S. Borrower or a Canadian Obligor that would be Eligible Inventory if it were not subject to a Document and in transit from a foreign location to a location of a U.S. Borrower within the United States or a Canadian Obligor within Canada, and that Agent, in its discretion, deems to be Eligible In-Transit Inventory. Without limiting the foregoing, unless otherwise agreed by Agent in its sole discretion, no Inventory shall be Eligible In-Transit Inventory unless it (a) is subject to a negotiable Document showing Agent (or, with the consent of Agent, the applicable U.S. Borrower or Canadian Obligor) as consignee, which Document is in the possession of Agent or such other Person as Agent shall approve; (b) is fully insured in a manner satisfactory to Agent; (c) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower or any Canadian Obligor is in default of any obligations; (d) is subject to purchase orders and other sale documentation satisfactory to Agent, and title has passed to a U.S. Borrower or a Canadian Obligor; (e) is shipped by a common carrier that is not affiliated with the vendor, is not subject to any Sanction, is not on any specially designated nationals list maintained by OFAC, and is not a Canadian Designated Person; and (f) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver.

Eligible Inventory: Inventory owned by a U.S. Borrower or a Canadian Obligor that Agent, in its reasonable discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, perishable, obsolete, unmerchantable or defective, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, has not been acquired from a Person subject to any Sanction or on any specially designated nationals list maintained by OFAC or who is a Canadian Designated Person, and does not constitute hazardous materials under any Environmental Law (other than goods sold by a Borrower or Canadian Obligor in the Ordinary Course of Business but only so long as the sale of such Inventory does not violate any Environmental Law); (f) conforms with the covenants and representations herein; (g) is subject to Agent's duly perfected, first priority Lien, and no other Lien other than (i) the Lien of Term Loan Agent so long as the Intercreditor Agreement remains in effect (unless terminated by the mutual agreement of Agent and Term Loan Agent) and (ii) Permitted Liens described in Sections 10.2.2(d), (e) and (g); (h) is within the continental United States or Canada so long as such Inventory is subject to Agent's duly perfected, first priority Lien, and no other Lien other than (i) the Lien of Term Loan Agent so long as the Intercreditor Agreement remains in effect (unless terminated by the mutual agreement of Agent and Term Loan Agent) and (ii) Permitted Liens described in Sections 10.2.2(d), (e) and (g) but only so long as such Liens are junior to Agent's Lien, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower's or Canadian Obligor's, as applicable, or Agent's right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and (l) is reflected in the details of a current perpetual inventory report. Notwithstanding the foregoing, no Inventory shall be excluded from Eligible Inventory pursuant to clause (j) above solely due to the fact that such Inventory is not subject to a Lien Waiver, until the ninety-first (91st) day following the Closing Date.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to act in an Obligor's Insolvency Proceeding or to credit bid Obligations, or otherwise).

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA or similar foreign Governmental Authority) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equipment: as defined in the UCC (or, with respect to any Equipment of a Canadian Obligor, the PPSA), including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) and all parts, accessories and special tools therefor, and accessions thereto.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company or unlimited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

ERP Operating Expenses: any non-capitalized costs and expenses relating to the implementation of Obligors' new enterprise resource planning system.

EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

Event of Default: as defined in Section 11.

Excess Amount: as defined in Section 5.13.

Excess Cash Flow Prepayments: prepayments of the Term Loan Debt based on Excess Cash Flow (as defined in the Term Loan Agreement as in effect on the Closing Date) but only to the extent permitted under the Intercreditor Agreement.

Exchange Act: shall have the meaning ascribed to such term in the Term Loan Agreement as in effect on the Closing Date.

Excluded Collateral: (a) (i) to the extent (but only to the extent) securing U.S. Direct Obligations, voting Equity Interests of any Canadian Subsidiary other than 65% of all voting (within the meaning of Treas. Reg. Section 1-956-2(c)(2)) Equity Interests of any such Subsidiary that is a direct Subsidiary of a U.S. Obligor and (ii) voting Equity Interests of any Foreign Subsidiary other than 65% of all voting (within the meaning of Treas. Reg. Section 1-956-(c)(2)) Equity Interests of any such Subsidiary that is a direct Subsidiary of a U.S. Obligor (unless such voting Equity Interests of such Foreign Subsidiary secure the Obligations other than the U.S. Direct Obligations, in which case such voting Equity Interests shall not be Excluded Collateral to the extent securing Obligations other than the U.S. Direct Obligations), (b) any intent-to-use U.S. trademark application for which an amendment to allege use or statement of use has not been filed and accepted by the United States Patent and Trademark Office and that would otherwise be deemed invalidated, cancelled or abandoned due to the grant of a Lien thereon (provided that such intent-to-use application shall be considered Collateral immediately and automatically upon such filing and acceptance), (c) any rights or interest in any contract, lease, permit, license, charter or license agreement covering real or personal property of any Obligor if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the grant of a Lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter or license agreement and such prohibition has not been waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been obtained (provided, that, the foregoing exclusions of this clause (c) shall in no way be construed (i) to apply to the extent that any described prohibition is unenforceable under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, under the PPSA or other applicable law, (ii) to limit, impair or otherwise affect Agent's continuing security interest in and Liens upon any rights or interests of any Obligor in or to (A) monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Accounts) or (B) any proceeds from the sale, license, lease or other disposition of any such contract, lease, permit, license, charter or license agreement, or (iii) apply to the extent that any consent or waiver has been obtained that would permit Agent's Lien notwithstanding the prohibition; and provided, further that unless and until such time as any such consent is obtained, such Obligor shall hold its interest in such contract, lease, permit, license, charter or license agreement in trust for Agent unless the creation of such trust would constitute a breach of such contract, lease, permit, license, charter or license agreement), and (d) all Real Estate of any Obligor.

Excluded Swap Obligation: with respect to any Obligor, each Swap Obligation as to which, and only to the extent that, Obligor's guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because such Obligor does not constitute an "eligible contract participant" as defined in the act (determined after giving effect to Section 5.11 and any other keepwell, support or other agreement for the benefit of such Obligor, and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s).

Excluded Tax: with respect to a Recipient, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower Agent is located; (c) any backup withholding tax required by the Code to be withheld from amounts payable to a Recipient that has failed to comply with Section 5.10; (d) in the case of a Foreign Lender, any United States withholding tax that is (i) required pursuant to laws in force at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, or (ii) attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax; (e) taxes imposed on it pursuant to FATCA; and (f) taxes constituting Other Connection Taxes. In no event shall "Excluded Tax" include any withholding Tax imposed on amounts paid by or on behalf of a Foreign Obligor to a Recipient that has complied with Section 5.10.2.

Existing Letters of Credit: the Letters of Credit listed on Schedule 1.1(b).

Existing Loan Agreement: has the meaning given such term in the Recitals hereto.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent's Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers' fees and commissions, auctioneers' fees and commissions, accountants' fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent; provided, that in no event shall the Federal Funds Rate be less than zero.

Fee Letter: the fee letter dated as of the Closing Date between Agent and Borrower Agent.

Fiscal Quarter: each period of three months, commencing on the first day of each of January, April, July or October of each Fiscal Year.

Fiscal Year: the fiscal year of Obligors and Subsidiaries for accounting and tax purposes, ending on December 31st of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Obligors and Subsidiaries for the applicable period, of (a) EBITDA for such period minus, without duplication, Capital Expenditures for such period (except those financed with Borrowed Money other than Revolver Loans), cash income taxes paid during such period, cash franchise taxes paid during such period and Distributions made during such period, to (b) Fixed Charges.

Fixed Charges: the sum of cash interest paid and principal payments made on Borrowed Money.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: with respect to a Borrower Group consisting of U.S. Obligors, a Lender to such Borrower Group that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Obligor: any Foreign Subsidiary, or all of them, as the context may require, that is liable for payment of any Canadian Obligations or that has granted a Lien in favor of Agent on its assets to secure any Canadian Obligations and that is not a Canadian Obligor.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States or Canada; or (b) mandated by a government other than the United States or Canada (or any political subdivision thereof) for employees of any Obligor or Subsidiary.

Foreign Restructuring Transaction: any of the following transactions: (a) the formation of one or more New Foreign Holdcos by Holdings or a Subsidiary of Holdings; (b) Permitted Note Transfers; (c) the capital contribution by an Obligor or a Non-Obligor Subsidiary to a New Foreign Holdco of one or more Canadian Subsidiaries or Foreign Subsidiaries; (d) the capital contribution by a New Foreign Holdco to another New Foreign Holdco of one or more Canadian Subsidiaries or Foreign Subsidiaries; or (e) the distribution of one or more direct or indirect Domestic Subsidiaries of New Foreign Holdcos or a Canadian Subsidiary to a U.S. Obligor.

Foreign Subsidiary: any Subsidiary of Holdings that is not a Domestic Subsidiary or a Canadian Subsidiary.

Fronting Exposure: with respect to any Applicable Defaulting Lender, such Defaulting Lender's Pro Rata share of LC Obligations of the applicable Borrower Group or Swingline Loans to the applicable Borrower Group, as applicable, except to the extent allocated to other Applicable Lenders under Section 4.2.

FSIC: shall mean FS Investment Corporation, a Maryland corporation.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

Funded Debt: Debt of the Borrowers and their Subsidiaries on a consolidated basis determined in accordance with GAAP.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

General Intangibles: as defined in the UCC (or, with respect to any General Intangible of a Canadian Obligor, an "intangible" as defined in the PPSA).

Goods: as defined in the UCC (or, with respect to any Goods of a Canadian Obligor, as defined in the PPSA).

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, provincial, territorial, municipal, local, foreign or other governmental department, agency, authority, body, commission, board, bureau, court, tribunal instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

GSO: collectively, GSO Capital Partners LP, its affiliates and funds and accounts managed or subadvised by any of them.

Guarantor Payment: as defined in Section 5.11.3.

Guarantor Security Agreement: each security agreement executed by a Guarantor in favor of Agent.

Guarantors: each Person who guarantees payment or performance of any Obligations.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent.

Gun Control Laws: shall mean all present and future federal, state, provincial, municipal, local and foreign laws, rules, regulations, judgments, orders and ordinances, including the Gun Control Act, that in any manner regulate the production, sale, distribution or possession of any firearms, ammunition or related products manufactured, held for sale or sold by a Borrower or Guarantor.

Hedging Agreement: any "swap agreement" as defined in Section 101(53B)(A) of the Bankruptcy Code.

Holdings: shall have the meaning ascribed to it in the recitals hereto.

Holdings IDA: the loan from Holdings to Safariland in the amount of $79,596,000 pursuant to an intercompany debt agreement dated September 20, 2013.

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Initial U.S. Borrowers: shall have the meaning ascribed to it in the recitals hereto.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law, including, without limitation, the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada); (b) the appointment of a Creditor Representative for such Person or any part of its Property; (c) an assignment or trust mortgage for the benefit of creditors; or (d) the liquidation, dissolution or winding up of the affairs of such Person.

Instrument: as defined in the UCC (or, with respect to any Instrument of a Canadian Obligor, as defined in the PPSA).

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower's or Subsidiary's ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person's Intellectual Property.

Intercreditor Agreement: that certain Intercreditor Agreement dated as of the 2012 Closing Date by and between Term Loan Agent and Agent, as amended pursuant to that certain First Amendment to Intercreditor Agreement and Joinder dated as of the 2013 Closing Date by and between Term Loan Agent and Agent, as further amended by that certain Second Amendment to Intercreditor Agreement and Joinder dated as of September 20, 2013 by and between Term Loan Agent and Agent, as further amended by that certain Third Amendment to Intercreditor Agreement dated as of February 18, 2016 by and between Term Loan Agent and Agent, and as further amended by that certain Fourth Amendment to Intercreditor Agreement dated as of the Closing Date by and between Term Loan Agent and Agent, and as further amended, restated, supplemented or otherwise modified from time to time in accordance therewith.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC (or, with respect to Inventory of a Canadian Obligor, as defined in the PPSA), including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in an Obligor's business (but excluding Equipment).

Inventory Reserve: reserves established by Agent to reflect factors that could reasonably be expected to negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: an Acquisition; an acquisition of record or beneficial ownership of any Equity Interests of a Person; or an advance or capital contribution to or other investment in a Person.

Investment Property: as defined in the UCC (or, with respect to any Investment Property of a Canadian Obligor, a "security" as defined in the PPSA).

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor assigns or grants a security interest in its interests in patents, trademarks or other intellectual property to Agent, as security for the Obligations.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America or any Affiliate or branch of Bank of America, or any replacement issuer appointed pursuant to Section 2.3.5 and their respective successors and assigns.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, branches, agents and attorneys.

Kanders Parties: Warren B. Kanders, members of the family of Warren B. Kanders, and trusts established for Warren B. Kanders and/or members of his family.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

LC Borrower: as defined in Section 2.3.1.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit for any Borrower within a Borrower Group: (a) each of the conditions set forth in Section 6 has been satisfied; (b) after giving effect to the issuance of the requested Letter of Credit and all other unissued Letters of Credit for which an LC Application has been submitted by a Borrower within such Borrower Group, the LC Obligations would not exceed an amount equal to the Dollar Equivalent of the Letter of Credit Subline, the Total Revolver Exposure would not exceed the Maximum Facility Amount, U.S. Revolver Usage would not exceed the U.S. Borrowing Base, and Canadian Revolver Usage would not exceed the Canadian Borrowing Base; (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, and (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit; provided that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to 365 days in duration (none of which, in any event, shall extend beyond the Commitment Termination Date); (d) the Letter of Credit and payments thereunder are denominated in (i) Dollars or any other lawful currency that is readily available and acceptable to Agent and the Issuing Bank if issued for the account of a U.S. Borrower or (ii) Canadian Dollars, Dollars or any other lawful currency that is readily available and acceptable to Agent and the Issuing Bank if issued for the account of Canadian Borrower; and (e) the purpose and form of the proposed Letter of Credit is satisfactory to Agent and the Applicable Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers within a Borrower Group or any other Person to the Applicable Issuing Bank or Agent in connection with the issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations: on any date, the sum of the U.S. LC Obligations and the Canadian LC Obligations.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to the Applicable Issuing Bank, in form satisfactory to Agent and the Applicable Issuing Bank.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, branches, agents and attorneys.

Lenders: as defined in the preamble to this Agreement and shall include U.S. Lenders, Canadian Lenders and Applicable Swingline Lenders and any other Person who hereafter becomes a "Lender" pursuant to an Assignment and Acceptance, including any Lending Office of the foregoing.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

Letter of Credit: a U.S. Letter of Credit or a Canadian Letter of Credit.

Letter of Credit Right: as defined in the UCC.

Letter of Credit Subline: (a) $9,000,000 in the aggregate with respect to all U.S. Borrowers and (b) $1,000,000 in the aggregate with respect to Canadian Borrower.

LIBOR: the per annum rate of interest (rounded up to the nearest 1/8th of 1%) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any such comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice; provided further, that in no event shall LIBOR be less than zero.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any Person's interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including any lien, security interest, security transfer, security assignment, pledge, hypothecation, secured claim, trust (statutory, deemed, constructive or otherwise), reservation, encroachment, easement, right-of-way, covenant, condition, restriction, leases, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent's Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to Intellectual Property rights of a Licensor that impairs Agent's right to dispose of the Collateral with the benefit of the Intellectual Property, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent's rights to dispose of such Collateral.

Loan: a Revolver Loan.

Loan Documents: this Agreement, the other Security Documents and the Other Agreements.

Loan Year: each 12 month period commencing on the 2012 Closing Date and on each anniversary of the 2012 Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of the Obligors, taken as a whole, on the value of the Collateral, taken as a whole, on the enforceability of any Loan Documents, or on the validity or priority of Agent's Liens on any Collateral (it being understood that neither the creation or existence of a Permitted Lien shall constitute a Material Adverse Effect); (b) materially impairs the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise materially impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon the Collateral.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents and the Term Loan Debt Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (b) that relates to Subordinated Debt (other than Subordinated Debt referenced in clause (l) of the definition of EBITDA), or to Borrowed Money in an aggregate amount of the Dollar Equivalent of $2,500,000 or more.

Maximum Facility Amount: $50,000,000, as such amount may be adjusted from time to time in accordance with Section 2.1.6.

MHLLC: Maui Holdings, LLC a Delaware limited liability company.

Moody's: Moody's Investors Service, Inc., and its successors.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Negative Pledge Agreements: collectively, the 2012 Negative Pledge Agreement and the 2013 Negative Pledge Agreement.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by an Obligor or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent's Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

New Foreign Holdcos: one or more Non-Obligor Subsidiaries that are organized under the laws of the Netherlands (or such other jurisdiction of formation reasonably acceptable to Agent) and formed after the Closing Date.

NOLV Percentage: the net orderly liquidation value of Inventory expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers' Inventory performed by an appraiser and on terms satisfactory to Agent.

Non-ABL Priority Collateral: Collateral that is not ABL Priority Collateral.

Non-Obligor Subsidiaries: has the meaning given such term in Section 10.1.9(c)(i).

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, substantially in the form of Exhibit D attached hereto or otherwise in form satisfactory to Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans (or, in the case of any Loan denominated in Canadian Dollars, Canadian BA Rate Loans), substantially in the form of Exhibit E attached hereto or otherwise in form satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: a U.S. Obligor, Canadian Obligor, a Foreign Obligor or any other Person that is at any time liable for the payment of the whole or any part of the Obligations or that has granted a Lien in favor of Agent on its assets to secure payment of any of the Obligations.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Obligor or Subsidiary, consistent with past practices and undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

Original Loan Agreement: has the meaning given such term in the Recitals hereto.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document, the Fee Letter, Lien Waiver, the Intercreditor Agreement, Borrowing Base Certificate, Compliance Certificate, Borrower Materials, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Overadvance: as defined in Section 2.1.7.

Overadvance Loan: a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

Participant: as defined in Section 13.2.

Patent Security Agreement: collectively, that certain Patent Security Agreement dated on or about the 2012 Closing Date between Safariland and Agent, as at any time amended, restated supplemented or otherwise modified and any other Patent Security Agreement executed and delivered after the 2012 Closing Date by any Obligor to Agent, as at any time amended, restated supplemented or otherwise modified.

PATRIOT Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years. For the avoidance of doubt, a Pension Plan does not include a Canadian Pension Plan or a Canadian Benefit Plan.

Permitted Acquisition: any Acquisition in the same or a similar line of business to that conducted by the Borrowers or in a line of business reasonably similar, ancillary, related or complementary thereto or a line of business that is a reasonable extension, development or expansion thereof (the "Target") so long as: (a) Obligors provide Agent notice of the proposed Acquisition, copies of all material agreements and pro forma and historical financial statements and other available information and documents relating to the proposed Acquisition as Agent may reasonably request, at least 7 days prior to the date of the consummation of the proposed Acquisition; (b) the following conditions are satisfied: (i) no Default or Event of Default has occurred or would result from such Acquisition, (ii) Average Availability for the 60 day period immediately preceding such Acquisition calculated on a pro forma basis assuming such Acquisition occurred on the first day of such period (including any Loans made hereunder to finance such Acquisition) shall be greater than or equal to the greater of (A) 15% of the aggregate Commitments and (B) $6,500,000, (iii) Availability, on the date of such Acquisition, immediately after giving effect to the consummation of such Acquisition (including any Loans made hereunder to finance such Acquisition) shall be greater than or equal to the greater of (A) 15% of the aggregate Commitments and (B) $6,500,000, (iv) Obligors provide Agent evidence that after giving effect to the consummation of such Acquisition, Obligors are in compliance with the financial covenant set forth in Section 10.3 on a pro forma basis; provided, that such financial covenant shall be measured as of the most recently ended fiscal month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended, and (v) no Obligor will be rendered not Solvent by such Acquisition; (c) such Acquisition does not involve a "hostile" takeover or tender offer and shall have been approved by the Target’s board of directors (or equivalent governing body); (d) a Senior Officer or vice president of finance or similar officer having primary responsibility for financial matters delivers to Agent a certificate certifying that the conditions set forth in clause (b) above are satisfied; (e) no Obligor shall, as a result of or in connection with any such Acquisition assume, or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that could reasonably be expected to have a Material Adverse Effect, (f) all material approvals from Governmental Authorities and other material approvals of third parties in connection with such Acquisition shall have been obtained and shall be in full force and effect, (g) in connection with an Acquisition of the Equity Interests in any Target, all Liens on Property of such Target or Debt of such Target shall be terminated unless permitted pursuant to the Loan Documents, and in connection with an Acquisition of the assets of any Target, all Liens on such assets shall be terminated or repaid, as applicable, unless permitted pursuant to the Loan Documents, (h) if the Target will become a Subsidiary of an Obligor in connection with such acquisition, Obligors and the Target shall cause the Target to take such actions as necessary to comply with the applicable provisions of Section 10.1.9, and (i) in connection with Acquisitions of Targets located outside of the United States, the aggregate consideration (including, without limitation, equity consideration, earn out obligations, deferred compensation, non-competition arrangements and the amount of Debt and other liabilities incurred or assumed by the Obligors and their Subsidiaries) paid by Obligors and their Subsidiaries for all such Acquisitions made during the term of this Agreement shall not exceed the Dollar Equivalent of $20,000,000 (excluding the Target A Acquisition and the Target B Acquisition). For purposes of determining whether the conditions set forth in clause (b)(ii) and (b)(iii) above are satisfied and for all other purposes under this Agreement relating to a Borrowing, Canadian Availability, U.S. Availability, the Canadian Borrowing Base or the U.S. Borrowing Base, unless otherwise agreed to by Agent in writing, no assets of the Target shall be included in the calculation of the Canadian Borrowing Base, the U.S. Borrowing Base, Canadian Availability or U.S. Availability until Agent has completed a field examination and an appraisal each of which shall be satisfactory to it with respect to the Target and its assets (it being understood that, notwithstanding the completion of a satisfactory field examination and a satisfactory appraisal, Agent shall have the right, in its discretion, to establish lower advance rates and/or reserves against the Accounts and Inventory of the Target and/or to elect not to include any such Accounts or Inventory as Eligible Domestic Accounts, Eligible Foreign Accounts, Eligible Inventory or Eligible In-Transit Inventory).

Permitted Asset Disposition: an Asset Disposition that is (a) so long as all Net Proceeds are remitted to Agent (or, to the extent constituting Term Priority Collateral (as defined in the Intercreditor Agreement) to Term Loan Agent or as otherwise provided in the Intercreditor Agreement) during any Trigger Period, (i) a sale of Inventory in the Ordinary Course of Business; (ii) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (iii) termination of a lease of real or personal Property (other than with respect to that certain lease related to property located at Verde Alamar, Building #3 Tijuana, BC, Mexico) that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (iv) an assignment, license, sublicense, lease and sublease of Intellectual Property of Obligors and their Subsidiaries in the Ordinary Course of Business and, while an Event of Default exists, that is acceptable to Agent; (v) sales of Inventory from an Obligor or a Subsidiary of an Obligor to a U.S. Borrower or Canadian Obligor for fair value in the Ordinary Course of Business; (vi) the subcontracting or assignment of manufacturing or other production rights under customer contracts to an Obligor or Subsidiary for purposes relating to the manufacture, production or delivery of Inventory; or (vii) the transfer or assignment of customer or Obligor information, data, know how, tooling, materials or Inventory required in connection with performing the agreements set forth in clause (a)(vi) above; (b) so long as no Default or Event of Default exists and all Net Proceeds are remitted to Agent (or, to the extent constituting Term Priority Collateral (as defined in the Intercreditor Agreement) to Term Loan Agent or as otherwise provided in the Intercreditor Agreement) during any Trigger Period, (i) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of the Dollar Equivalent of $2,000,000 or less; (ii) a lease or sublease of Real Estate not constituting Debt and not constituting a sale and leaseback transaction; (iii) any sale and leaseback transaction relating to Real Estate; (iv) dispositions not otherwise permitted by clauses (a)(i)-(iv) or clauses (b)(i)-(iii) of assets not constituting ABL Priority Collateral the fair market value of which does not exceed the Dollar Equivalent of $20,000,000 in the aggregate during any 12 month period; or (v) approved in writing by Agent and Required Lenders; (c) a sale or transfer by a U.S. Borrower of all or a portion of its assets to another U.S. Borrower; (d) a sale or transfer by a Canadian Obligor of all or a portion of its assets to another Canadian Obligor; (e) a sale or transfer by a Non-Obligor Subsidiary of all or a portion of its assets to another Non-Obligor Subsidiary or an Obligor; (f) a sale or transfer by a Foreign Obligor of all or a portion of its assets to another Foreign Obligor, a Canadian Obligor or a U.S. Obligor; or (g) the sale of Equipment by a U.S. Obligor to a Canadian Obligor or by a Canadian Obligor to a U.S. Obligor.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of the Dollar Equivalent of $7,500,000 or less at any time.

Permitted Distributions: (a) any Distribution made by a Non-Obligor Subsidiary to another Non-Obligor Subsidiary or an Obligor; (b) any Distribution made by a Foreign Obligor to another Obligor; and (c) any Distribution made by any Obligor if the following conditions are satisfied: (i) no Default or Event of Default has occurred or would result from such Distribution, (ii) Average Availability for the 60 day period immediately preceding such Distribution calculated on a pro forma basis assuming such Distribution occurred on the first day of such period (including any Loans made hereunder to finance such Distribution) shall be greater than or equal to the greater of (A) 25% of the aggregate Commitments and (B) $11,500,000, (iii) Availability, on the date of such Distribution, immediately after giving effect to the consummation of such Distribution (including any Loans made hereunder to finance such Distribution) shall be greater than or equal to the greater of (A) 25% of the aggregate Commitments and (B) $11,500,000, (iv) Obligors provide Agent evidence that after giving effect to the consummation of such Distribution, Obligors are in compliance with the financial covenant set forth in Section 10.3 on a pro forma basis; provided, that such financial covenant shall be measured as of the most recently ended fiscal month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended, and (v) each Obligor and each Guarantor shall be Solvent before and after giving effect to such Distribution; provided, that, the redemption of all preferred Equity Interests of any Obligors (excluding, for the avoidance of doubt, the GSO Warrants (as defined in the Term Loan Agreement as in effect on the date hereof)) held by GSO pursuant to Section 6(t) of the Term Loan Agreement as in effect on the date hereof for an amount not to exceed $26,555,201.20 shall constitute a Permitted Distribution hereunder regardless of whether the foregoing conditions are satisfied.

Permitted Foreign Restructuring Transaction: any Foreign Restructuring Transaction so long as (a) no Default or Event of Default exists before, at all times during, and immediately after giving effect thereto, (b) at all times during and immediately after giving effect thereto, Agent is satisfied in its discretion that Agent, for the benefit of the Secured Parties, has a valid and perfected Lien, having the priority set forth in the Intercreditor Agreement, in the Collateral of each Canadian Obligor to secure the prompt payment and performance of all Canadian Obligations, (c) immediately after giving effect thereto, Agent is satisfied in its discretion that there has not been a material adverse change in the financial condition of any Canadian Obligor or Canadian Availability, (d) at all times during and immediately after giving effect thereto, Agent is satisfied in its discretion that each Canadian Obligor remains bound by the Loan Documents to the same extent such Canadian Obligor was bound by the Loan Documents before giving effect thereto, and (e) in connection therewith, Obligors deliver to Agent such supplemental or updating schedules hereto as Agent shall reasonably request.

Permitted Lien: as defined in Section 10.2.2.

Permitted Note Transfer: the transfer of Debt that is permitted pursuant to any of Section 10.2.1(t)(iii), Section 10.2.1(t)(iv), Section 10.2.1(t)(v) or Section 10.2.1(t)(vi) after the Closing Date either (a) to or between Non-Obligor Subsidiaries or New Foreign Holdcos or (b) to an Obligor, so long as, concurrently with any such transfer, Obligors provide Agent with written notice of the identity of the new holder of such Debt.

Permitted Purchase Money Debt: Purchase Money Debt of Obligors and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed the Dollar Equivalent of $10,000,000 at any time.

Person: any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate. For the avoidance of doubt, a Plan does not include a Canadian Pension Plan or a Canadian Benefit Plan.

Platform: as defined in Section 14.3.3.

Pledge Agreement: that certain Second Amended and Restated Equity Interest Pledge Agreement by and among Initial U.S. Borrowers, Horsepower and Mustang Holdings, Sencan Holdings, ATI, Distribution, Rogers Holster and Agent executed and delivered in accordance with Section 7.6(c).

Pledged ULC Shares: the Investment Property which are shares in the capital stock of a ULC.

PPSA: the Personal Property Security Act (British Columbia) and the regulations thereunder; provided, however, if validity, perfection, effect of perfection and non-perfection and priority of Agent's security interest in any Canadian Collateral are governed by the personal property security laws of any jurisdiction other than British Columbia, PPSA shall mean those personal property security laws (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, effect of perfection and non-perfection and priority and for the definitions related to such provisions, as from time to time in effect.

Pro Rata: when used with reference to a Lender's share on any date of the total Borrower Group Commitments to a Borrower Group, its interest in the Collateral of the members of such Borrower Group, its participating interest in LC Obligations and Swingline Loans to the members of such Borrower Group, its share of payments made by the members of such Borrower Group with respect to Borrower Group Obligations of such Borrower Group, its share of Collateral proceeds of such Borrower Group, and its obligation to pay or reimburse Agent for Extraordinary Expenses owed by such Borrower Group or to indemnify any Indemnitees for Claims relating to such Borrower Group, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the amount of the Borrower Group Commitment of such Lender to such Borrower Group on such date by the aggregate amount of the Borrower Group Commitments of all Lenders to such Borrower Group on such date. If, on any date of determination, the Borrower Group Commitments of such Borrower Group have been terminated on or before such date, then the Borrower Group Commitments shall be deemed to be the Borrower Group Commitments immediately prior to such termination.

Proceeds of Crime Act: the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor's liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, and the remedy of the creditor party relating to such dispute of the obligation could not result in forfeiture of any assets of the Obligor having an aggregate value greater than the Dollar Equivalent of $500,000; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.8.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC, the PPSA or the Civil Code of Quebec, or constituting a vendor's hypothec under the Civil Code of Quebec.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an "eligible contract participant" under the Commodity Exchange Act and can cause another Person to qualify as an "eligible contract participant" under Section 1a(18)(A)(v)(II) of such act.

Qualifying IPO: shall have the meaning ascribed to such term in the Term Loan Agreement as in effect on the Closing Date.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).

Reimbursement Date: as defined in Section 2.3.2.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months' rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Representation and Warranty Policy: that certain insurance policy issued by Scottsdale Insurance Company, Arch Specialty Insurance Company, and Steadfast Insurance Company in connection with the AV Transaction Agreement (as defined in the Existing Loan Agreement) in connection with the insuring against a breach of a representation or warranty by any seller thereunder.

Required Borrower Group Lenders: at any date of determination thereof, Lenders having Borrower Group Commitments to a Borrower Group representing more than fifty percent (50%) of the aggregate Borrower Group Commitments to such Borrower Group at such time; provided, however, that the Borrower Group Commitments and Revolver Loans of any Defaulting Lender shall be excluded from such calculation; provided, further, however that if all Borrower Group Commitments to such Borrower Group have been terminated, the term "Required Borrower Group Lenders" shall mean Lenders to such Borrower Group (excluding any Defaulting Lender) holding Revolver Loans (including Swingline Loans) to the Borrowers of such Borrower Group representing more than fifty percent (50%) of the aggregate principal amount of Revolver Loans (including Swingline Loans) to the Borrowers of such Borrower Group outstanding at such time.

Required Canadian Borrower Group Lenders: at any date of determination thereof, the Required Borrower Group Lenders with respect to the Borrower Group Commitments to Canadian Borrower.

Required Lenders: at any time of determination, one or more Lenders (subject to Section 4.2) having Borrower Group Commitments representing more than fifty percent (50%) of the aggregate Borrower Group Commitments at such time; provided, however, that if the Borrower Group Commitments have terminated, the term "Required Lenders" shall mean Lenders holding Revolver Loans (including Swingline Loans) representing more than 50% of the aggregate principal amount of Revolver Loans (including Swingline Loans) outstanding at such time; provided, further, that the Borrower Group Commitments and Revolver Loans of any Defaulting Lender shall be excluded from such calculation.

Reset Date: as defined in Section 5.13.

Restricted Investment: any Investment by an Obligor or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent's Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7; (d) Permitted Acquisitions; (e) other Investments in an aggregate amount not to exceed the Dollar Equivalent of $5,000,000 at any time; (f) any Investment by a U.S. Obligor in another U.S. Obligor; (g) any Investment by a Canadian Obligor to another Canadian Obligor; (h) any Investment (other than a loan or advance, which is addressed in clause (c) of this definition) by a Non-Obligor Subsidiary in another Non-Obligor Subsidiary or an Obligor; (i) any Investment (other than a loan or advance, which is addressed in clause (c) of this definition) by a Foreign Obligor in another Obligor; (j) any Investment (other than a loan or advance, which is addressed in clause (c) of this definition) by a U.S. Obligor in a Canadian Obligor or a Foreign Obligor or by a Canadian Obligor in a Foreign Obligor or a U.S. Obligor (I) in an aggregate amount at any time outstanding not in excess of $5,000,000 so long as no Default or Event of Default exists at the time such Investment is made or would be caused thereby or (II) in any other amount so long as:

(A)          at the time such Investment is made, no Default or Event of Default exists,

(B)          at the time such Investment is made, Average Availability for the 60 day period immediately preceding such Investment calculated on a pro forma basis assuming such Investment was made on the first day of such period (including any Loans made hereunder to finance such Investment) shall be greater than or equal to the greater of

(I) 15% of the aggregate Commitments and

(II) $6,500,000,

(C)          at the time such Investment is made, Availability, on the date such Investment is made (including any Loans made hereunder to finance such Investment), shall be greater than or equal to the greater of

(I) 15% of the aggregate Commitments and

(II) $6,500,000,

(D)          at the time such Investment is made, Obligors provide Agent evidence that, after giving effect to such Investment, Obligors are in compliance with the financial covenant set forth in Section 10.3 on a pro forma basis; provided, that such financial covenant shall be measured as of the most recently ended fiscal month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended, and

(E)           no Obligor will be rendered not Solvent by such Investment and a Senior Officer or vice president of finance or similar officer having primary responsibility for financial matters of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date such Investment is made, that all such conditions have been satisfied;

(k) so long as no Default or Event of Default exists at the time such Investment is made or would be caused thereby, any Investment in Sencan UK in an aggregate amount, when aggregated with loans and advances permitted pursuant to Section 10.2.7(k), not to exceed $500,000 at any one time outstanding; (l) so long as no Default or Event of Default exists at the time such Investment is made or would be caused thereby, any Investment in Target A Purchaser in an aggregate amount at any time outstanding, when aggregated with loans and advances permitted pursuant to 10.2.1(t)(iv), not to exceed the Dollar Equivalent of $23,100,000 less the amount of any principal payments made with respect to loans and advances permitted pursuant to Section 10.2.1(t)(iv); (m) so long as no Default or Event of Default exists at the time such Investment is made or would be caused thereby, any Investment in Med-Eng ULC made in connection with the Target B Acquisition in an aggregate amount at any time outstanding, when aggregated with loans and advances permitted pursuant to Section 10.2.1(t)(v), not to exceed the Dollar Equivalent of $13,200,000 less the amount of any principal payments made with respect to loans and advances permitted pursuant to Section 10.2.1(t)(v); and (n) a Permitted Foreign Restructuring Transaction.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt, other than a Capital Lease, synthetic lease or similar financial instrument limited to restrictions relating to Equipment secured thereunder and proceeds and Intellectual Property related to such Equipment.

Revolver Loan: a loan made pursuant to Section 2.1, including any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Termination Date: November 18, 2021.

Revolver Usage: U.S. Revolver Usage or Canadian Revolver Usage, as the context requires.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P: Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business, and its successors.

Sanction: any sanction administered or enforced by the U.S. Government (including OFAC), the Government of Canada, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other sanctions authority.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or Subsidiary to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates or branches; and (b) any other Lender or Affiliate or branch of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.

Secured Parties: (i) with respect to Liens granted by U.S. Borrowers or any other U.S. Obligor to Agent, each of the Credit Parties making extensions of credit (including the issuance of Letters of Credit) to or for the account of U.S. Borrowers or, to the extent provided by Secured Bank Product Providers, providing Bank Products to U.S. Obligors and each of the Credit Parties making extensions of credit (including the issuance of Letters of Credit) to or for the account of Canadian Borrower or, to the extent provided by Secured Bank Product Providers, providing Bank Products to Canadian Obligors; and (ii) with respect to the Liens granted by Canadian Borrower or any other Canadian Obligor to Agent, all Credit Parties making extensions of credit (including the issuance of Letters of Credit provided hereunder) to or for the account of or guaranteed by Canadian Borrower or, to the extent provided by Secured Bank Product Providers, providing Bank Products to any Canadian Obligor.

Security Documents: this Agreement, the Guaranties, Guarantor Security Agreements (including the Canadian Security Agreements executed and delivered by Canadian Guarantors), the other Canadian Security Agreement, the Pledge Agreement, Copyright Security Agreement, Patent Security Agreement, Trademark Security Agreement, Deposit Account Control Agreements, the Negative Pledge Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Sencan UK: Sencan Limited, a company formed under the laws of England and Wales.

Senior Officer: the chairman of the board, president, chief executive officer, chief financial officer of a Borrower or, if the context requires, an Obligor.

Settlement Report: a report delivered by Agent to the Applicable Lenders summarizing Revolver Loans and participations in LC Obligations outstanding to a Borrower Group as of a given settlement date, allocated to the Applicable Lenders on a Pro Rata basis in accordance with their Borrower Group Commitments.

Solidary Claim: as defined in Section 12.15.

Solvent: (a) as to any Person (other than, with respect to clause (v) only, any Canadian Obligor), such Person (i) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (ii) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (iii) is able to pay all of its debts as they mature; (iv) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (v) is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code; and (vi) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates and (b) with respect to any Canadian Obligor, such person is not an "insolvent person" as defined in the Bankruptcy and Insolvency Act (Canada). "Fair salable value" means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase (including, in the case of a sale as a going concern, a reasonable estimation of goodwill that (i) would be supported by an independent nationally-recognized valuation firm that values intangibles or (ii) is acceptable to Agent).

Specified Obligor: an Obligor that is not then an "eligible contract participant" under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).

Spot Rate: on any date, the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent's principal foreign exchange trading office for the first currency.

Sponsor: shall mean Kanders & Company, Inc. and/or one or more of its Affiliates.

Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.

Subordinated Debt: Debt incurred by an Obligor within a Borrower Group that is expressly subordinate and junior in right of payment to Full Payment of all Borrower Group Obligations of such Borrower Group, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Agent.

Subsidiary: any entity more than 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which Borrower directly or indirectly owns more than 50% of the voting securities or Equity Interests).

Supporting Obligation: as defined in the UCC.

Swap Obligations: with respect to any Obligor, its obligations under a Hedging Agreement that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.

Swingline Loan: any Borrowing of U.S. Revolver Loans or Canadian Revolver Loans, as applicable, funded with Applicable Swingline Lender's funds, until such Borrowing is settled among the Applicable Lenders or repaid by Borrowers within the applicable Borrower Group.

Target A Acquisition: the Acquisition by Target A Purchaser, directly or indirectly, of the entire issued share capital of each member of Target A Group.

Target A Documents: the Target A Purchase Agreement and all other material agreements, documents and instruments to be executed and delivered in connection therewith or contemplated thereby.

Target A Group: as defined on Schedule 1.1(c).

Target A Purchaser: TSG UK Investment Holdings, a private limited company under the laws of England and Wales with company number 10477055, a wholly owned Subsidiary of Safariland.

Target A Purchase Agreement: as defined on Schedule 1.1(c).

Target B: as defined on Schedule 1.1(c).

Target B Acquisition: the Acquisition by Med-Eng ULC of all of the issued and outstanding voting stock of Target B, the sole owner of all of the issued and outstanding stock of Target B Subsidiary, and, promptly following such acquisition, the transfer of ownership of Target B Subsidiary to Safariland as partial payment of an intercompany loan made by Safariland to Med-Eng ULC to fund such Acquisition, or such other acquisition structure reasonably acceptable to Agent.

Target B Subsidiary: as defined on Schedule 1.1(c).

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan Agent: shall mean Virtus Group, LP, a Texas limited partnership.

Term Loan Agreement: shall mean that certain Second Amended and Restated Term Loan and Security Agreement dated as of the Closing Date by and among the Term Loan Agent, as agent for the Term Loan Lenders, the Term Loan Lenders and Borrowers.

Term Loan Debt: shall mean term loan indebtedness from the Term Loan Lenders in a principal amount not in excess of the Term Loan Maximum Amount (as defined in the Intercreditor Agreement).

Term Loan Debt Documents: shall mean the Term Loan Agreement together with all of the documents, agreements, instruments, certificates, schedules, exhibits, annexes and riders executed in connection therewith or contemplated thereby, in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement.

Term Loan Lenders: shall mean FSIC, Arch Street Funding, LLC, a Delaware limited liability company, Walnut Street Funding, LLC, a Delaware limited liability company, Locust Street Funding LLC, a Delaware limited liability company, and certain financial institutions party to the Term Loan Agreement from time to time.

Termination Event: (a) the whole or partial withdrawal of any Canadian Obligor from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination thereof; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have an administrator or trustee appointed to administer a Canadian Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up, or the appointment of a trustee to administer, any Canadian Pension Plan.

Total Revolver Exposure: on any date, the sum of the U.S. Revolver Exposure and the Dollar Equivalent of the Canadian Revolver Exposure.

Trademark Security Agreement: collectively, that certain Trademark Security Agreement dated on or about the 2012 Closing Date between Safariland and Agent, as at any time amended, restated supplemented or otherwise modified and any other Trademark Security Agreement executed and delivered after the 2012 Closing Date by any Obligor to Agent, as at any time amended, restated supplemented or otherwise modified.

Transactions: collectively, the transactions contemplated in connection with the consummation of the initial Loans made under this Agreement on the Closing Date and the consummation of the transactions contemplated by the Term Loan Debt Documents.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Trigger Period: the period (a) commencing on the day that either (i) a Default or an Event of Default occurs or (ii) Availability is less than the greater of (A) 15% of the aggregate Commitments and (B) $6,500,000 and (b) continuing until such time as (i) Borrowers have maintained Availability greater than or equal to the greater of (A) 15% of the aggregate Commitments and (B) $6,500,000 for a period of 60 consecutive days and (ii) no Default or Event of Default exists.

Type: any type of a Loan (i.e., a U.S. Base Rate Loan, a Canadian Base Rate Loan, a Canadian Prime Rate Loan, a LIBOR Loan or a Canadian BA Rate Loan) that has the same interest option and, in the case of LIBOR Loans and Canadian BA Rate Loans, the same Interest Period.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

UK IDA: the loan from Safariland to Sencan UK in the amount of GBP 182,174 pursuant to an intercompany debt agreement dated September 20, 2013.

ULC: any unlimited company, unlimited liability company or unlimited liability corporation or any similar entity existing under the laws of any province or territory of Canada and any successor to any such entity.

Undrawn Amount: on any date with respect to a particular Letter of Credit, the Dollar Equivalent of the amount then available to be drawn under such Letter of Credit.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year or in the case of a Canadian Pension Plan means a going concern unfunded liability, a solvency deficiency or a wind up deficiency.

Unused Line Fee Rate: a per annum rate equal to (a) 0.375%, if the average daily U.S. Revolver Usage plus the average daily Canadian Revolver Usage was less than or equal to 50% of the Maximum Facility Amount during the preceding calendar month, or (b) 0.25%, if such average daily U.S. Revolver Usage plus such average daily Canadian Revolver Usage was more than 50% of the Maximum Facility Amount during the preceding calendar month.

Upstream Payment: a Distribution by a Subsidiary of an Obligor to such Obligor.

U.S. Accounts Formula Amount (Eligible Domestic Accounts): 85% of the Value of Eligible Domestic Accounts owing to U.S. Borrowers.

U.S. Accounts Formula Amount (Eligible Foreign Accounts): the lesser of (a) the U.S. Maximum Eligible Foreign Accounts Loan Cap or (b) 85% of the Value of Eligible Foreign Accounts owing to U.S. Borrowers.

U.S. Availability: on any date, the U.S. Borrowing Base minus U.S. Revolver Usage.

U.S. Availability Reserve: on any date of determination thereof, an amount equal to the sum (without duplication) of (a) the Inventory Reserve with respect to Inventory of U.S. Borrowers; (b) the Rent and Charges Reserve with respect to locations of Inventory of U.S. Borrowers; (c)the U.S. Bank Product Reserve; (d) all accrued Royalties that have not been paid by a U.S. Borrower; (e) the aggregate amount of liabilities secured by Liens upon U.S. Collateral that are senior to Agent's Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (f) the Dilution Reserve with respect to U.S. Borrowers; (g) the aggregate amount of all freight and customs broker fees relating to all Eligible In-Transit Inventory; (h) a reserve established by Agent after demand for payment of the Canadian Obligations in an amount equal to Agent's estimate of the Dollar Equivalent of the liability U.S. Borrowers may be required to pay under their Guaranty of the Canadian Obligations; and (i) such additional reserves, in such amounts and with respect to such matters, as Agent in its reasonable discretion may elect to impose from time to time.

U.S. Bank Product Reserve: without double counting Canadian Bank Product Reserves, the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Secured Bank Product Obligations secured by U.S. Collateral.

U.S. Base Rate: for any day, a per annum rate equal to the greatest of (a) the U.S. Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1.00%.

U.S. Base Rate Loan: a Revolver Loan that bears interest based on the U.S. Base Rate.

U.S. Borrowers: as defined in the preamble of this Agreement.

U.S. Borrowing Base: with respect to U.S. Borrowers on any date of determination, an amount in Dollars equal to the lesser of:

(a)           the U.S. Facility Amount on such date; or

(b)           the sum of (i) the U.S. Accounts Formula Amount (Eligible Domestic Accounts), plus (ii) the U.S. Accounts Formula Amount (Eligible Foreign Accounts), plus (iii) the U.S. Inventory Formula Amount, minus (iv) the U.S. Availability Reserve.

U.S. Collateral: all of each U.S. Obligor's right, title and interest in Property of such U.S. Obligor as more fully described in the Security Documents that now or hereafter secure the payment or performance of any of the U.S. Direct Obligations and Canadian Obligations.

U.S. Direct Obligations: on any date, the portion of the Obligations that are owing by U.S. Borrowers or any other U.S. Obligor; provided, however that the term "U.S. Direct Obligations" shall not include Canadian Obligations guaranteed by U.S. Obligors.

U.S. Facility Amount: an amount equal to $45,000,000, as the same may be adjusted from time to time pursuant to the provisions of Section 2.1.6.

U.S. Guarantor: a Domestic Subsidiary that provides a Guaranty of the Obligations.

U.S. Inventory Formula Amount: on any date of determination, (a) the lesser of (i) 65% of the Value of Eligible Inventory of U.S. Borrowers or (ii) 85% of the NOLV Percentage of the Value of Eligible Inventory of U.S. Borrowers plus (b) the least of (i) 65% of the Value of Eligible In-Transit Inventory of U.S. Borrowers, (ii) 85% of the NOLV Percentage of the Value of Eligible In-Transit Inventory of U.S. Borrowers or (iii) the U.S. Maximum Eligible In-Transit Inventory Loan Cap.

U.S. LC Obligations: on any date, an amount equal to the Dollar Equivalent of the sum (without duplication) of (a) all amounts then due and payable by any U.S. Obligor on such date by reason of any payment that is made by the Applicable Issuing Bank under a Letter of Credit issued pursuant to this Agreement and that has not been repaid to such Issuing Bank or such Agent, plus (b) the aggregate Undrawn Amount of all Letters of Credit which are issued for the account of a U.S. Borrower and which are then outstanding or for which an LC Application has been delivered to and accepted by the Applicable Issuing Bank.

U.S. Lenders: Bank of America and each other Lender (other than Canadian Lenders).

U.S. Letter of Credit: a standby or documentary letter of credit issued by the Applicable Issuing Bank pursuant to this Agreement for the account of a U.S. Borrower, or any indemnity, guaranty, exposure transmittal memorandum or similar form of credit issued by Agent or the Applicable Issuing Bank for the benefit of a U.S. Borrower.

U.S. Maximum Eligible Foreign Accounts Loan Cap: on any date, an amount not to exceed $8,000,000 in the aggregate less the Dollar Equivalent of the Canadian Maximum Eligible Foreign Accounts Loan Cap as of such date.

U.S. Maximum Eligible In-Transit Inventory Loan Cap: on any date, an amount not to exceed $2,000,000 in the aggregate less the Dollar Equivalent of the Canadian Maximum Eligible In-Transit Inventory Loan Cap as of such date.

U.S. Obligor: a U.S. Borrower or a U.S. Guarantor.

U.S. Person: "United States Person" as defined in Section 7701(a)(30) of the Code.

U.S. Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

U.S. Revolver Exposure: on any date, an amount equal to the sum of the U.S. Revolver Loans outstanding on such date plus the U.S. LC Obligations on such date.

U.S. Revolver Loans: Revolver Loans made by U.S. Lenders to U.S. Borrowers pursuant to Section 2.1 (including any Swingline Loans and Overadvance Loans made to U.S. Borrowers and Protective Advances made by Agent), which Revolver Loans shall be denominated in Dollars.

U.S. Revolver Usage: (a) the aggregate amount of outstanding U.S. Revolver Loans; plus (b) the aggregate Stated Amount of outstanding U.S. Letters of Credit, except to the extent Cash Collateralized by U.S. Borrowers.

U.S. Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Write-Down and Conversion Powers: the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule.

1.2.          Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP (or international financial accounting standards acceptable to Agent) applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the 2012 Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP (or international financial accounting standards acceptable to Agent) if Borrowers' certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3.          Certain Matters of Construction. The terms "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, "from" means "from and including," and "to" and "until" each mean "to but excluding." The terms "including" and "include" shall mean "including, without limitation" and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent's notice address under Section 14.3.1; or (g) discretion of Agent, any Applicable Issuing Bank or any Lender mean the sole and absolute discretion of such Person, in each instance, unless expressly provided otherwise. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars or, if specifically permitted to be in Canadian Dollars, in Canadian Dollars, and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation (and not necessarily calculated in accordance with GAAP, and otherwise reasonably satisfactory to Agent). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. A reference to Borrowers' "knowledge" or similar concept means actual knowledge of a Senior Officer.

1.4           Interpretation (Quebec). For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) "personal property" shall be deemed to include "movable property", (b) "real property" shall be deemed to include "immovable property", (c) "tangible property" shall be deemed to include "corporeal property", (d) "intangible property" shall be deemed to include "incorporeal property", (e) "security interest", "mortgage" and "lien" shall be deemed to include a "hypothec", "prior claim" and a "resolutory clause", (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (g) all references to "perfection" of or "perfected" Liens shall be deemed to include a reference to an "opposable" or "set up" Liens as against third parties, (h) any "right of offset", "right of setoff" or similar expression shall be deemed to include a "right of compensation", (i) "goods" shall be deemed to include "corporeal movable property" other than chattel paper, documents of title, instruments, money and securities, (j) an "agent" shall be deemed to include a "mandatary", (k) "construction liens" shall be deemed to include "legal hypothecs", (l) "joint and several" shall be deemed to include "solidary", (m) "gross negligence or willful misconduct" shall be deemed to be "intentional or gross fault", (n) "beneficial ownership" shall be deemed to include "ownership on behalf of another as mandatary", (o) "easement" shall be deemed to include "servitude", (p) "priority" shall be deemed to include "prior claim", (q) "survey" shall be deemed to include "certificate of location and plan", and (r) "fee simple title" shall be deemed to include "absolute ownership". The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c'est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement (sauf si une autre langue est requise en vertu d'une loi applicable).

1.5            Currency Equivalents. Unless expressly provided otherwise, all references in the Loan Documents to Loans, Letters of Credit, Obligations, Commitments, Borrowing Base components and other amounts shall be denominated in Dollars. The Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate. Borrowers shall report Value and other Borrowing Base components to Agent in the currency invoiced by the Obligors or shown in the Obligors' financial records, and unless expressly provided otherwise, herein shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, the Obligors shall repay such Obligation in such other currency.

Section 2.         CREDIT FACILITIES

2.1.          Commitments.

2.1.1.       U.S. Revolver Loans to U.S. Borrowers. Each U.S. Lender agrees, severally and not jointly with the other U.S. Lenders, upon the terms and subject to the conditions set forth herein, to make U.S. Revolver Loans to U.S. Borrowers on any Business Day during the period from the Closing Date to the Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time such Lender's Borrower Group Commitment to U.S. Borrowers at such time, which U.S. Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that such Lenders shall have no obligation to U.S. Borrowers whatsoever to honor any request from a U.S. Borrower for a U.S. Revolver Loan on or after the Commitment Termination Date or if at the time of the proposed funding thereof U.S. Revolver Usage exceeds, or would exceed after the funding of such U.S. Revolver Loan, the U.S. Borrowing Base. Each Borrowing of U.S. Revolver Loans shall be funded by U.S. Lenders on a Pro Rata basis in accordance with their respective Borrower Group Commitments to U.S. Borrowers (except for Bank of America with respect to Swingline Loans). The U.S. Revolver Loans shall bear interest as set forth in Section 3.1. The U.S. Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the U.S. Collateral. U.S. Borrowers shall be jointly and severally liable to pay all of the Revolver Loans made to any member of their Borrower Group. Each U.S. Revolver Loan shall be funded and repaid in Dollars.

2.1.2.       Canadian Revolver Loans to Canadian Borrower. Each Canadian Lender agrees severally and not jointly with the other Canadian Lenders, upon the terms and subject to the conditions set forth herein, to make Canadian Revolver Loans to Canadian Borrower on any Business Day during the period from the Closing Date to the Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time, such Canadian Lender's Borrower Group Commitment to Canadian Borrower at such time, which Canadian Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Canadian Lenders shall have no obligation to Canadian Borrower whatsoever to honor any request from Canadian Borrower for a Canadian Revolver Loan on or after the Commitment Termination Date or if at the time of the proposed funding thereof Canadian Revolver Usage exceeds, or would exceed after the funding of such Canadian Revolver Loan, the Canadian Borrowing Base. Each Borrowing of Canadian Revolver Loans shall be funded by Canadian Lenders on a Pro Rata basis in accordance with their respective Borrower Group Commitments to Canadian Borrower (except for Bank of America (acting through its Canada branch) with respect to Swingline Loans). The Canadian Revolver Loans shall bear interest as set forth in Section 3.1. The Canadian Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Canadian Collateral and all of the U.S. Collateral. Each Canadian Revolver Loan shall be funded and repaid in Canadian Dollars or Dollars according to the denomination of the currency in which the underlying Canadian Revolver Loan was made.

2.1.3.       Cap on Total Revolver Exposure. Notwithstanding anything to the contrary contained in Sections 2.1.1 and 2.1.2 in no event shall any Borrower be entitled to receive a Revolver Loan if at the time of the proposed funding of such Revolver Loan (and after giving effect thereto and all pending requests for Revolver Loans), the Total Revolver Exposure exceeds (or would exceed) the Maximum Facility Amount.

2.1.4.       Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender to a Borrower Group, Borrowers within such Borrower Group shall deliver to such Lender a promissory note evidencing the amount of such Lender's Borrower Group Commitment to such Borrower Group.

2.1.5.       Use of Proceeds. The proceeds of Revolver Loans and cash on hand shall be used by Borrowers of a Borrower Group solely (a) to satisfy existing Debt, (b) pay fees and transaction expenses associated with the closing of the Transactions; (c) to pay any of the Borrower Group Obligations of such Borrower Group in accordance with this Agreement; and (d) for lawful purposes of Borrowers, including working capital, Capital Expenditures and Permitted Acquisitions and other general corporate purposes. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person (including a Canadian Designated Person), or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of any Sanction; (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in any transaction); or (iii) for any purpose that would breach the U.S. Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Official Act (Canada), Canadian Economic Sanctions and Export Control Laws, the UK Bribery Act 2010, or similar law in any jurisdiction.

2.1.6.       Voluntary Reduction; Termination of Commitments; Reallocation of Facility Amounts.

(a)           The Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 30 days prior written notice to Agent at any time, Borrowers may, at their option, terminate the Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.

(b)           Borrowers within a Borrower Group may permanently reduce the Borrower Group Commitments of such Borrower Group, on a Pro Rata basis for each Applicable Lender, upon at least 30 days prior written notice to Agent delivered at any time, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of the Dollar Equivalent of $5,000,000 (or, in the case of the Borrower Group Commitment to Canadian Borrower, $1,000,000), or an increment of the Dollar Equivalent of $1,000,000 in excess thereof.

(c)           Not more frequently than twice per Loan Year, the U.S. Facility Amount and Canadian Facility Amount may be reallocated, so long as no Default or Event of Default exists, upon written notice by Borrower Agent to Agent accepted and consented to by Agent and the affected Lenders whose Commitments are to be allocated between the Canadian Facility Amount and the U.S. Facility Amount in their reasonable discretion, provided that (i) all such reallocations shall be in integral multiples of $1,000,000, (ii) the Total Revolver Exposure (after giving effect to such reallocation) shall not at any time exceed the aggregate Commitments at such time, (iii) the U.S. Revolver Exposure (after giving effect to such reallocation) shall not exceed the U.S. Facility Amount, (iv) the Canadian Revolver Exposure (after giving effect to such reallocation) shall not exceed the Canadian Facility Amount and (v) such reallocation shall be effective as of the first day of the month following the month in which Borrower Representative's written notice is received by Agent.

2.1.7.       Overadvances. If U.S. Revolver Usage on any date exceeds the U.S. Borrowing Base on such date or Canadian Revolver Usage on any date exceeds the Canadian Borrowing Base on such date (each, an "Overadvance"), the excess amount shall be payable by U.S. Borrowers or Canadian Borrower, as applicable, on demand by Agent, but all such U.S. Revolver Loans shall nevertheless constitute Borrower Group Obligations of U.S. Borrowers secured by the U.S. Collateral and entitled to all of the benefits of the Loan Documents and all such Canadian Revolver Loans shall nevertheless constitute Borrower Group Obligations of Canadian Borrower secured by the U.S. Collateral and the Canadian Collateral and entitled to all benefits of the Loan Documents. Agent may require the Applicable Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers of the applicable Borrower Group to cure an Overadvance of such Borrower Group, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance with respect to Borrowers of a Borrower Group is not known by Agent to exceed 10% of the Borrower Group Commitment to Borrowers within such Borrower Group; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than the Dollar Equivalent of $5,000,000 in the aggregate and allocated as follows: $4,000,000 with respect to the U.S. Borrowing Base or the Dollar Equivalent of $1,000,000 with respect to the Canadian Borrowing Base, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause Revolver Usage to Borrowers within a Borrower Group to exceed the aggregate Commitments or the applicable Borrower Group Commitments to such Borrowers. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.8.       Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied but not in excess of the aggregate Borrower Group Commitments, to make U.S. Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans, as applicable (each, a "Protective Advance") (a) up to an aggregate amount of 10% of the Borrower Group Commitments to the applicable Borrower Group in respect of which such Protective Advance is made, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause U.S. Revolver Usage to exceed the aggregate Borrower Group Commitments to U.S. Borrowers or Canadian Revolver Usage to exceed the aggregate Borrower Group Commitments to Canadian Borrower, as applicable; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses hereunder and under the other Loan Documents. All Protective Advances made by Agent as U.S. Base Rate Loans shall be U.S. Direct Obligations, secured by the U.S. Collateral and shall be treated for all purposes as Extraordinary Expenses and all Protective Advances made by Agent as Canadian Base Rate Loans or Canadian Prime Rate Loans shall be Canadian Obligations, secured by the U.S. Collateral and the Canadian Collateral and shall be treated for all purposes as Extraordinary Expenses. Each Applicable Lender shall participate in each Protective Advance on a Pro Rata basis. Required Borrower Group Lenders may at any time revoke Agent's authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.2.          Intentionally Omitted.

2.3.          Letter of Credit Facility.

2.3.1.       Issuance of Letters of Credit. Agent shall cause the Applicable Issuing Bank to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a)            Each Borrower acknowledges that the Applicable Issuing Bank's issuance of any Letter of Credit is conditioned upon the Applicable Issuing Bank's receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as the Applicable Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. The Applicable Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) the Applicable Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and the Applicable Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, the Applicable Issuing Bank receives written notice from Required Borrower Group Lenders that a LC Condition has not been satisfied, the Applicable Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, the Applicable Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)            Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of the Applicable Issuing Bank. Each Letter of Credit issued by an Issuing Bank for the account of a Borrower (or any Subsidiary of a Borrower so long as such Subsidiary is a joint and several co-applicant with the Borrowers within the applicable Borrower Group, and references to an LC Borrower shall be deemed to include a reference to such Subsidiary) shall be deemed to have been issued for the joint account of each Borrower within such Borrower's Borrower Group (each being referred to as an "LC Borrower" and collectively as "LC Borrowers") whether or not such Borrowers have executed any LC Documents, and each LC Borrower shall be jointly and severally liable for the payment of all LC Obligations arising from or related to such Letter of Credit.

(c)            LC Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, no Credit Party shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Credit Party, including any act or omission of a Governmental Authority. The rights and remedies of the Applicable Issuing Bank under the Loan Documents shall be cumulative. The Applicable Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d)            In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, the Applicable Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by the Applicable Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. The Applicable Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. The Applicable Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2.      Reimbursement; Participations.

(a)            If an Applicable Issuing Bank honors any request for payment under a Letter of Credit, LC Borrowers of the applicable Borrower Group shall pay to such Applicable Issuing Bank, on the same day ("Reimbursement Date"), the amount paid by the Applicable Issuing Bank under such Letter of Credit, together with interest at the interest rate for U.S. Base Rate Loans (in the case of a Letter of Credit issued for a U.S. Borrower), the interest rate for Canadian Prime Rate Loans denominated in Canadian Dollars (in the case of a Letter of Credit issued for Canadian Borrower in Canadian Dollars) or the interest rate for Canadian Base Rate Loans denominated in Dollars (in the case of a Letter of Credit issued for Canadian Borrower in Dollars) from the Reimbursement Date until payment by applicable Borrowers. The obligation of LC Borrowers within a Borrower Group to reimburse the Applicable Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers within such Borrower Group may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, the LC Borrowers shall be deemed to have requested a Borrowing of U.S. Base Rate Loans (in the case of LC Borrowers that are U.S. Borrowers), Canadian Prime Rate Loans denominated in Canadian Dollars (in the case of a LC Borrower that is Canadian Borrower and a Letter of Credit denominated in Canadian Dollars) or Canadian Base Rate Loans denominated in Dollars (in the case of an LC Borrower that is Canadian Borrower and a Letter of Credit denominated in Dollars) in an amount necessary to pay all amounts due the Applicable Issuing Bank on any Reimbursement Date and each Applicable Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)            Upon issuance of a Letter of Credit, each Applicable Lender shall be deemed to have irrevocably and unconditionally purchased from the Applicable Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If the Applicable Issuing Bank makes any payment under a Letter of Credit and LC Borrowers of the applicable Borrower Group do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify the Applicable Lenders and each Applicable Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of the Applicable Issuing Bank, the Applicable Lender's Pro Rata share of such payment. Upon request by an Applicable Lender, the Applicable Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c)            The obligation of each Applicable Lender to make payments to Agent for the account of the Applicable Issuing Bank in connection with the Applicable Issuing Bank's payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. No Issuing Bank makes to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. No Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)            No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Documents except as a result of its gross negligence or willful misconduct. No Applicable Issuing Bank shall have any liability to any Lender if such Applicable Issuing Bank refrains from taking any action under any Letter of Credit or LC Documents until it receives written instructions from the Required Borrower Group Lenders.

2.3.3.      Cash Collateral. If any LC Obligations of a Borrower within a Borrower Group, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that U.S. Availability or Canadian Availability, as applicable, is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the Revolver Termination Date, then the respective LC Borrowers within such Borrower Group shall, at the Applicable Issuing Bank's or Agent's request, pay to Agent, for the benefit of itself and the Applicable Issuing Bank, the amount of all outstanding LC Obligations and any fees associated therewith of such Borrower Group then due and payable and Cash Collateralize all Undrawn Amounts under the Letters of Credit issued for the account of such Borrower Group and any fees associated therewith for the account of such LC Borrowers. The LC Borrowers within a Borrower Group shall, on demand by the Applicable Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Applicable Defaulting Lender. If the LC Borrowers fail to provide Cash Collateral as required hereunder, the Applicable Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied) in the currency in which such Letter of Credit is denominated. Each LC Borrower hereby pledges to Agent and grants to Agent a Lien upon, for the benefit of Agent in such capacity and for the benefit of the Secured Parties, all Cash Collateral remitted by it and held in the Cash Collateral Account from time to time, and all proceeds thereof, as security for the payment of all Obligations of such LC Borrower (including the LC Obligations of such LC Borrower), whether or not then due and payable.

2.3.4.      Currency Issues. All Letters of Credit issued on behalf of an LC Borrower shall be denominated in, and payments to be made with reference to a Letter of Credit and the LC Obligations payable in connection therewith shall be made in, the currency in which Borrowings may be made to such LC Borrower under the Commitments, whether such payments are made by LC Borrowers to the Applicable Issuing Bank, by LC Borrowers to Agent, by LC Borrowers to Indemnitees, by Lenders participating in the LC Obligations to Agent or the Applicable Issuing Bank or by Agent to Lenders participating in the LC Obligations or by any other Person as provided in this Section 2.3.

2.3.5.      Resignation of Issuing Banks. Any Issuing Bank may resign at any time upon notice to Agent and Borrowers. On and after the effective date of such resignation, such Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Borrowers.

2.3.6.      Existing Letters of Credit. The parties acknowledge and agree that, concurrently with the making of the initial Loans hereunder, the Existing Letters of Credit shall constitute Letters of Credit hereunder for all purposes as if the Existing Letters of Credit had been issued as Letters of Credit hereunder.

Section 3.	INTEREST, FEES AND CHARGES

3.1.	Interest.

3.1.1.      Rates and Payment of Interest.

(a)            The Obligations shall bear interest (i) if a U.S. Base Rate Loan, at the U.S. Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; (iii) if a Canadian Prime Rate Loan denominated in Canadian Dollars, at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin; (iv) if a Canadian BA Rate Loan denominated in Canadian Dollars, at the Canadian BA Rate for the applicable Interest Period plus the Applicable Margin, (v) if a Canadian Base Rate Loan denominated in Dollars, at the Canadian Base Rate in effect from time to time plus the Applicable Margin, (vi) if any other U.S. Obligation (including, to the extent permitted by law, interest not paid when due), at the U.S. Base Rate in effect from time to time, plus the Applicable Margin for U.S. Base Rate Loans, (vii) if any other Canadian Obligation in Dollars (including, to the extent permitted by law, interest on Dollar denominated Canadian Revolver Loans not paid when due), at the Canadian Base Rate in effect from time to time plus the Applicable Margin for Canadian Base Rate Loans, and (viii) if any other Canadian Obligation in Canadian Dollars (including, to the extent permitted by law, interest on Canadian Dollar denominated Canadian Revolver Loans not paid when due), at the Canadian Prime Rate in effect from time to time plus the Applicable Margin for Canadian Prime Rate Loans.

(b)            Interest on the Loans shall be payable in the currency (i.e. Dollars or Canadian Dollars, as the case may be) of the underlying Loan.

(c)            During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default, Borrower Group Obligations of each Borrower Group shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(d)            Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrowers. If a Loan is repaid on the same day made, one day's interest shall accrue. Interest accrued on the Loans shall be due and payable in arrears, (i) (A) in the case of all Loans other than Canadian Base Rate Loans, Canadian BA Rate Loans, and Canadian Prime Rate Loans, on the first day of each month and (B) in the case of Canadian Base Rate Loans, Canadian BA Rate Loans, and Canadian Prime Rate Loans, on the first Business Day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2.      Application of LIBOR and Canadian BA Rate to Outstanding Loans.

(a)            Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan or convert any portion of the Canadian Prime Rate Loans to, or to continue any Canadian BA Rate Loans at the end of its Interest Period as, a Canadian BA Rate Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan or a Canadian BA Rate Loan.

(b)            Whenever Borrowers desire to convert or continue Loans as LIBOR Loans or Canadian BA Rate Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least (i) in the case of a conversion or continuation of U.S. Revolver Loans, two Business Days before the requested conversion or continuation date or (ii) in the case of a conversion or continuation of Canadian Revolver Loans, three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Revolver Loans into Base Rate Loans. If, upon the expiration of any Interest Period in respect of any Canadian BA Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Revolver Loans into Canadian Prime Rate Loans.

3.1.3.      Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans or Canadian BA Rate Loans, Borrowers shall select an interest period ("Interest Period") to apply, which interest period shall be 30, 60, or 90 days; provided, however, that:

(a)            the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan or a Canadian BA Rate Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b)            if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c)            no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4.      Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR or Canadian BA Rate adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans or Canadian BA Rate Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans or Canadian BA Rate Loans.

3.2.          Fees.

3.2.1.      Unused Line Fee. U.S. Borrowers shall pay to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the U.S. Facility Amount exceeds the average daily U.S. Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date. Canadian Borrower shall pay to Agent, for the Pro Rata benefit of Canadian Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Canadian Facility Amount exceeds the average daily Canadian Revolver Usage during any month. Such fee shall be payable in arrears, on the first Business Day of each month and on the Commitment Termination Date.

3.2.2.      LC Facility Fees.

(a)          U.S. Borrowers shall pay (i) to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily Stated Amount of U.S. Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (ii) to the Applicable Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each U.S. Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (iii) to the Applicable Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of U.S. Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (i) shall be increased by 2% per annum.

(b)          Canadian Borrower shall pay (i) to Agent, for the Pro Rata benefit of Canadian Lenders, a fee in Canadian Dollars (or, if the Canadian Letter of Credit is denominated in Dollars, Dollars) equal to the Applicable Margin in effect for Canadian BA Rate Loans (or, if the Canadian Letter of Credit is denominated in Dollars, LIBOR Revolver Loans) times the average daily Stated Amount of Canadian Letters of Credit, which fee shall be payable monthly in arrears, on the first Business Day of each month; (ii) to Applicable Issuing Bank, for its own account, a fronting fee in Canadian Dollars (or if the Canadian Letter of Credit is denominated in Dollars, Dollars) in an amount equal to 0.125% per annum on the Stated Amount of each Canadian Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (iii) to the Applicable Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Canadian Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (i) shall be increased by 2% per annum.

3.2.3.      Fee Letters Borrowers shall pay all fees set forth in the Fee Letter.

3.3.          Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days, except that interest computed by reference to the Canadian Base Rate, Canadian Prime Rate and Canadian BA Rate shall be computed on the basis of a year of 365 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate. For the purposes of the Interest Act (Canada), (i) whenever any interest under this Agreement or any other Loan Document is calculated using a rate based on a year of 360 days or any other period of time that is less than a calendar year, the rate is determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends and (z) divided by 360 or such other period of time, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

3.4.          Reimbursement Obligations. Borrowers within each Borrower Group shall reimburse Agent for all Extraordinary Expenses incurred by Agent in reference to such Borrower Group or its related Borrower Group Obligations or Collateral. Such Borrowers shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral of such Borrower Group, Loan Documents and transactions contemplated thereby in reference to such Borrower Group or its related Borrower Group Obligations or Collateral, including any actions taken to perfect or maintain priority of Agent's Liens on any Collateral of such Borrower Group, to maintain any insurance required hereunder or to verify Collateral of such Borrower Group; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor within such Borrower Group or Collateral securing the Borrower Group Obligations of such Borrower Group, whether prepared by Agent's personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers within each Borrower Group by Agent's professionals at their hourly rates actually billed and may not represent any reduced or alternative fee billing arrangements that Agent, any Applicable Lender or any of their Affiliates may have with such professionals. Borrowers acknowledge that counsel may provide Agent with a benefit, such as a discount, credit or other accommodation, based on counsel's overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5.          Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans or Canadian BA Rate Loans, or to determine or charge interest rates based upon LIBOR or the Canadian BA Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase, accept, discount or sell, or to take deposits of, Dollars in the London interbank market (or, in the case of Canadian BA Rate Loans, Canadian bankers' acceptances are not being offered by bankers), then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or Canadian BA Rate Loans, as applicable, or to convert Base Rate Loans to LIBOR Loans or Canadian Prime Rate Loans to Canadian BA Rate Loans, as applicable, shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans or all Canadian BA Rate Loans to Canadian Prime Rate Loans, as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans or Canadian BA Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans or Canadian BA Rate Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6.          Inability to Determine Rates. If Required Borrower Group Lenders with respect to any Borrower Group notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan or a Canadian BA Rate Loan that (a) in the case of LIBOR Loans, Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, or, in the case of Canadian BA Rate Loans, Canadian bankers' acceptances are not being offered by banks, (b) adequate and reasonable means do not exist for determining LIBOR or the Canadian BA Rate for the requested Interest Period, or (c) LIBOR or Canadian BA Rate for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Applicable Lender. Thereafter, the obligation of Applicable Lenders to make or maintain LIBOR Loans or Canadian BA Rate Loans shall be suspended until Agent (upon instruction by Required Borrower Group Lenders with respect to such Borrower Group) revokes such notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or a Canadian BA Rate or, failing that, will be deemed to have submitted a request for a Base Rate Loan or a Canadian Prime Rate Loan, as applicable.

3.7.          Increased Costs; Capital Adequacy.

3.7.1.      Change in Law. If any Change in Law shall:

(a)            impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR or the Canadian BA Rate) or any Issuing Bank;

(b)            subject any Recipient to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Recipient in respect thereof (except for Indemnified Taxes, Connection Income Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Issuing Bank); or

(c)            impose on any Lender, any Issuing Bank or interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit, participation in LC Obligations, or Commitment;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan or Commitment, or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, Borrowers to which such Credit Party has a Borrower Group Commitment will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2.      Capital Adequacy. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's, such Issuing Bank's or such holding company's capital as a consequence of this Agreement, or such Lender's or such Issuing Bank's Borrower Group Commitment, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, such Issuing Bank or such holding company could have achieved but for such Change in Law (taking into consideration such Lender's, such Issuing Bank's and such holding company's policies with respect to capital adequacy), then from time to time Borrowers to which such Credit Party has a Borrower Group Commitment will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3.      Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers of a Borrower Group shall not be required to compensate a Lender or an Issuing Bank that has issued a Commitment to such Borrower Group for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender's or such Issuing Bank's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.7.4.      LIBOR Loan Reserves. If any Lender or Issuing Bank is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers of the applicable Borrower Group shall pay additional interest to such Lender or Issuing Bank, as applicable, on each LIBOR Loan equal to the costs of such reserves allocated to such Loan by such Lender or Issuing Bank, as applicable (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the applicable Loan; provided, however, that if such Lender or Issuing Bank, as applicable, notifies Borrower Agent (with a copy to Agent) of the additional interest less than 10 Business Days prior to the interest payment date, then such interest shall be payable 10 Business Days after Borrower Agent's receipt of the notice.

3.8.          Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers of any Borrower Group are required to pay Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or unlawful. Borrowers of each Borrower Group shall pay all reasonable costs and expenses incurred by any Lender who has issued a Commitment to such Borrower Group in connection with any such designation or assignment.

3.9.          Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan or Canadian BA Rate Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan or Canadian BA Rate Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan or Canadian BA Rate Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan or Canadian BA Rate Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all resulting losses and expenses, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in any interbank or offshore Dollar market to fund any LIBOR Loan or to issue or accept any Canadian Dollar banker's acceptances to fund any Canadian BA Rate Loan, but this Section shall apply as if each Lender had purchased such deposits or issued or accepted such banker's acceptances, as applicable.

3.10.        Maximum Interest.

(a)            Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law ("maximum rate"). If Agent or any Applicable Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the applicable Borrower Group Obligations or, if it exceeds such unpaid principal, refunded to Borrowers of the Borrower Group that funded such interest payment. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

(b)            Without limiting the generality of the foregoing provisions, if any provision of any of the Loan Documents would obligate Canadian Obligors to make any payment of interest with respect to the Canadian Obligations in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in the receipt of interest with respect to the Canadian Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the applicable recipient which would constitute interest with respect to the Canadian Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian Obligors shall be entitled, by notice in writing to Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Obligor. Any amount or rate of interest with respect to the Canadian Obligations referred to in this Section 3.10(b) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolver Loans to Canadian Borrower remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of "interest" (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period from the Closing Date to the date of Full Payment of the Canadian Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

Section 4.	LOAN ADMINISTRATION

4.1.	Manner of Borrowing and Funding Revolver Loans.

4.1.1.      Notice of Borrowing.

(a)            Whenever Borrowers within a Borrower Group desire funding of a Borrowing, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than (i) in the case of a Notice of Borrowing for U.S. Borrowers, 11:00 a.m. (A) on the Business Day of the requested funding date, in the case of U.S. Base Rate Loans, and (B) at least two Business Days prior to the requested funding date, in the case of LIBOR Loans or (ii) in the case of a Notice of Borrowing for Canadian Borrower, 11:00 a.m. (A) on the Business Day of the requested funding date, in the case of Canadian Base Rate Loans or Canadian Prime Rate Loans, and (B) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans or Canadian BA Rate Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) the Borrower Group Commitment under which such Borrowing is proposed to be made, (D) if the Borrowing is for U.S. Revolver Loans, whether the Borrowing is to be made as U.S. Base Rate Loans or LIBOR Loans and if the Borrowing is for Canadian Revolver Loans, whether the Borrowing is to be made as Canadian Base Rate Loans, Canadian Prime Rate Loans, LIBOR Loans or Canadian BA Rate Loans, (E) in the case of LIBOR Loans or Canadian BA Rate Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified) and (F) if the Borrowing is for Canadian Revolver Loans, whether such Borrowing is to be denominated in Dollars or Canadian Dollars.

(b)            Unless payment is otherwise timely made by Borrowers within a Borrower Group, the becoming due of any Borrower Group Obligations of such Borrower Group (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for Revolver Loans under the Borrower Group Commitment of such Borrower Group on the due date, in the amount of such Borrower Group Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Borrower Group Obligation. In addition, Agent may, at its option, charge such Borrower Group Obligations against any operating, investment or other account of a Borrower within such Borrower Group maintained with Agent or any of its Affiliates or branches.

(c)            If Borrowers within a Borrower Group maintain any disbursement account with Agent or any branch or Affiliate of Agent, then presentation for payment of any Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a U.S. Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan, as applicable, under the Borrower Group Commitment of such Borrower Group on the date of such presentation, in the amount of the Payment Item. The proceeds of such Revolver Loan may be disbursed directly to the disbursement account.

4.1.2.      Fundings by Lenders. Each Applicable Lender shall timely honor its Borrower Group Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans under such Borrower Group Commitment that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify the Applicable Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by (a) in the case of a Notice of Borrowing for U.S. Borrowers, 12:00 noon on the proposed funding date for U.S. Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans or (b) in the case of a Notice of Borrowing for Canadian Borrower, 12:00 noon on the proposed funding date for Canadian Base Rate Loans or Canadian Prime Rate Loans or by 3:00 p.m. at least three Business Days before any proposed funding of Canadian BA Rate Loans or LIBOR Loans. Each Applicable Lender shall fund to Agent such Applicable Lender's Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent's notice is received after the times provided above, in which case each Applicable Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Applicable Lenders, Agent shall disburse the proceeds of the Revolver Loans to Borrowers within such Borrower Group as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from an Applicable Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Applicable Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers within such Borrower Group. If an Applicable Lender's share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then Borrowers within the Borrower Group agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.3.      Swingline Loans; Settlement.

(a)            The Applicable Swingline Lender may, but shall not be obligated to, advance Swingline Loans to Borrowers out of the Applicable Swingline Lender's own funds, up to an aggregate outstanding amount of (i) with respect to Swingline Loans to U.S. Borrowers, the greater of $4,000,000 or 10% of the Borrower Group Commitments to U.S. Borrowers or (ii) with respect to Swingline Loans to Canadian Borrower, the greater of $1,000,000 or 10% of the Borrower Group Commitments to Canadian Borrower, unless the funding is specifically required to be made by all Applicable Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to the Applicable Swingline Lender for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of the Applicable Swingline Lender and need not be evidenced by any promissory note.

(b)            Settlement of Swingline Loans and other Revolver Loans among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly), in accordance with the Settlement Report delivered by Agent to the Applicable Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans of a Borrower Group to Swingline Loans of such Borrower Group, regardless of any designation by any Borrower or any provision herein to the contrary. Each Applicable Lender's obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among the Applicable Lenders hereunder, then each Applicable Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan to the applicable Borrower Group and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent's request therefor.

4.1.4.      Notices. Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Agent. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or the Applicable Lenders, the records of Agent and the Applicable Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by such Credit Party to be a person authorized to give such instructions on a Borrower's behalf.

4.2.          Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1.      Reallocation of Pro Rata Share; Amendments. For purposes of determining the Applicable Lenders' obligations or rights to fund, participate in or receive collections with respect to Loans or Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations) of a Borrower Group, Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2.      Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to an Applicable Defaulting Lender under the Loan Documents, and an Applicable Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Borrower Group Obligations owing to Agent, non-Applicable Defaulting Lenders and other Secured Parties have been paid in full. Agent may apply such amounts to the Applicable Defaulting Lender's defaulted obligations, use the funds to Cash Collateralize such Lender's Fronting Exposure, or readvance the amounts to Borrowers within the applicable Borrower Group hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to an Applicable Defaulting Lender are reallocated to other Applicable Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Applicable Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3.      Status; Cure. Agent may determine in its discretion that an Applicable Lender constitutes an Applicable Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent and Issuing Banks may agree in writing that an Applicable Lender has ceased to be an Applicable Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Applicable Lender's Commitments and Loans, and the U.S. Revolver Usage, Canadian Revolver Usage and other exposures under the Commitments shall be reallocated among the Applicable Lenders and settled by Agent (with appropriate payments by the reinstated Applicable Lender, including its payment of breakage costs for reallocated LIBOR Loans) in accordance with the readjusted Pro Rata shares of the Applicable Lenders. Unless expressly agreed by Borrowers, Agent and Issuing Banks, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3.          Number and Amount of LIBOR Loans and Canadian BA Rate Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $5,000,000, plus any increment of $1,000,000 in excess thereof. Each Borrowing of Canadian BA Rate Loans when made shall be in a minimum amount of Cdn $500,000, plus any increment of Cdn $500,000 in excess thereof. No more than 5 Borrowings by U.S. Borrowers of LIBOR Loans and 5 Borrowings by Canadian Borrower of LIBOR Loans or Canadian BA Rate Loans may be outstanding at any time, and all LIBOR Loans or Canadian BA Rate Loans, as applicable, having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR or the Canadian BA Rate for any Interest Period requested by Borrowers of a Borrower Group, Agent shall promptly notify Borrowers within such Borrower Group thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4.          Borrower Agent. Each Borrower hereby designates Holdings ("Borrower Agent") as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, any Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent, Issuing Banks and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent, Issuing Banks and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Banks and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it. Borrowers may, at any time, select a Borrower other than Holdings to be Borrower Agent by sending Agent written notice of their intent to designate a Borrower other than Holdings as Borrower Agent which selection shall be effective upon Agent's confirmation of its receipt of such notice.

4.5.          One Obligation. The Loans, LC Obligations and other Borrower Group Obligations owing by each Borrower Group shall constitute one general obligation of Borrowers within such Borrower Group and (unless otherwise expressly provided in any Loan Document) and shall be secured by Agent's Lien on all Collateral of each member of such Borrower Group and, in the case of Borrower Group Obligations of Canadian Obligors, secured by Agent's Lien upon all U.S. Collateral; provided, however, that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower to such Credit Party.

4.6.          Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates' or branches' Bank Products (including, only with the consent of Agent, any Cash Management Services). Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from the dishonor or return of any Payment Items previously applied to the Obligations. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2, this Section 4.6, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

Section 5.	PAYMENTS

5.1.          General Payment Provisions. All payments of Borrower Group Obligations shall be made, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 1:00 p.m. on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. All payments with respect to any U.S. Direct Obligations shall be made in Dollars and all payments with respect to any Canadian Obligations shall be made in Canadian Dollars or, if any portion of such Canadian Obligations is denominated in a currency other than Canadian Dollars, then in such other currency. Any payment of a LIBOR Loan or a Canadian BA Rate Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Borrowers agree that Agent shall have the continuing, exclusive right to apply and reapply a Borrower Group's payments and proceeds of Collateral for such Borrower Group's Obligations against such Borrower Group's Obligations, in such manner as Agent deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and Canadian Prime Rate Loans and then to LIBOR Loans or Canadian BA Rate Loans, as applicable.

5.2.          Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. If any Asset Disposition by a member of a Borrower Group includes the disposition of Accounts or Inventory, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Canadian Borrowing Base or U.S. Borrowing Base, as applicable, upon giving effect to such disposition, shall be applied to the Revolver Loans of such Borrower Group. Notwithstanding anything herein to the contrary, if an Overadvance with respect to the Borrowing Base of a Borrower Group exists, Borrowers of such Borrower Group shall, on the sooner of Agent's demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans of such Borrower Group in an amount sufficient to reduce Revolver Usage of such Borrower Group to the Borrowing Base of such Borrower Group.

5.3.          Intentionally omitted.

5.4.          Payment of Other Obligations. Obligations of a Borrower Group other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers of such Borrower Group as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5.          Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, any Issuing Bank or any Lender, or Agent, any Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a Creditor Representative or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6.          Application and Allocation of Payments.

5.6.1.      Application. Payments made by a Borrower Group hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Borrower Group Obligations of such Borrower Group then due and owing; (b) third, to other Obligations specified by such Borrower Group; and (c) fourth, as determined by Agent in its discretion.

5.6.2.      Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default: (a) monies to be applied to the Borrower Group Obligations of U.S. Obligors, whether arising from payments by U.S. Obligors, realization on U.S. Collateral, setoff or otherwise with respect to U.S. Obligors, shall be allocated as follows:

(i)              first, to all costs and expenses, including Extraordinary Expenses, owing to Agent from U.S. Obligors;

(ii)            second, to all amounts owing to the Applicable Swingline Lender on Swingline Loans to U.S. Borrowers;

(iii)           third, to all amounts owing to the Applicable Issuing Bank with respect to U.S. LC Obligations;

(iv)           fourth, to all U.S. Direct Obligations constituting fees (other than Secured Bank Product Obligations with respect to U.S. Borrowers);

(v)            fifth, to all U.S. Direct Obligations constituting interest (other than Secured Bank Product Obligations with respect to U.S. Borrowers);

(vi)           sixth, to Cash Collateralization of U.S. LC Obligations;

(vii)          seventh, to all U.S. Revolver Loans and to Secured Bank Product Obligations of U.S. Borrowers arising under Hedge Agreements (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;

(viii)         eighth, to all remaining U.S. Direct Obligations (other than Secured Bank Product Obligations of U.S. Borrowers);

(ix)            ninth, to all other Secured Bank Product Obligations of U.S. Borrowers; and

(x)             last, to all remaining Borrower Group Obligations of U.S. Obligors in the order provided in clause (b) of this Section.

(b) monies to be applied to the Borrower Group Obligations of Canadian Obligors, whether arising from payments by Canadian Obligors, realization on Canadian Collateral, setoff or otherwise with respect to Canadian Obligors, shall be allocated as follows:

(i)             first, to all costs and expenses, including Extraordinary Expenses, owing to Agent from Canadian Obligors;

(ii)            second, to all amounts owing to the Applicable Swingline Lender on Swingline Loans to Canadian Borrower;

(iii)           third, to all amounts owing to the Applicable Issuing Bank with respect to Canadian LC Obligations;

(iv)           fourth, to all Canadian Obligations constituting fees (other than Secured Bank Product Obligations with respect to Canadian Obligors);

(v)            fifth, to all Canadian Obligations constituting interest (other than Secured Bank Product Obligations with respect to Canadian Obligors);

(vi)           sixth, to Cash Collateralization of Canadian LC Obligations;

(vii)          seventh, to all Canadian Revolver Loans and to Secured Bank Product Obligations of Canadian Borrower arising under Hedge Agreements (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;

(viii)         eighth, to all remaining Canadian Obligations (other than Secured Bank Product Obligations of Canadian Obligors); and

(ix)           last, to all other Secured Bank Product Obligations of Canadian Obligors.

Amounts shall be applied to payment of each category of Borrower Group Obligations only after Full Payment of all preceding categories. If amounts are insufficient to satisfy a category, Borrower Group Obligations in the category shall be paid on a pro rata basis. Amounts distributed with respect to any Secured Bank Product Obligations shall be calculated using the methodology reported to Agent for such Obligation (but no greater than the maximum amount reported to Agent). Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligations and may request a reasonably detailed calculation thereof from the applicable Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

5.6.3.      Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7.          Dominion Accounts. The ledger balance in the main Dominion Account of the Canadian Obligors as of the end of a Business Day shall be applied to the Canadian Obligations at the beginning of the next Business Day, during any Trigger Period. The ledger balance in the main Dominion Account of the U.S. Borrowers as of the end of a Business Day shall be applied to the U.S. Direct Obligations at the beginning of the next Business Day, during any Trigger Period. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers of the applicable Borrower Group as long as no Default or Event of Default exists.

5.8.          Account Stated. Agent shall maintain in accordance with its usual and customary practices account(s) evidencing the Debt of Borrowers within each Borrower Group hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9.          Taxes.

5.9.1.      Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)            All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.

(b)            If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)            If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2.      Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent's option, timely reimburse Agent for payment of, any Other Taxes.

5.9.3.      Tax Indemnification.

(a)            Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b)            Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers' obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender's failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.9.4.      Evidence of Payments. As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower Agent shall deliver to Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.

5.9.5.      Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its discretion that it has received a refund of Taxes that were indemnified by Borrowers or with respect to which a Borrower paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Borrowers (but only to the extent of indemnity payments or additional amounts actually paid by Borrowers with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Borrowers shall, upon request by the Recipient, repay to the Recipient such amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.6.      Survival. Each party's obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender or Issuing Bank, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10.        Lender Tax Information.

5.10.1.    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2.    Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a)            Any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b)            Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(ii)           executed copies of IRS Form W-8ECI;

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code ("U.S. Tax Compliance Certificate"), and (y) executed copies of IRS Form W-8BENE; or

(iv)          to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such partner;

(c)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d)            if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Borrowers or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), "FATCA" shall include any amendments made to FATCA after the date hereof.

5.10.3.    Lender Obligations. Each Lender and each Issuing Bank shall promptly notify Borrowers and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each such Lender and each such Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrowers and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys' fees) incurred by or asserted against a Borrower or Agent by any Governmental Authority due to such Lender's or such Issuing Bank's failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and each Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.

5.11.        Nature and Extent of Each Obligors' Liability.

5.11.1.    Joint and Several Liability of U.S. Borrowers. Each U.S. Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and the Applicable Lenders the prompt payment and performance of, all Borrower Group Obligations of U.S. Borrowers, except its Excluded Swap Obligations. Each U.S. Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Borrower Group Obligations of U.S. Borrowers, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code or similar provision of other Applicable Law; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or similar provision of other Applicable Law or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or similar provision of other Applicable Law or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Borrower Group Obligations of U.S. Borrowers.

5.11.2.    Waivers.

(a)            Each Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor. Each Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of any Obligations as long as it is an Obligor. It is agreed among each Obligor, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)            Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Obligor or other Person, whether because of any Applicable Laws pertaining to "election of remedies" or otherwise, each Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Obligor shall not impair any other Obligor’s obligation to pay the full amount of the Obligations. Each Obligor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Obligor's rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the applicable Borrower Group Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Borrower Group Obligations of such Borrower Group shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3.    Extent of Liability; Contribution.

(a)            Notwithstanding anything herein to the contrary, each U.S. Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such U.S. Borrower is primarily liable, as described below, and (ii) such U.S. Borrower's Allocable Amount.

(b)            If any U.S. Borrower makes a payment under this Section 5.11 of any Borrower Group Obligations (other than amounts for which such U.S. Borrower is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments previously or concurrently made by any other U.S. Borrower, exceeds the amount that such U.S. Borrower would otherwise have paid if each U.S. Borrower had paid the aggregate Borrower Group Obligations satisfied by such Guarantor Payments in the same proportion that such U.S. Borrower’s Allocable Amount bore to the total Allocable Amounts of all U.S. Borrowers, then such U.S. Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other U.S. Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The "Allocable Amount" for any U.S. Borrower shall be the maximum amount that could then be recovered from such U.S. Borrower under this Section 5.11 without rendering such payment voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or other Applicable Law.

(c)            Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

(d)            Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP's obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of the Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support or other agreement" for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.4.    Joint Enterprise. Each Obligor within a Borrower Group has requested that Agent and Lenders make this credit facility available to such Obligors on a combined basis, in order to finance such Obligors' business most efficiently and economically. Such Obligors' business is a mutual and collective enterprise, and the successful operation of each Obligor is dependent upon the successful performance of the integrated group. Obligors believe that consolidation of their credit facility will enhance the borrowing power of each such Borrower and ease administration of the facility, all to their mutual advantage of such Obligors. Such Obligors acknowledge and agree that Agent's and Lenders' willingness to extend credit to such Obligors and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to such Obligors and at such Obligors' request.

5.11.5.            Subordination. Each Obligor within a Borrower Group hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor in the same Borrower Group, and any successor or assign of any other Obligor, including any Creditor Representative or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the Full Payment of all of its Borrower Group Obligations.

5.12.       Currency Matters. Dollars are the currency of account and payment for each and every sum at any time due from the Obligors hereunder, provided, that, unless otherwise provided in this Agreement or any other Loan Document or otherwise agreed to by Agent:

5.12.1.            Each repayment of a Revolver Loan or LC Obligation or a part thereof shall be made in the currency in which such Revolver Loan or LC obligation is denominated at the time of that repayment;

5.12.2.            Each payment of interest shall be made in the currency in which the principal or other sum in respect of which interest is denominated;

5.12.3.            Each payment of fees by a U.S. Borrower pursuant to Section 3.2 shall be in Dollars;

5.12.4.            Each payment of fees by Canadian Borrower pursuant to Section 3.2 shall be in Canadian Dollars (or, in the case of Letter of Credit fees payable in respect of Letters of Credit denominated in Dollars, such fees shall be payable in Dollars);

5.12.5.            Each payment in respect of Extraordinary Expenses and any other costs, expenses and indemnities shall be made in the currency in which the same were incurred by the party to whom payment is to be made; and

5.12.6.            Any amount expressed to be payable in Canadian Dollars shall be paid in Canadian Dollars.

No payment to any Credit Party (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Obligor in respect of which it was made unless and until such Credit Party shall have received payment in full in the currency in which such obligation or liability is payable pursuant to the above provisions of this Section 5.12. To the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, such Obligor (together with the other Obligors within its Borrower Group) agrees to indemnify and hold harmless such Credit Party, with respect to the amount of the shortfall with respect to amounts payable by such Obligor hereunder, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall. To the extent that the amount of any such payment to a Credit Party shall, upon an actual conversion into such currency, exceed such obligation or liability, actual or contingent, expressed in that currency, such Credit Party shall return such excess to the members of the affected Borrower Group.

5.13.       Currency Fluctuations.

5.13.1.            Not later than 1:00 p.m. on the last Business Day of each calendar month or, in the event that the Spot Rate fluctuates in excess of ten percent (10%) during such calendar month, any other Business Day in the reasonable discretion of Agent (the "Calculation Date"), Agent shall reasonably determine the Spot Rate as of such date. The Spot Rate so determined shall become effective on the first Business Day immediately following such determination (a "Reset Date") and shall remain effective until the next succeeding Reset Date. Nothing contained in this Section 5.13 shall be construed to require Agent to calculate compliance under this Section 5.13 more frequently than once each month.

5.13.2.            Not later than 4:00 p.m. on each Reset Date, Agent shall determine the Dollar Equivalent of the Canadian Revolver Exposure.

5.13.3.            If, on any Reset Date, the Total Revolver Exposure exceeds the total amount of any Borrower Group Commitments on such date or the Canadian Revolver Exposure on such date exceeds the Dollar Equivalent of the Canadian Facility Amount on such date (the amount of any such excess referred to herein as the "Excess Amount") then (i) Agent shall give notice thereof to Borrowers and Lenders and (ii) within 1 Business Day thereafter, Borrowers shall cause such excess to be eliminated, either by repayment of the Revolver Loans or depositing of Cash Collateral with Agent with respect to LC Obligations and until such Excess Amount is repaid, Lenders shall not have any obligation to make any Loans.

Section 6.         CONDITIONS PRECEDENT

6.1.          Conditions Precedent to Initial Loans. This Agreement shall become effective on the date ("Closing Date") on which each of the following conditions has been satisfied or, in Agent's discretion, waived in writing:

(a)           Each Loan Document, including the Fourth Amendment to Intercreditor Agreement, shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)           Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC, PPSA and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral of such Borrower Group, except Permitted Liens.

(c)           Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Agent.

(d)           Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer or vice president of finance or similar officer having primary responsibility for financial matters of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) no Default or Event of Default exists; (ii) except for representations and warranties that expressly relate to an earlier date, the representations and warranties set forth in Section 9 are true, correct and complete; and (iii) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e)           Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) the Organic Documents of such Obligor that were delivered on the date referenced in such certificate remain, as of the Closing Date, true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f)            Subject to Section 7.6(b), Agent shall have received written opinions of Kane Kessler, P.C., Blake, Cassels & Graydon LLP, Garvey Schubert Barer and K&L Gates LLP, as well as any other local counsel to Obligors or Agent, in each case in form and substance satisfactory to Agent.

(g)           Agent shall have received long form good standing certificates for each Obligor, issued by (i) the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization, (ii) the Secretary of State or other appropriate official in each jurisdiction set forth on Schedule 6.1(g) and (iii) the Secretary of State or other appropriate official in each other jurisdiction where the failure of such Obligor to be qualified could reasonably be expected to result in a Material Adverse Effect.

(h)           Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Obligors and lender's loss payable and notice of cancellation endorsements, and a collateral assignment of business interruption insurance, as applicable, with respect to such policies, all in compliance with the Loan Documents.

(i)            Agent shall have completed all due diligence required for compliance with the PATRIOT Act and other Applicable Law and all background checks.

(j)            Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(k)           Agent shall have received a Borrowing Base Certificate prepared as of October 31, 2016. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Adjusted Availability shall be at least the Dollar Equivalent of $25,000,000.

(l)            Agent shall have received (i) interim financial statements for U.S. Borrowers as of September 30, 2016, which shall demonstrate that no Material Adverse Effect shall have occurred during the period covered by such interim financial statements, and (ii) all other financial and business information reasonably requested by Agent and consistent with information previously provided to Agent;

(m)           Agent shall be satisfied with Obligors' corporate, capital and ownership structure and indebtedness (both before and after giving effect to the Transactions) and shall have received a solvency certificate and attachments from Obligors demonstrating that each Obligor is Solvent.

(n)           The transactions contemplated by the Term Loan Debt Documents shall have been consummated on terms and subject to legal documentation reasonably satisfactory to Agent.

(o)           Agent shall have received copies of the fully-executed Term Loan Debt Documents, certified by an officer of Safariland to be true, correct and complete, each of which shall be in form and substance acceptable to Agent.

(p)           Agent shall have received (i) evidence satisfactory to Agent that Term Loan Agent has received original certificates (or collateral assignments of Equity Interests for Obligors that do not issue certificates) evidencing all issued and outstanding Equity Interests of each of the Obligors and all Subsidiaries owned directly by any Obligor (or, with respect to any Foreign Subsidiary or Canadian Subsidiary original certificates (or collateral assignments of Equity Interests for Obligors that do not issue certificates) evidencing 65% of the issued and outstanding voting Equity Interests of such Subsidiary and 100% of the issued and outstanding non-voting Equity Interests of such Subsidiary, as applicable) and any related stock or membership interest powers or other appropriate instruments of transfer executed in blank and (ii) with respect to any Obligor or other Subsidiary owned directly by an Obligor and that is a Canadian Subsidiary, original certificates (or collateral assignments of Equity Interests for Obligors that do not issue certificates) evidencing the remaining 35% of the issued and outstanding voting Equity Interests of such Subsidiary and any related stock or membership interest powers or other appropriate instruments of transfer executed in blank.

(q)           Obligors shall have redeemed all preferred Equity Interests of Obligors held by GSO (excluding, for the avoidance of doubt, the GSO Warrants (as defined in the Term Loan Agreement as in effect on the date hereof)) and paid all breakage fees and premiums associated therewith, in an amount not to exceed $1,013,636.62.

(r)            Agent shall have received and found satisfactory the Target A Documents, certified by a knowledgeable Senior Officer of Borrower Agent as being true, correct and complete as of the Closing Date; provided, that, if the Target A Documents change in any material respect between the Closing Date and the time of consummation of the Target A Acquisition, such new terms shall be otherwise reasonably acceptable to Agent and, in connection therewith, Obligors shall provide to Agent updated copies of the Target A Documents reflecting such changes.

6.2.         Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a)            No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b)           The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c)           All conditions precedent in any other Loan Document shall be satisfied;

(d)           No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect;

(e)            With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied;

(f)            No request by the Canada Revenue Agency for payment pursuant to Section 224(1.1) or any successor section) of the Income Tax Act (Canada) or any comparable provision of any other taxing statute shall have been received by any Person in respect of such Borrower Group or its members; and

(g)            There exists no fact or circumstance, including by reason of the application of any so-called "currency exchange" laws, rules or regulations (as in effect at the time of any proposed Borrowings hereunder by such Borrower Group) which could reasonably be expected to interfere with the ability of such Borrower Group or its members to satisfy any of their Borrower Group Obligations in full at such time as such Obligations become due and payable pursuant to the terms hereof.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems reasonably appropriate in connection therewith.

Section 7.         COLLATERAL

7.1.          Grant of Security Interest. (a) To secure the prompt payment and performance of all Obligations (including all Obligations of each U.S. Obligor pursuant to those Guaranties dated as of the Closing Date, from the U.S. Obligors guarantying the payment of the Canadian Obligations), each U.S. Obligor hereby grants to Agent, for the benefit of Secured Parties, and (b) to secure the prompt payment and performance of all Canadian Obligations, each Canadian Obligor hereby grants to Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien upon all Property of such Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a)            all Accounts;

(b)           all Chattel Paper, including electronic chattel paper;

(c)           all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d)           all Deposit Accounts;

(e)           all Documents;

(f)            all General Intangibles, including Intellectual Property;

(g)           all Goods, including Inventory, Equipment and fixtures;

(h)           all Instruments;

(i)            all Investment Property;

(j)            all Letter-of-Credit Rights;

(k)           all Supporting Obligations;

(l)            all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate or branch of Agent or a Lender, including any Cash Collateral;

(m)          all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral of such Obligor; and

(n)           all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

In addition to the foregoing, each U.S. Obligor party to the Existing Loan Agreement hereby ratifies, reaffirms, renews and continues its prior pledge and assignment of, and grant of a security interest in favor of Agent in all of the Collateral described in (and defined under) the Existing Loan Agreement.

7.2.          Lien on Deposit Accounts; Cash Collateral.

7.2.1.              Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each U.S. Obligor and each Canadian Obligor hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Obligor within a Borrower Group hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained by such Obligor, without inquiry into the authority or right of Agent to make such request, within a Borrower Group with such depository for application to the Obligations of such Borrower Group then outstanding.

7.2.2.               Cash Collateral. Cash Collateral of a Borrower Group may be invested, at Agent's discretion (and with the consent of such Borrower Group, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. Each Obligor hereby grants to Agent, as security for the Obligations of such Obligor, a security interest in all Cash Collateral held from time to time as security for the Obligations of such Obligor and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Subject to Section 5.6.2., Agent may apply Cash Collateral to the payment of any Obligations as they become due, in such order as Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Obligor or other Person shall have any right to any Cash Collateral of any Borrower Group, until Full Payment of all Obligations secured by such Cash Collateral.

7.3.         [Reserved].

7.4.         Other Collateral.

7.4.1.               Commercial Tort Claims. Each U.S. Obligor shall promptly notify Agent in writing if any such Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than the Dollar Equivalent of $400,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

7.4.2.               Certain After-Acquired Collateral. Each Obligor shall promptly notify Agent in writing if, after the Closing Date, such Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent's request, shall promptly take such actions as Agent deems appropriate to effect Agent's duly perfected Lien upon such Collateral having the priority set forth in the Intercreditor Agreement for such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent's request, Obligors within the Borrower Group to which such Collateral relates shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5.          No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral.

7.6.          Further Assurances and Post Closing Covenants.

(a)           All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that describes the Collateral as "all assets" or "all personal property" of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

(b)           On or before the date that is one hundred eighty (180) days after the Closing Date, deliver to Agent opinions of local counsel to Obligors, in each case in form and substance satisfactory to Agent, with respect to all Obligors incorporated or organized in the states of California, Florida or New Jersey on such date.

(c)            On or before the date that is ninety (90) days after the Closing Date (or such later date as Agent may consent to in writing in its discretion), deliver to Agent insurance endorsements in form and substance reasonably satisfactory to Agent for all insurance policies of each Obligor (i) showing Agent as lender's loss payee, (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever, and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.

(d)           Unless a Permitted Note Transfer with respect thereto has occurred prior to the date that is one hundred eighty (180) days after the Closing Date, deliver to Agent a promissory note or intercompany debt agreement in form and substance reasonably satisfactory to Agent with respect to the Debt that is owed to Safariland or Med-Eng ULC, as the case may be, and permitted pursuant to Section 10.2.1(t)(iv) or Section 10.2.1(t)(v), and pledge or collaterally assign to Agent such note or agreement as security for the Obligations having the priority set forth in the Intercreditor Agreement.

(e)           On or before the date that is 75 days after the Closing Date, execute and deliver to Agent a pledge, in form and substance reasonably satisfactory to Agent, of 65% of the outstanding voting Equity Interests to secure the U.S. Direct Obligations of all first-tier Subsidiaries of U.S. Borrowers not previously pledged to Agent prior to the Closing Date; provided, that, in connection with the foregoing, Obligors shall (i) deliver to Agent any certificates representing such Equity Interests, together with undated stock or other applicable transfer powers, executed in blank by a duly authorized officer of the applicable pledging Obligor, (ii) if requested by Agent in its discretion, deliver to Agent legal opinions relating to the matters described in this provision, which opinions shall be in form and substance substantially similar to the legal opinions delivered pursuant to Section 6.1(f) and otherwise in form and substance, and from counsel, reasonably satisfactory to Agent, and (iii) take such other action as Agent in good faith deems necessary or appropriate to perfect Agent’s security interest in such Equity Interests; provided, further, that such 75-day period shall be extended upon written notice by Borrower Agent to Agent for additional 30 day periods (not to exceed 90 days in the aggregate unless otherwise extended by Agent in writing in its discretion) in the event that Obligors are making good faith progress towards satisfying the requirements of this clause (e) as determined by Agent in its discretion.

(f)            On or before the date that is thirty (30) days after the Closing Date (or such later date as Agent may consent to in writing in its discretion), deliver to Agent a Deposit Account Control Agreement for all Deposit Accounts of an Obligor located in the United States and maintained with Bank of America that are marked as collection, master collection, or depository accounts on Schedule 8.5.

7.7.         Excluded Collateral. Notwithstanding Sections 7.1 through 7.4, the Collateral shall not include any Excluded Collateral.

7.8.         ULC Limitation. Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, as regards each applicable Obligor who is a registered and beneficial owner of Pledged ULC Shares such Obligor owns and will remain so until such time as such Pledged ULC Shares are fully and effectively transferred into the name of Agent or any other person on the books and records of such ULC. Nothing in this Agreement or any other Loan Document is intended to or shall constitute Agent or any person other than an Obligor to be a member or shareholder of any ULC until such time as written notice is given to the applicable Obligor and all further steps are taken so as to register Agent or other person as holder of the Pledged ULC Shares. The granting of the pledge and security interest pursuant to Section 7.1 or in any other Loan Document does not make Agent a successor to any Obligor as a member or shareholder of any ULC, and neither Agent nor any of its respective successors or assigns hereunder shall be deemed to become a member or shareholder of any ULC by accepting this Agreement or any other Loan Document or exercising any right granted herein unless and until such time, if any, when Agent or any successor or assign expressly becomes a registered member or shareholder of any ULC. Each applicable Obligor shall be entitled to receive and retain for its own account any dividends or other distributions if any, in respect of the Collateral, and shall have the right to vote such Pledged ULC Shares and to control the direction, management and policies of the ULC issuing such Pledged ULC Shares to the same extent as such Obligor would if such Pledged ULC Shares were not pledged to Agent or to any other person pursuant hereto. To the extent any provision herein or in any other Loan Document would have the effect of constituting Agent to be a member or shareholder of any ULC prior to such time, such provision shall be severed herefrom and therefrom and ineffective with respect to the relevant Pledged ULC Shares without otherwise invalidating or rendering unenforceable this Agreement or any other Loan Document or invalidating or rendering unenforceable such provision insofar as it relates to Collateral other than Pledged ULC Shares. Notwithstanding anything herein or in any other Loan Document to the contrary (except to the extent, if any, that Agent or any of its successors or assigns hereafter expressly becomes a registered member or shareholder of any ULC), neither Agent nor any of its respective successors or assigns shall be deemed to have assumed or otherwise become liable for any debts or obligations of any ULC. Except upon the exercise by Agent or other persons of rights to sell or otherwise dispose of Pledged ULC Shares or other remedies following the occurrence and during the continuance of an Event of Default, each applicable Obligor shall not cause or permit, or enable any ULC in which it holds Pledged ULC Shares to cause or permit, Agent to: (a) be registered as member or shareholder of such ULC; (b) have any notation entered in its favor in the share register of such ULC; (c) be held out as member or shareholder of such ULC; (d) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of Agent or other person holding a security interest in the Pledged ULC Shares; or (e) act as a member or shareholder of such ULC, or exercise any rights of a member or shareholder of such ULC, including the right to attend a meeting of such ULC or vote the shares of such ULC.

Section 8.         COLLATERAL ADMINISTRATION

8.1.         Borrowing Base Certificates. By the 15th day of each month, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to the Applicable Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month, and at such other times as Agent may request; provided, however, that during any Trigger Period, the Borrowers shall be required to deliver to Agent (and Agent shall promptly deliver same to the Applicable Lenders) a Borrowing Base Certificate no later than each Wednesday which Borrowing Base Certificate shall be as of the prior Friday. All calculations of Availability, Adjusted Availability, Canadian Availability, Adjusted U.S. Availability and U.S. Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer or vice president of finance or similar officer having primary responsibility for financial matters, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in a Dominion Account or otherwise; (b) to adjust advance rates in accordance with this Agreement to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the U.S. Availability Reserve or the Canadian Availability Reserve. In no event shall the Borrowing Base (or the U.S. Borrowing Base or the Canadian Borrowing Base), Availability, Adjusted Availability, Canadian Availability, Adjusted U.S. Availability or U.S. Availability on any date be deemed to exceed the amounts shown on the Borrowing Base Certificate last received by Agent prior to such date, as the calculations in such Borrowing Base Certificate may be adjusted from time to time by Agent as herein authorized.

8.2.         Administration of Accounts.

8.2.1.               Records and Schedules of Accounts. Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may reasonably request. Each Obligor shall also provide to Agent, on or before the 15th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account's Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute. If requested by Agent, each Obligor shall also provide to Agent proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts in an aggregate face amount of the Dollar Equivalent of $500,000 or more cease to be Eligible Domestic Accounts or Eligible Foreign Accounts, as applicable, Obligors shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Obligor has knowledge thereof.

8.2.2.              Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower within the applicable Borrower Group to which such Obligor is a party and to charge such Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from any Obligor or with respect to any Collateral.

8.2.3.              Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise, after giving no less than one (1) Business Days' notice thereof to Borrower Agent if no Default or Event of Default exists. Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4.              Maintenance of Dominion Account. Each Borrower Group shall maintain Dominion Accounts or other dominion arrangements pursuant to lockbox or other arrangements reasonably acceptable to Agent. Each Borrower Group shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent's control over and Lien on the lockbox or Dominion Account, which may be exercised by Agent during any Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. Agent and Lenders assume no responsibility to any Obligor for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5.              Proceeds of Collateral. Each Obligor within a Borrower Group shall request in writing and otherwise take all necessary steps to inform its Account Debtors that all payments on Accounts or otherwise relating to Collateral of such Borrower Group are made directly to a Dominion Account (or a lockbox relating to a Dominion Account) of such Borrower Group. If any Obligor within a Borrower Group receives cash or Payment Items with respect to any Collateral of such Borrower Group, it shall hold the same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3.         Administration of Inventory.

8.3.1.              Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request, but not more than once per month except while an Event of Default exists. Each Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may reasonably request. Agent may participate in and observe each physical count at its sole cost and expense (except if such participation is pursuant to a regular field examination or during the existence of an Event of Default).

8.3.2.              Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds the Dollar Equivalent of $500,000; and (d) any payment received by an Obligor within a Borrower Group for a return is promptly remitted to Agent for application to the Borrower Group Obligations of such Borrower Group.

8.3.3.              Acquisition, Sale and Maintenance. Each Obligor shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA and the Gun Control Laws. Except as may occur in the Ordinary Course of Business, no Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require an Obligor to repurchase such Inventory. Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4.         Administration of Equipment.

8.4.1.              Records and Schedules of Equipment. Each Obligor shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, but not more than once per month except while an Event of Default exists, a current schedule thereof, in form satisfactory to Agent. Promptly upon request, Obligors shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2.              Dispositions of Equipment. No Obligor shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

8.4.3.               Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Obligor shall use its reasonable efforts to ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Obligor shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

8.5.         Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Obligors, including all Dominion Accounts. Each Obligor within a Borrower Group shall take all actions necessary to establish Agent's control of each such Deposit Account (other than (a) Deposit Accounts exclusively used for payroll, payroll taxes or employee benefits, (b) Deposit Accounts of an Obligor that became an Obligor hereunder pursuant to a Permitted Acquisition that were in existence prior to the date of such Permitted Acquisition for the period beginning on the date of such Permitted Acquisition through (and including) the date that is sixty (60) days after the date of such Permitted Acquisition (or such later date as Agent may consent to in writing in its discretion), or (c) Deposit Accounts containing not more than the Dollar Equivalent of $400,000 either individually or in the aggregate at any time). Each Obligor within a Borrower Group shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent and, subject to the Intercreditor Agreement, Term Loan Agent) to have control over a Deposit Account or any Property deposited therein. Each Obligor within a Borrower Group shall promptly notify Agent of any opening or closing of a Deposit Account maintained by such Obligor and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.6.         General Provisions.

8.6.1.              Location of Collateral. All tangible items of Collateral, other than (i)  Inventory in transit, (ii) Inventory having a value less than the Dollar Equivalent of $500,000 in the aggregate at any one time, (iii) laptops, blackberrys, cellphones, product samples, trade show materials and similar Collateral and (iv) Collateral not constituting ABL Priority Collateral, shall at all times be kept by U.S. Obligors and Canadian Obligors within such Borrower Group at the business locations set forth in Schedule 8.6.1 or such other locations in the United States or Canada as may be agreed by Agent so long as such Collateral is subject to Agent's duly perfected, first priority Lien, and no other Lien other than Permitted Liens described in Sections 10.2.2(d), (e) and (g) and the Lien of Term Loan Agent so long as the Intercreditor Agreement remains in effect (unless terminated by the mutual agreement of Agent and Term Loan Agent), except that such Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; (b) with respect to the U.S. Obligors, move Collateral to another location in the United States, upon 30 Business Days prior written notice to Agent and (c) with respect to the Canadian Obligors, move Collateral to another location in Canada, upon 30 Business Days prior written notice to Agent. Without limiting the foregoing, Obligors shall give Agent prompt written notice in the event any U.S. Collateral is located in Canada or any Canadian Collateral is located in any province other than British Columbia or Ontario, Canada, and shall deliver all PPSA financing statements and other documentation requested by Agent in order to ensure such Collateral continues to be subject to Agent's duly perfected, first priority Lien, and no other Lien other than Permitted Liens described in Sections 10.2.2(d), (e) and (g) and the Lien of Term Loan Agent so long as the Intercreditor Agreement remains in effect (unless terminated by the mutual agreement of Agent and Term Loan Agent).

8.6.2.              Insurance of Collateral; Condemnation Proceeds.

(a)           Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best's Financial Strength Rating of at least A_ VII, unless otherwise approved by Agent) satisfactory to Agent. All proceeds under each policy of a member of a Borrower Group shall be payable to Agent and applied to the Borrower Group Obligations, subject to the Intercreditor Agreement. From time to time upon request, Obligors of such Borrower Group shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Subject to Section 7.6(c) and unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as lender's loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor within a Borrower Group fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers within such Borrower Group therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent or the Term Loan Agent as provided in the Intercreditor Agreement. If an Event of Default exists, only Agent or Term Loan Agent, as provided in the Intercreditor Agreement, shall be authorized to settle, adjust and compromise such claims. Notwithstanding the foregoing, except as otherwise noted in this clause (a), the covenant contained in this Section 8.6.2 shall not be applicable with respect to the Acquisition Policies, including the Representation and Warranty Policy.

(b)           Subject to the terms of the Intercreditor Agreement, any proceeds of insurance (other than proceeds from workers' compensation or D&O insurance) and any awards arising from condemnation or expropriation of any Collateral of a Borrower Group shall be paid to Agent. Any such proceeds or awards that relate to Inventory of such Borrower Group shall be applied to payment of the Revolver Loans of such Borrower Group, and then to any other Borrower Group Obligations of such Borrower Group outstanding. Subject to clause (c) below, any proceeds or awards that relate to Equipment or Real Estate of a Borrower Group shall be applied first to Revolver Loans of such Borrower Group and then to other Borrower Group Obligations of such Borrower Group.

(c)            If requested by Obligors in writing within 15 days after Agent's receipt of any insurance proceeds or condemnation or expropriation awards relating to any loss or destruction of Equipment or Real Estate of a Borrower Group, Obligors may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral for the Borrower Group Obligations of such Borrower Group) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Agent for repairs or replacements exceeding the Dollar Equivalent of $1,000,000; (iii) replacement buildings are constructed which are of comparable size, quality and utility to the destroyed buildings, unless otherwise agreed by Agent; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens; and (v) for repairs or replacements exceeding the Dollar Equivalent of $1,000,000, Obligors comply with disbursement procedures for such repair or replacement as Agent may reasonably require.

8.6.3.              Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral of any Borrower Group, all Taxes payable with respect to any Collateral (including any sale thereof) of any Borrower Group, and all other payments required to be made by Agent to any Person to realize upon any Collateral of any Borrower Group, shall be borne and paid by Borrowers within such Borrower Group. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent's actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors' sole risk.

8.6.4.              Defense of Title. Each Obligor shall defend its title to Collateral owned by such Obligor and Agent's Liens therein against all Persons, claims and demands, to the extent necessary to ensure that each Obligor has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens (except Permitted Liens); provided, however, that in the case of Non-ABL Priority Collateral each Obligor shall not have an obligation to defend its title to Non-ABL Priority Collateral with respect to title defects affecting Non-ABL Priority Collateral that is immaterial to the business of the Obligors, taken as a whole, if, in its reasonable judgment, it is not commercially reasonable to conduct such defense after taking into account the value of the Non-ABL Priority Collateral to the business of the Obligors and the cost of maintaining such defense.

8.7.         Power of Attorney. Each Obligor within a Borrower Group hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor's true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. All powers, authorizations and agencies contained herein are coupled with an interest and are irrevocable until this Agreement is terminated. Agent, or Agent's designee, may, without notice and in either its or a Obligor's name, but at the cost and expense of Borrowers within such Borrower Group:

(a)            Endorse such Obligor's name on any Payment Item or other proceeds of Collateral of such Obligor (including proceeds of insurance) that come into Agent's possession or control; and

(b)            During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor's name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor's stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker's acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor's obligations under the Loan Documents.

Section 9.         REPRESENTATIONS AND WARRANTIES

9.1.         General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Borrower Group Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:

9.1.1.               Organization and Qualification. Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign or extra-provincial, as the case may be, corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor is an EEA Financial Institution.

9.1.2.              Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under (i) any Applicable Law, (ii) any order, injunction or judgment of any Governmental Authority, (iii) any Material Contract or (iv) with respect to the incurrence of Debt and the granting and regranting of a security interest in the Collateral on the date hereof under the Loan Agreement, and the Term Loan Agreement if and to the extent permitted by the Intercreditor Agreement; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Obligor's Property.

9.1.3.              Enforceability. Each Loan Document has been duly executed and delivered by each Obligor party thereto and is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other Applicable Laws affecting creditors' rights generally and by the application of general equitable principles (whether considered in proceedings at law or in equity).

9.1.4.              Capital Structure. Schedule 9.1.4 shows, for each Obligor and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests as of the date hereof after taking into account the Transactions. Except as disclosed on Schedule 9.1.4, in the five years preceding the 2012 Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to (i) to the extent subject to the Intercreditor Agreement, the Permitted Lien in favor of the Term Loan Agent, (ii) Agent's Lien, and (iii) the Permitted Liens described in Sections 10.2.2(d), (e) and (g) and all such Equity Interests are duly issued, fully paid and non-assessable (to the extent that the jurisdiction of formation of such entity has such concepts). There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary other than those set forth on Schedule 9.1.4 and those permitted under Section 10.2.17.

9.1.5.              Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except (i) Permitted Liens, (ii) as set forth on Schedule 9.1.5 and (iii) in the case of Non-ABL Priority Collateral, for title defects affecting such Non-ABL Priority Collateral that is immaterial to the business of the Obligors, taken as a whole. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent's Liens. There are no unpaid or un-remitted Canadian Priority Payables outstanding.

9.1.6.              Accounts. Agent may rely, in determining which Accounts are Eligible Domestic Accounts or Eligible Foreign Accounts, as applicable, on all statements and representations made by Borrowers and the other Canadian Obligors with respect thereto. Borrowers and the other Canadian Obligors warrant, with respect to each Account at the time it is shown as an Eligible Domestic Account or an Eligible Foreign Account in a Borrowing Base Certificate, that:

(a)            it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b)           it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)            it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

(d)            it is not subject to any offset, Lien (other than Agent's Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e)            no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (other than a purchase order, agreement, document or Applicable Law that restricts the assignment of an Account owing by a Governmental Authority without compliance with applicable assignment of claims acts) (regardless of whether, under the UCC or PPSA, the restriction is ineffective), and the applicable Borrower or other Canadian Obligor is the sole payee or remittance party shown on the invoice;

(f)            no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g)           to the best of Borrowers' and each other Canadian Obligor's knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower's or other Canadian Obligor's customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor's financial condition;

provided, however, that Borrowers and the other Canadian Obligors shall not be deemed to have breached the representation and warranty contained in this Section 9.1.6 solely by virtue of the representations and warranties contained herein not being true and correct with respect to Accounts shown as either Eligible Domestic Accounts or Eligible Foreign Accounts if the amount of Availability derived from such Accounts that is impaired by such breach has a value, individually or in the aggregate, that is less than the Dollar Equivalent of $1,000,000 at the time such representation and warranty is made or deemed made and for so long as such Account is shown as an Eligible Domestic Account or Eligible Foreign Account.

9.1.7.              Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder's equity, of Obligors and Subsidiaries that (i) have been delivered to Agent and Lenders prior to the Closing Date, have been prepared in accordance with GAAP (or (x) in the case of Canadian Obligors, generally accepted accounting principles in effect on Canada from time to time, and (y) in the case of Foreign Subsidiaries, generally accepted accounting principles in effect in the applicable jurisdiction of formation, incorporation or organization, as applicable, of the applicable Foreign Subsidiary from time to time) and fairly present the financial positions and results of operations of Obligors and Subsidiaries at the dates and for the periods indicated and (ii) are hereafter delivered to Agent and Lenders, have been prepared in accordance with GAAP, and fairly present the financial position and results of operations of Obligors and their Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2015, there has been no change in the condition, financial or otherwise, of any Obligor or Subsidiary that could reasonably be expected to have a Material Adverse Effect. Each Obligor is Solvent.

9.1.8.              Surety Obligations. No Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder or as set forth on Schedule 9.1.8.

9.1.9.              Taxes. Each Obligor and Subsidiary has filed all federal, state, provincial, territorial, foreign and material local tax returns and other reports that it is required by law to file, and has paid and remitted, or made provision for the payment and remittance of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Obligor and Subsidiary for all years not closed by applicable statutes, and for its current Fiscal Year, has been determined in good faith and is believed to be adequate by such Obligor and such Subsidiary.

9.1.10.            Brokers. There are no brokerage commissions, finder's fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents except as set forth on Schedule 9.1.10.

9.1.11.            Intellectual Property. Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property used in its business, without conflict with any rights of others that could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 9.1.11, there are no pending or, to any Obligor's knowledge, threatened Intellectual Property Claims with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property) that has resulted or could reasonably be expected to result in liability of an Obligor with respect to any such Intellectual Property Claim in excess of the Dollar Equivalent of $1,500,000. Except as disclosed on Schedule 9.1.11, no U.S. Borrower or its Subsidiaries pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property except for Royalties and compensation paid or owed in connection with off-the-shelf software used in the Ordinary Course of Business or Royalties and compensation paid or owed in an amount less than the Dollar Equivalent of $2,500,000 through the Maturity Date. All registered trademarks, owned common law trademarks material to the business of Obligors, taken as a whole, trademark applications, patents, patent applications, registered copyrights owned or licensed and registered designs as the case may be, by any Obligor are shown on Schedule 9.1.11.

9.1.12.            Governmental Approvals. Each Obligor and Subsidiary has, is in compliance in all material respects with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except as set forth on Schedule 9.1.12. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13.            Compliance with Laws. Each Obligor and Subsidiary has duly complied in all material respects, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any Applicable Law. No Inventory has been produced in violation of Applicable Law, including the FLSA or any Gun Control Laws. All material import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral imported or handled in the Ordinary Course of Business have been procured and are in effect, and Obligors and their respective Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where such noncompliance, non-procurement or non-effectiveness could not reasonably be expected to have a Material Adverse Effect.

9.1.14.            Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, with respect to each of the U.S. Borrowers as of the Closing Date, no Obligor's or Subsidiary's past or present operations, Real Estate or other Properties are subject to any federal, state, local, provincial, territorial, municipal or foreign investigation to determine whether any material remedial action is needed to address any material environmental pollution, hazardous material or environmental clean-up. No Obligor or Subsidiary has received any Environmental Notice with respect to matters that could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 9.1.14, with respect to each of the U.S. Borrowers as of the Closing Date, no Obligor or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it, except for such liabilities which could not reasonably be expected to have a Material Adverse Effect.

9.1.15.            Burdensome Contracts. No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15 or as permitted pursuant to Section 10.2.14. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16.            Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Obligor's knowledge, threatened against any Obligor or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary. Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than the Dollar Equivalent of $400,000). No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17.            No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money in excess of the Dollar Equivalent of $1,500,000. There is no basis upon which any party (other than an Obligor or Subsidiary) could terminate a Material Contract prior to its scheduled termination date except to the extent that any Material Contract by its terms can be terminated at any time with or without the giving of notice.

9.1.18.            ERISA; Canadian Pension Plans. Except as disclosed on Schedule 9.1.18:

(a)            Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b)            There are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)            (i) No ERISA Event or Termination Event has occurred or is reasonably expected to occur; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%; and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%; (iii) no Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid; (iv) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (v) no Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.

(d)           With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities, except where the failure to be so registered and maintained could not reasonably be expected to have a Material Adverse Effect.

(e)           (i) Each of the Canadian Pension Plans is duly registered under and has been administered in compliance with the Income Tax Act (Canada) and Applicable Pension Legislation other than non-compliance that could not reasonably be expected to result in a Material Adverse Effect; (ii) all obligations of Canadian Obligors and their Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with any Canadian Pension Plan and the funding agreements therefor have been performed in accordance with Applicable Pension Legislation other than non-performance that could not reasonably be expected to result in a Material Adverse Effect; (iii) there are no outstanding disputes, actions, suits or claims concerning the assets of any Canadian Pension Plan other than claims for benefits in the Ordinary Course of Business or claims that could not reasonably be expected to result in a Material Adverse Effect; (iv) Canadian Obligors and their Subsidiaries have withheld and remitted all employee withholdings and have made all employer contributions to be withheld and made by them pursuant to any Applicable Pension Legislation on account of each Canadian Pension Plan, Canadian Benefit Plan and Canadian employment insurance and employee income taxes; (v) no condition exists or transaction has occurred in connection with any Canadian Pension Plan or Canadian Benefit Plan which could result in the incurrence by Canadian Obligors or any of their Subsidiaries of any liability, fine or penalty that could reasonably be expected to result in a Material Adverse Effect; (vi) none of the Canadian Pension Plans provides benefits on a defined benefit basis; (vii) no Lien has arisen, choate or inchoate, in respect of any Canadian Pension Plan (other than with respect to contributions not yet due); and (viii) no Canadian Pension Plan is a multi-employer pension plan within the meaning of Applicable Pension Legislation.

9.1.19.            Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of the Obligors and their Subsidiaries, taken as a whole. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20.            Labor Relations. Except as described on Schedule 9.1.20, as of the Closing Date, no Obligor or Subsidiary is party to or bound by any (a) collective bargaining agreement, (b) management agreement or (c) consulting agreement either (i) entered into outside of the Ordinary Course of Business or (ii) under which the aggregate yearly payments made by the applicable Obligor or Subsidiary is in excess of the Dollar Equivalent of $500,000 (in each case, excluding, for the avoidance of doubt, sales representative agreements). There are no material grievances, disputes or controversies with any union or other organization of any Obligor's or Subsidiary's employees, or, to any Obligor's knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21.            Payable Practices. No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date, other than those that have been furnished to Agent.

9.1.22.            Not a Regulated Entity. No Obligor is (a) an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23.            Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24.            Warranty and Recall Claims. Except as set forth on Schedule 9.1.24, no products of any Obligor or any Subsidiary are the subject of any warranty or recall claims which could reasonably be expected to be material to the business of the Obligors and their Subsidiaries, taken as a whole.

9.1.25.            OFAC. No Borrower, Subsidiary, or any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction.

9.1.26.            Material Contracts. No Obligor nor any of their respective Subsidiaries is in default in the performance, observance or fulfillment of (i) any of the material obligations, covenants or conditions contained in any Material Contract to which it is a party or (ii) any other contractual obligations, in each case of (i) and (ii) above, to the extent such default could reasonably be expected to result in a Material Adverse Effect.

9.2.         Complete Disclosure. No representations or warranties set forth in a Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such representations and warranties contained therein not materially misleading (except for changes in the nature of an Obligor's or, if applicable, its Subsidiaries' business or operations that may occur after the Closing Date in the Ordinary Course of Business so long as Agent has consented to such changes or such changes are not violative of any provision of this Agreement). There is no fact, liability or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect. With respect to the Obligors, the representations and warranties set forth in the Loan Documents are true and correct in all material respects as of the Closing Date, except in each instance for the representations and warranties that are made as of a specific date, which shall be deemed made as of such date.

Section 10.       COVENANTS AND CONTINUING AGREEMENTS

10.1.       Affirmative Covenants. As long as any Borrower Group Commitments or Borrower Group Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.1.1.            Inspections; Appraisals.

(a)            Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor's or Subsidiary's books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor's or Subsidiary's business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor; provided, however that so long as Default or Event of Default exists, Agent agrees to send Obligors copies of all appraisals conducted by third parties engaged by it relating to Property of the Obligors. Notwithstanding the foregoing, Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b)           Reimburse Agent for all reasonable charges, costs and expenses of Agent in connection with (i) examinations of any Obligor's books and records or any other financial or Collateral matters as Agent deems appropriate, up to one time per Loan Year if Availability is greater than or equal to 25% of the aggregate Commitments at all times during such Loan Year, up to two times per Loan Year if Availability is less than 25% of the aggregate Commitments but greater than or equal to 10% of the aggregate Commitments at all times during such Loan Year and up to three times per Loan Year if Availability is less than 10% of the aggregate Commitments at any time during such Loan Year; and (ii) appraisals of Inventory, up to one time per Loan Year if Availability is greater than or equal to 15% of the aggregate Commitments at all times during such Loan Year and up to two times per Loan Year if Availability is less than 15% of the aggregate Commitments during such Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Borrowers within each Borrower Group agree to pay Agent's then standard charges for examination activities with respect to such Borrower Group (and, in the case of U.S. Borrowers, the examination activities with respect to Canadian Obligors), including the standard charges of Agent's internal examination and appraisal groups, as well as the charges of any third party used for such purposes (it being understood that Agent's standard charges will be subject to reasonable increases after the Closing Date).

10.1.2.            Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a)           as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders' equity for such Fiscal Year, on a consolidated basis for Obligors and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to Agent;

(b)           as soon as available, and in any event within 30 days after the end of each month (or, if such month is also the end of a Fiscal Quarter, within 45 days after the end of such month), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated (and, for the last month of the Fiscal Year, consolidating) basis for Obligors and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a senior financial officer of Borrower Agent or Safariland as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c)           concurrently with the delivery of financial statements under clauses (a) and (b) above (or more frequently if requested by Agent while a Default or an Event of Default exists), whether or not a Covenant Testing Period exists, a Compliance Certificate executed by a senior financial officer of Borrower Agent or Safariland;

(d)            concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports (if available) submitted to Obligors by their accountants in connection with such financial statements;

(e)            not later than 30 days prior to the end of each Fiscal Year, projections of Obligors' consolidated balance sheets, results of operations, cash flow and Availability, Canadian Availability and U.S. Availability for the next Fiscal Year, month by month;

(f)            at Agent's request, a listing of each Obligor's trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent;

(g)            promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or other similar reports of the nature described above, or any securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor;

(h)            promptly after the sending or filing thereof, copies of any annual report, actuarial valuations or other reports to be filed in connection with each Plan, Canadian Pension Plan or Foreign Plan;

(i)             upon Agent's request, information regarding any Royalty or other compensation paid, or owing, by any Obligor or Subsidiary to any Person with respect to any Intellectual Property;

(j)             such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Obligor's, Subsidiary's or other Obligor's financial condition or business; and

(k)            upon receipt or delivery thereof by or to any Obligor or Subsidiary, any notice of "Default" or "Event of Default" (under and as defined in the Term Loan Debt Documents) and, without duplication of any report required to be provided hereunder, each material report required to be provided pursuant to the Term Loan Agreement and, upon execution thereof, any waiver, amendment or other modification to the Term Loan Debt Documents.

10.1.3.     Notices. Notify Agent and Lenders in writing, promptly after an Obligor's obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of (i) any proceeding or investigation outside the Ordinary Course of Business, whether or not covered by insurance, or (ii) any proceeding or investigation in the Ordinary Course of Business, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened material labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default or any default or event of default under the Term Loan Debt Documents; (e) any judgment in an amount exceeding the Dollar Equivalent of $500,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA or Applicable Pension Legislation, OSHA, FLSA, any Environmental Laws or any Gun Control Laws), if an adverse resolution could have a Material Adverse Effect; (h) any material Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt by an Obligor of any Environmental Notice that could reasonably be expected to affect the Collateral; (i) the occurrence of any ERISA Event or Termination Event; (j) the discharge of or any withdrawal or resignation by Obligors' independent accountants; (k) any opening of a new office or place of business, at least 30 days prior to such opening; (l) any amendment, waiver or modification to any Organic Document; (m) any amendment, waiver or modification to any Material Contract that is material or that would be adverse to the Lenders; or (n) without duplication of any notice required to be provided hereunder, each material notice required to be provided pursuant to the Term Loan Agreement.

10.1.4.     Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5.     Compliance with Laws. Comply with all Applicable Laws, including ERISA or other Applicable Pension Legislation, Environmental Laws, Gun Control Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any material Environmental Release occurs at or on any Properties of any Obligor or Subsidiary, it shall act promptly and diligently to investigate and report to Agent the extent of such Environmental Release.

10.1.6.     Taxes. Pay, remit and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7.     Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent, (a) with respect to the Properties and business of Obligors and Subsidiaries of such type (including product liability, workers' compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount appropriate for a business of the size and character of the business of Obligors and their Subsidiaries and otherwise acceptable to Agent and subject to an Insurance Assignment satisfactory to Agent.

10.1.8.     Licenses. Keep each material License required in connection with the purchase, sale, maintenance or use of any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors and Subsidiaries in full force and effect; and pay all Royalties when due unless payment has been Properly Contested and, if required by Agent, a reserve has been implemented with respect to such payment.

10.1.9.     Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary after the Closing Date and:

(a)           if such Person is a Domestic Subsidiary, cause it, and the other Obligors, as applicable, to:

(i)             execute and deliver to Agent a Joinder Agreement in the form of Exhibit C-1 and such other supplements or amendments to this Agreement or the other Loan Documents as Agent deems necessary or advisable to grant to Agent, for the benefit of the Secured Parties, a perfected Lien (subject only to the Lien of the Term Loan Agent) in the Equity Interests of such new Subsidiary that is owned by any Obligor;

(ii)            deliver to Agent evidence that any certificates representing such Equity Interests, together with an undated stock or other applicable transfer powers, executed in blank and delivered by a duly authorized officer of such Obligor or any such Subsidiary have been delivered to Term Loan Agent to hold for Agent as bailee for perfection purposes in accordance with the terms of the Intercreditor Agreement;

(iii)          cause such new Subsidiary to (A) become a U.S. Borrower (or, if Agent requires, a Guarantor) under this Agreement, (B) take such actions as Agent in good faith deems are necessary or appropriate to grant to Agent, for the benefit of the Secured Parties, a perfected Lien in the Collateral in which such new Subsidiary has an interest having the priority specified in the Intercreditor Agreement for such Collateral, including the filing of UCC financing statements in such jurisdictions as may be deemed necessary or appropriate by Agent and (C) deliver to Agent a perfection certificate of such new Subsidiary in form and substance reasonably satisfactory to Agent, duly executed on behalf of such Subsidiary; and

(iv)          if requested by Agent, deliver to Agent legal opinions relating to the matters described above, which opinions shall be in form and substance substantially similar to the legal opinions delivered pursuant to Section 6.1(f) and otherwise in form and substance, and from counsel, reasonably satisfactory to Agent.

(b)            if such Person is a Canadian Subsidiary, cause it, and the other Obligors, as applicable, to:

(i)            execute and deliver to Agent a Joinder Agreement in the form of Exhibit C-2 and such other supplements or amendments to this Agreement or the other Loan Documents as Agent deems necessary or advisable to grant to Agent, for the benefit of the Secured Parties, a perfected Lien in 100% of the Equity Interests of such new Subsidiary (provided, that in each case such pledge of the Equity Interests to secure the U.S. Direct Obligations shall be limited to (x) first-tier Subsidiaries of U.S. Obligors and (y) 65% of the outstanding voting Equity Interests);

(ii)           deliver to Agent evidence that any certificates representing such Equity Interests, together with an undated stock or other applicable transfer powers, executed in blank and delivered by a duly authorized officer of such Obligor or any such Subsidiary have been delivered to Term Loan Agent to hold for Agent as bailee for perfection purposes in accordance with the terms of the Intercreditor Agreement;

(iii)          cause such new Subsidiary to (A) become a Canadian Guarantor under this Agreement (B) take such actions as Agent in good faith deems are necessary or appropriate to grant to Agent, for the benefit of the Secured Parties, a priority perfected Lien in the Collateral in which such new Subsidiary has an interest having the priority specified in the Intercreditor Agreement for such Collateral, including the filing of PPSA financing statements in such jurisdictions as may be deemed necessary or appropriate by Agent and (C) deliver to Agent a perfection certificate of such new Subsidiary in form and substance reasonably satisfactory to Agent, duly executed on behalf of such Subsidiary; and

(iv)          if requested by Agent, deliver to Agent legal opinions relating to the matters described above, which opinions shall be in form and substance substantially similar to the legal opinions delivered pursuant to Section 6.1(f) and otherwise in form and substance, and from counsel, reasonably satisfactory to Agent.

(c)            Subject to Section 7.6(e), if such Person is a Foreign Subsidiary, cause it, and the other Obligors, as applicable to:

(i)            execute and deliver to Agent such supplements or amendments to this Agreement and the other Loan Documents as Agent deems necessary or appropriate to (A) grant to Agent, for the benefit of the Secured Parties, a perfected Lien (subject only to the Lien of Term Loan Agent) in 100% of the Equity Interests of such new Subsidiary (provided, that in each case such pledge of the Equity Interests to secure the U.S. Direct Obligations shall be limited to (x) first-tier Subsidiaries of U.S. Obligors and (y) 65% of the outstanding voting Equity Interests to secure the U.S. Direct Obligations) and (B) at the request of Agent, execute and deliver a Guaranty, in form and substance reasonably acceptable to Agent, to guarantee payment or performance of the Obligations other than the U.S. Direct Obligations or any portion thereof; provided, that, notwithstanding the foregoing, if at any time the consolidated EBITDA of all Foreign Subsidiaries (excluding Canadian Subsidiaries) that do not guaranty the Obligations (all such Subsidiaries, the "Non-Obligor Subsidiaries") is greater than 20% of the consolidated EBITDA of Holdings and all of its Subsidiaries, then Agent may, in consultation with Borrower Agent and after taking into consideration any adverse tax consequences, require one or more Non-Obligor Subsidiaries (so that, and solely to the extent necessary to ensure that, after giving effect to this proviso, the EBITDA of all remaining Non-Obligor Subsidiaries is less than 20% of the consolidated EBITDA of Holdings and all of its Subsidiaries) to (1) provide either a guaranty of or other mutually agreed credit support for the Obligations and (2) take such actions as Agent, in good faith, deems necessary or appropriate so that Agent, for the benefit of Secured Parties, has either a perfected Lien in the Collateral in which such Non-Obligor Subsidiaries have an interest, having the priority specified in the Intercreditor Agreement for such Collateral, including the filing of financing statements in such jurisdictions as may be deemed necessary or appropriate by Agent or such other mutually agreed credit support;

(ii)           deliver to Agent evidence that any certificates representing such Equity Interests, together with undated stock or other applicable transfer powers, executed in blank and delivered by a duly authorized officer of such Obligor have been delivered to Term Loan Agent to hold for Agent as bailee for perfection purposes in accordance with the terms of the Intercreditor Agreement; and

(iii)          take such other action as Agent in good faith deems necessary or appropriate to perfect Agent’s security interest therein; and

(iv)          if requested by Agent, deliver to Agent legal opinions relating to the matters described above, which opinions shall be in form and substance substantially similar to the legal opinions delivered pursuant to Section 6.1(f) and otherwise in form and substance, and from counsel, reasonably satisfactory to Agent.

10.2.        Negative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1.     Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a)             the Obligations;

(b)             the Term Loan Debt subject to the terms of the Intercreditor Agreement as in effect on the date hereof;

(c)             Subordinated Debt;

(d)             Permitted Purchase Money Debt;

(e)             Borrowed Money listed on Schedule 10.2.1 hereto (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt);

(f)             Debt with respect to Bank Products incurred in the ordinary course of business;

(g)            Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by an Obligor or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed the Dollar Equivalent of $5,000,000 in the aggregate at any time;

(h)            Permitted Contingent Obligations;

(i)             Refinancing Debt as long as each Refinancing Condition is satisfied;

(j)             unsecured obligations under Hedging Agreements not entered into for speculative purposes and not otherwise prohibited by this Agreement; provided that such Hedging Agreements do not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(k)            any earn-out or deferred compensation payments in respect of any Permitted Acquisition so long as such payments (i) constitute Subordinated Debt and are subordinated to the Full Payment of the Obligations and (ii) do not exceed (x) the Dollar Equivalent of $6,000,000 for any single Permitted Acquisition and (y) the Dollar Equivalent of $15,000,000 for all Permitted Acquisitions made during the term of this Agreement;

(l)             Debt arising under any performance or surety bond, in each case entered into in the Ordinary Course of Business and not constituting Borrowed Money;

(m)           Debt that is not included in any of the other clauses of this Section 10.2.1, is not secured by a Lien and does not exceed the Dollar Equivalent of $7,500,000 in the aggregate at any time;

(n)            Debt owing by (i) one or more members of the Target A Group in an aggregate amount outstanding at any time not to exceed the Dollar Equivalent of $6,500,000, and (ii) Foreign Subsidiaries (other than members of the Target A Group) in an aggregate amount outstanding at any time not to exceed the Dollar Equivalent of $5,000,000, in each case to Persons other than Agent and Lenders and so long as no Obligor guaranties such Debt and such Debt is not secured by the Collateral;

(o)            Debt incurred in connection with a Permitted Acquisition, to the extent permitted under the definition of Permitted Acquisition that consists of Debt existing prior to the consummation of the Permitted Acquisition (and not incurred in contemplation thereof) that is permitted to be assumed by the Obligors pursuant to clause (d) above as Permitted Purchase Money Debts and does not constitute a revolving credit facility;

(p)            Debt of a U.S. Obligor that is owed to another U.S. Obligor to the extent otherwise permitted hereunder;

(q)            Debt of a Canadian Obligor that is owed to another Canadian Obligor to the extent otherwise permitted hereunder;

(r)             Debt of a Foreign Obligor that is owed to another Obligor to the extent otherwise permitted hereunder;

(s)            Debt of a Non-Obligor Subsidiary that is owed to another Non-Obligor Subsidiary or an Obligor to the extent otherwise permitted hereunder;

(t)             (i) Debt of Canadian Borrower that is owed to Safariland on the Closing Date so long as such Debt is not secured by a Lien, the principal amount thereof does not exceed Cdn $10,713,951, plus any capitalized interest thereon, in the aggregate at any time and is evidenced by a promissory note or debt agreement that is pledged or collaterally assigned to Agent as security for the Obligations; (ii) (A) other unsecured Debt of a Canadian Obligor or a Foreign Obligor that is owed to a U.S. Obligor or (B) unsecured Debt of a Foreign Obligor that is owed to a Canadian Obligor, in each case so long as the following conditions are satisfied:

(I)            at the time of the incurrence of such Debt, no Default or Event of Default exists,

(II)           at the time of the incurrence of such Debt, Average Availability for the 60 day period immediately preceding such incurrence calculated on a pro forma basis assuming such incurrence occurred on the first day of such period (including any Loans made hereunder to finance such Debt) shall be greater than or equal to the greater of

(1) 15% of the aggregate Commitments and

(2) $6,500,000,

(III)          at the time of the incurrence of such Debt, Availability, on any date after giving effect to the incurrence of such Debt (including any Loans made hereunder to finance such Debt) shall be greater than or equal to the greater of

(1) 15% of the aggregate Commitments and

(2) $6,500,000,

(IV)          at the time of the incurrence of such Debt, Obligors provide Agent evidence that, after giving effect to the incurrence of such Debt, Obligors are in compliance with the financial covenant set forth in Section 10.3 on a pro forma basis; provided, that such financial covenant shall be measured as of the most recently ended fiscal month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended,

(V)           no Obligor will be rendered not Solvent by the incurrence of such Debt and a Senior Officer or vice president of finance or similar officer having primary responsibility for financial matters of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of the incurrence of such Debt, that all such conditions have been satisfied;

(VI)          such Debt is not secured by a Lien and is evidenced by a promissory note or debt agreement that is pledged or collaterally assigned to Agent as security for the Obligations having the priority set forth in the Intercreditor Agreement;

(iii) Debt that is owed by Sencan UK to Safariland pursuant to the UK IDA (plus any capitalized interest thereon); (iv) Debt of Target A Purchaser to Safariland incurred in connection with the Target A Acquisition in an aggregate principal amount, when aggregated with Investments made pursuant to clause (l) of the definition of Restricted Investments, not to exceed the Dollar Equivalent of $23,100,000 (plus any capitalized interest thereon) at any time outstanding less the amount of any principal payments made on such Debt, and otherwise on terms and conditions reasonably satisfactory to Agent; (v) Debt of Med-Eng ULC to Safariland incurred in connection with the Target B Acquisition in an aggregate principal amount, when aggregated with Investments made pursuant to clause (m) of the definition of Restricted Investments, not to exceed the Dollar Equivalent of $13,200,000 (plus any capitalized interest thereon) at any time outstanding less the amount of any principal payments made on such Debt, and otherwise on terms and conditions reasonably satisfactory to Agent; (vi) Debt (other than Debt described in subclause (i) of this clause (t)) that is owed by Canadian Borrower to Safariland pursuant to the Canadian IDA (plus any capitalized interest thereon); and

(u)            Debt incurred in connection with the financing of insurance premiums, incurred in the Ordinary Course of Business.

10.2.2.     Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, "Permitted Liens"):

(a)            Liens in favor of Agent;

(b)            Liens on Collateral in favor of the Term Loan Agent securing the Term Loan Debt permitted hereunder so long as the Intercreditor Agreement remains in full force and effect with respect thereto (unless terminated by the mutual agreement of Agent and Term Loan Agent);

(c)            Purchase Money Liens securing Permitted Purchase Money Debt;

(d)            Liens for Taxes not yet due or being Properly Contested;

(e)            statutory Liens (other than Liens for Taxes or imposed under ERISA or Applicable Pension Legislation) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or Subsidiary;

(f)             Liens incurred or deposits made with respect to a Borrower Group in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, in each case, with respect to such Borrower Group, as long as such Liens are at all times junior to Agent's Liens;

(g)            Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(h)            Liens arising by virtue of a judgment or judicial order against any Obligor or Subsidiary, or any Property of an Obligor or Subsidiary, as long as such Liens are (i) in existence for less than 30 consecutive days or being Properly Contested, and (ii) at all times junior to Agent's Liens;

(i)             easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(j)             with respect to Real Estate, Liens that are exceptions to the commitments for title insurance issued in connection with the mortgage of Term Loan Agent encumbering such real property (including the items reflected on Schedule B to each such commitment (copies of which have been made available to Agent on or prior to the Closing Date));

(k)            normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(l)             Liens shown on Schedule 10.2.2(l);

(m)           licenses, sublicenses, leases or subleases of Intellectual Property granted by the Obligors or any of their respective Subsidiaries to the extent such licenses, sublicenses, leases or subleases are permitted by Section 10.2.6;

(n)            possessory Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(o)            Liens securing Debt owing by Foreign Subsidiaries to Persons other than Agent and Lenders permitted pursuant to Section 10.2.1(n) so long as no Obligor guaranties such Debt and such Debt is not secured by the Collateral; and

(p)            Liens exclusively on the unearned premiums relating to debt incurred in the Ordinary Course of Business in connection with the financing of insurance premiums, other than with respect to business interruption insurance, property insurance and automobile insurance premiums; provided, that the amount of debt secured by such Liens shall not exceed the Dollar Equivalent of $6,000,000 in any twelve-month period.

10.2.3.     Intentionally omitted.

10.2.4.     Distributions; Upstream Payments. Declare or make any Distributions, except (a) Permitted Distributions, (b) Upstream Payments, and (c) a Permitted Foreign Restructuring Transaction; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15.

10.2.5.     Restricted Investments. Make any Restricted Investment.

10.2.6.     Disposition of Assets. Make any Asset Disposition, except (a) a Permitted Asset Disposition, (b) a disposition of Equipment under Section 8.4.2, (c) a transfer of Property by a Canadian Subsidiary or Canadian Obligor to a Canadian Borrower or another Canadian Obligor, (d) a transfer of Property by a Foreign Subsidiary to a U.S. Obligor (or, if such Foreign Subsidiary's direct parent is a Canadian Obligor, to such Canadian Obligor), (e) a transfer of Property by a Domestic Subsidiary or U.S. Obligor to a U.S. Borrower or another U.S. Obligor, or (f) a Permitted Foreign Restructuring Transaction.

10.2.7.     Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) loans or advances to officers or employees in the Ordinary Course of Business pursuant to and in accordance with the terms of any Plan in an aggregate amount not to exceed the Dollar Equivalent of $1,500,000 at any time; (c) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (d) deposits with financial institutions permitted hereunder; (e) as long as no Default or Event of Default exists, intercompany loans by a U.S. Borrower to a U.S. Obligor or by a U.S. Obligor to another U.S. Obligor; (f) as long as no Default or Event of Default exists, intercompany loans by Canadian Borrower to a Canadian Obligor or by a Canadian Obligor to another Canadian Obligor; (g) as long as no Default or Event of Default exists, intercompany loans by a Foreign Obligor to another Foreign Obligor; (h) as long as no Default or Event of Default exists, intercompany loans by a Non-Obligor Subsidiary to another Non-Obligor Subsidiary; (i) loans permitted by Section 10.2.1(t); (j) loans existing as of the Closing Date and set forth on Schedule 10.2.7; and (k) as long as no Default or Event of Default exists, loans or advances by the Obligors to Sencan UK in an aggregate amount which, when aggregated with Investments made pursuant to clause (k) of the definition of Restricted Investments, do not exceed $500,000 at any one time outstanding.

10.2.8.     Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any:

(a)            Subordinated Debt (other than Subordinated Debt of the type described in the following clause (b)), except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer or vice president of finance or similar officer having primary responsibility for financial matters of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied);

(b)            Subordinated Debt constituting earn-out or deferred compensation payments in respect of any Permitted Acquisition or Debt of the type permitted by Sections 10.2.1(m), (n), (r) and (s), except payments made when the following conditions are satisfied:

(i)            no Default or Event of Default has occurred or would result from such payment,

(ii)           Average Availability for the 60 day period immediately preceding such payment calculated on a pro forma basis assuming such payment occurred on the first day of such period (including any Loans made hereunder to finance such payment) shall be greater than or equal to the greater of

(A) 15% of the aggregate Commitments and

(B) $6,500,000,

(iii)          Availability, on the date of such payment immediately after giving effect to the consummation of such payment (including any Loans made hereunder to finance such payment) shall be greater than or equal to the greater of

(A) 15% of the aggregate Commitments and

(B) $6,500,000,

(iv)          Borrowers provide Agent evidence that, after giving effect to the consummation of such payment, Obligors are in compliance with the financial covenant set forth in Section 10.3 on a pro forma basis; provided, that such financial covenant shall be measured as of the most recently ended fiscal month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended,

(v)           no Borrower or Guarantor will be rendered not Solvent by such payment and a Senior Officer or vice president of finance or similar officer having primary responsibility for financial matters of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all such conditions have been satisfied);

(c)            the Term Loan Debt, except regularly scheduled payments of principal, interest and fees, and prepayments (including, without limitation, the Excess Cash Flow Prepayments) but only to the extent each such prepayment is expressly permitted under the terms of the Intercreditor Agreement;

(d)            Borrowed Money (other than the Obligations, the Term Loan Debt and Debt of the type permitted by Section 10.2.1(m), (n), (r), (s) and (t)) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent), except payments on Borrowed Money not in excess of the Dollar Equivalent of $1,000,000 per Fiscal Year so long as no Default or Event of Default exists at the time of such payment or would result therefrom; or

(e)            Debt of the type permitted by Section 10.2.1(t), except payments made when no Default or Event of Default exists at the time of such payment or would result therefrom.

10.2.9.     Fundamental Changes. Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization (except with respect to each of the foregoing, without giving Agent at least 30 days (or such shorter period as may be agreed to by Agent in its discretion) prior written notice thereof and complying with all reasonable requirements of Agent in regard thereto, including with respect to delivery of all documents, certificates, opinions, and information reasonably requested by Agent to maintain the validity, perfection, and priority of the security interests of Agent in the Collateral); liquidate, wind up its affairs or dissolve itself; or merge, combine, consolidate or amalgamate with any Person, whether in a single transaction or in a series of related transactions, except for (a) mergers, amalgamations or consolidations of a wholly-owned Domestic Subsidiary that is a U.S. Obligor with another wholly-owned Domestic Subsidiary that is a U.S. Obligor or with a U.S. Borrower; provided, that in the case of any merger or consolidation with a U.S. Borrower, a U.S. Borrower shall be the surviving Person; (b) mergers, amalgamations or consolidations of a wholly-owned Canadian Subsidiary that is a Canadian Guarantor with another wholly-owned Canadian Subsidiary that is a Canadian Guarantor or with Canadian Borrower; provided that in the case of any merger, amalgamation or consolidation with Canadian Borrower, Canadian Borrower shall be the surviving or continuing Person; or (c) Permitted Acquisitions.

10.2.10.   Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except director's qualifying shares.

10.2.11.   Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except (i) in connection with a transaction permitted under Section 10.2.9 or (ii) in a manner that could not reasonably be expected to have an adverse effect on the Lenders.

10.2.12.   Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Obligors and Subsidiaries with respect to any tax period after the 2012 Closing Date.

10.2.13.   Accounting Changes. Make any material change in accounting treatment or reporting practices, except as allowed or required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14.   Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

10.2.15.   Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16.   Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date, any activities reasonably related or incidental thereto, or engage in a business reasonably similar, ancillary, related or complementary thereto or that is a reasonable extension, development or expansion thereof.

10.2.17.   Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers, employees and consultants who are Affiliates, in each case for services actually rendered, and payment of customary directors' fees and indemnities (including severance and indemnification arrangements with officers and employees in the Ordinary Course of Business and participation in stock option plans and employee benefit plans and arrangements in the Ordinary Course of Business); (c) transactions solely among U.S. Borrowers or U.S. Obligors; (d) transactions solely among Canadian Obligors; (e) transactions solely among Foreign Obligors; (f) transactions solely among Non-Obligor Subsidiaries; (g) transactions with Affiliates that were consummated on or prior to the Closing Date, as shown on Schedule 10.2.17; (h) sales of Inventory and services between Obligors in the Ordinary Course of Business and sales of Equipment constituting Permitted Asset Dispositions, in each case, upon fair and reasonable terms; (i) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm's-length transaction with a non-Affiliate; and (j) a Permitted Foreign Restructuring Transaction.

10.2.18.   Plans. Become party to any Multiemployer Plan, Canadian Pension Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19.   Amendments to Term Loan Debt and Subordinated Debt.

(a)            Amend, supplement or otherwise modify any document, instrument or agreement relating to the Term Loan Debt; provided, however, that Obligors may amend, restate, supplement or otherwise modify any Term Loan Debt Document to the extent expressly permitted under the terms of the Intercreditor Agreement.

(b)            Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any material fees or material charges; (vi) (A) modifies any covenant in a manner, or (B) adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Obligor or Subsidiary, or that is otherwise materially adverse to any Obligor, any Subsidiary or Lenders; or (vii) results in the Obligations not being fully benefited by the subordination provisions thereof

10.2.20.   Foreign Restructuring Transactions. Consummate any Foreign Restructuring Transaction other than a Permitted Foreign Restructuring Transaction.

10.3.        Financial Covenant. As long as any Borrower Group Commitments or Borrower Group Obligations are outstanding, Borrowers shall, during any Covenant Testing Period, demonstrate that the Fixed Charge Coverage Ratio as of the most recent fiscal month end for which financial statements have been (or were required to be) delivered hereunder for the twelve fiscal months then ended and as of each month end thereafter for the twelve months then ended was at least 1.10 to 1.00.

Section 11.       EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1.        Events of Default. Each of the following shall be an "Event of Default" if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)            An Obligor in any Borrower Group fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any LC Obligation of such Borrower Group, or (ii) within three Business Days after the same becomes due interest on any Loan to such Borrowers within such Borrower Group, or any commitment or other fee of such Borrower Group due hereunder, or (iii) within five Business Days after the same becomes due, any other Obligation of such Borrower Group payable hereunder or under any other Loan Document;

(b)            Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)            An Obligor breaches or fails to (i) perform any covenant contained in Section 7.2, 7.4, 7.6, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.2 or 10.3 or (ii) perform any covenant contained in Section 8.1 and such breach or failure is not cured within 2 Business Days; provided, however, that such opportunity to cure shall not be available to Obligors more than 3 times during any Fiscal Year.

(d)            An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)            A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)            Any breach or default of an Obligor occurs under any Hedging Agreement, any Term Loan Debt Document or under any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of the Dollar Equivalent of $2,500,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)            Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, the Dollar Equivalent of $2,500,000 (net of insurance coverage therefor that has not been denied by the insurer) or any material nonmonetary judgment or order is entered against an Obligor, unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h)            A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds the Dollar Equivalent of $2,000,000;

(i)             An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any business that is material to the Obligors and their Subsidiaries, taken as a whole; an Obligor suffers the loss, revocation or termination of any license, permit, lease or agreement that is material to the Obligors and their Subsidiaries, taken as a whole; there is a cessation of any part of an Obligor's business that is material to the Obligors and their Subsidiaries, taken as a whole, for a material period of time; any Collateral or Property of an Obligor that is material to the Obligors and their Subsidiaries, taken as a whole, is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j)             An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a Creditor Representative is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and such Obligor consents to institution of the proceeding, the petition or other filing commencing the proceeding is not timely contested by such Obligor, the petition or other filing is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;

(k)            (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in excess of the Dollar Equivalent of $2,500,000, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan if such failure could reasonably be expected to result in a liability of an Obligor in excess of the Dollar Equivalent of $2,500,000; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan; or (ii) a Termination Event occurs with respect to a Canadian Pension Plan that has resulted or could reasonably be expected to result in a liability of any Canadian Obligor in excess of the Dollar Equivalent of $2,500,000 and which, in Agent's determination, constitutes grounds for the termination under any Applicable Pension Legislation of any Canadian Pension Plan which provides benefits on a defined benefits basis or for the appointment by the appropriate Governmental Authority of an administrator or trustee for any Canadian Pension Plan, or if any Canadian Pension Plan shall be terminated or any such trustee shall be requested or appointed, or if any Canadian Obligor is in default with respect to payments to a Canadian Pension Plan resulting from their complete or partial withdrawal from such Canadian Pension Plan, or any Lien arises (other than for contribution amounts not yet due) in connection with any Canadian Pension Plan; provided, however, that if any of the foregoing events occurs as a result of the acts or omissions of a Person that is not an Obligor or a Subsidiary of an Obligor, such event shall not constitute an Event of Default until five days after the occurrence of such event;

(l)             An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor's business, or (ii) violating any state, federal, provincial or foreign law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(m)           A Change of Control occurs;

(n)            The indictment by any Governmental Authority as to which there is a reasonable possibility of an adverse determination, in the determination of Agent, under any criminal statute, or commencement of criminal or civil proceedings against an Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the Collateral or any other property of the Obligors which is necessary or material to the conduct of their business; or

(o)            For any reason any Loan Document ceases to be in full force and effect or any Lien of Agent with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other Liens (other than Permitted Liens) or is terminated, revoked or declared void.

11.2.        Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)            declare any Borrower Group Obligations (other than Secured Bank Product Obligations with respect to such Borrower Group) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b)            terminate, reduce or condition any Commitment, or make any adjustment to the Canadian Borrowing Base or the U.S. Borrowing Base;

(c)            require Obligors within each Borrower Group to Cash Collateralize any LC Obligations, Secured Bank Product Obligations and other Borrower Group Obligations of such Borrower Group that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Borrower Group Lenders or Required Lenders) advance the required Cash Collateral as Revolver Loans under such Borrower Group Commitment (whether or not an Overadvance under the applicable Borrowing Base exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)            exercise any other rights or remedies afforded under any agreement, by Applicable Law, including the rights and remedies of a secured party under the UCC and the PPSA. Such rights and remedies include the rights to (i) take possession of any Collateral of such Borrower Group; (ii) require Obligors within such Borrower Group to assemble Collateral of such Borrower Group, at the expense of the Obligors within such Borrower Group, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral of such Borrower Group is located and store such Collateral on such premises until sold (and if the premises are owned or leased by an Obligor within such Borrower Group, Obligors within such Borrower Group agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral of such Borrower Group in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days' notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor's premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral of such Borrower Group for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3.        License. Each Obligor hereby grants to Agent an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person), during the existence of any Event of Default, any or all Intellectual Property owned by Obligors or for which Obligors have a right to sublicense, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.

11.4.        Setoff. At any time during an Event of Default, Agent, the Applicable Issuing Bank, the Applicable Lenders, and any of their Affiliates and branches are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, the Applicable Issuing Bank, such Applicable Lender or such Affiliate or branch to or for the credit or the account of an Obligor against any Borrower Group Obligations of such Borrower Group, irrespective of whether or not Agent, the Applicable Issuing Bank, such Applicable Lender or such Affiliate or branch shall have made any demand under this Agreement or any other Loan Document and although such Borrower Group Obligations may be contingent or unmatured or are owed to a branch or office of Agent, the Applicable Issuing Bank, such Applicable Lender or such Affiliate or branch different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, the Applicable Issuing Bank, each Applicable Lender and each such Affiliate or branch under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5.        Remedies Cumulative; No Waiver.

11.5.1.     Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of each Credit Party are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2.     Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of any Credit Party to require strict performance by Obligors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

11.6.       Judgment Currency. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in Dollars or in any other currency (hereinafter in this Section 11.6 called the "first currency") into any other currency (hereinafter in this Section 11.6 called the "second currency"), then the Spot Rate shall be used as the rate of exchange for buying the first currency with the second currency prevailing at Agent's close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made by an Obligor to any Credit Party pursuant to this Agreement in the second currency shall constitute a discharge of the obligations of any applicable Obligors to pay to such Credit Party any amount originally due to the Credit Party in the first currency under this Agreement only to the extent of the amount of the first currency which such Credit Party is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with such Credit Party's normal banking procedures, with the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due to such Credit Party in the first currency under this Agreement, the other Obligors within its Borrower Group agree that they will indemnify each Credit Party against and save such Credit Party harmless from any shortfall so arising. This indemnity shall constitute an obligation of each such Obligor separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to any Credit Party under any Loan Documents or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by such Credit Party and Obligors shall not be entitled to require any proof or evidence of any actual loss. If the amount of the first currency exceeds the amount originally due to a Credit Party in the first currency under this Agreement, such Credit Party shall promptly remit such excess to the Obligors in the affected Borrower Group. The covenants contained in this Section 11.6 shall survive the Full Payment of the Obligations under this Agreement.

Section 12.       AGENT

12.1.       Appointment, Authority and Duties of Agent.

12.1.1.     Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. The duties of Agent are ministerial and administrative in nature only, and Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Account or Inventory constitutes an Eligible Domestic Account, an Eligible Foreign Account, Eligible Inventory or Eligible In-Transit Inventory, whether to impose or release any reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2.     Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Required Lenders or Required Borrower Group Lenders in accordance with this Agreement.

12.1.3.     Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4.     Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders, Required Borrower Group Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders or Required Borrower Group Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders or Required Borrower Group Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2.        Agreements Regarding Collateral and Borrower Materials.

12.2.1.     Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations secured by such Collateral; (b) that is the subject of a disposition or Lien that Obligors of the applicable Borrower Group certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); provided, however that Obligors shall not be required to deliver such certification for (i) any individual Permitted Asset Disposition or other disposition pursuant to Section 8.4.2 involving assets with a fair market or book value (whichever is more) of the Dollar Equivalent of $50,000 or less or (ii) for Permitted Asset Dispositions or other dispositions pursuant to Section 8.4.2 involving assets with a fair market or book value (whichever is more) of the Dollar Equivalent of $250,000 or less in the aggregate during any 12 month period, and in each case Agent's Lien in the assets disposed pursuant to such dispositions shall be deemed to be released automatically without further action by Borrowers or agent; (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Borrower Group Lenders of the Borrower Group Obligations secured by such Collateral. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent shall have no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent's Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2.     Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are, under the UCC, the PPSA or other Applicable Law, perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent's request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent's instructions.

12.2.3.     Reports. Agent shall promptly provide to Lenders, when complete, any field audit, examination or appraisal report prepared for Agent with respect to any Obligor or Collateral ("Report"). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only specific information regarding the Obligations or Collateral and will rely significantly upon Obligors' books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender's internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender's Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3.        Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4.        Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from an Obligor or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations), or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC or PPSA sales or other dispositions of Collateral, or to assert any rights relating to any Collateral.

12.5.        Ratable Sharing. If any Applicable Lender obtains any payment or reduction of any Borrower Group Obligation, whether through set-off or otherwise, in excess of its share of such Borrower Group Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.2, as applicable, such Applicable Lender shall forthwith purchase from Agent, the Applicable Issuing Bank and the other Applicable Lenders such participations in the affected Borrower Group Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if an Applicable Defaulting Lender obtains a payment or reduction of any Borrower Group Obligation, it shall immediately turn over the amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Borrower Group Obligation affected by such payment or reduction. No Lender shall set off against any Dominion Account without Agent's prior consent.

12.6.        Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent's discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any Creditor Representative or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys' fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7.        Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8.        Successor Agent and Co-Agents.

12.8.1.     Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a U.S. Lender or an Affiliate of a U.S. Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor agent is appointed prior to the effective date of Agent's resignation, then Agent may appoint a successor agent that is a financial institution acceptable to it, which shall be a Lender unless no Lender accepts the role. Upon acceptance by a successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent's resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2.     Co-Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If necessary or appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Document shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If the agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9.        Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates or branches.

12.10.      Remittance of Payments and Collections.

12.10.1.   Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent's right of offset for any amounts due from such payee under the Loan Documents.

12.10.2.   Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for U.S. Base Rate Loans (or, if a Canadian Lender and such amount is denominated in Dollars, Canadian Base Rate Loans, or, if a Canadian Lender and such amount is denominated in Canadian Dollars, Canadian Prime Rate Loans). In no event shall Borrowers be entitled to receive credit for any interest paid by a Secured Party to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.10.3.   Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender's Pro Rata share of the amounts required to be returned.

12.11.      Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms "Lenders," "Required Lenders," "Required Borrower Group Lenders" or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates and branches may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12.      Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an "Arranger," "Bookrunner" or "Agent" of any type shall have no right, power or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13.     Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by Section 5.6 and this Section 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider's Secured Bank Product Obligations.

12.14.      No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

12.15.     Solidary Interests/Quebec Liens (Hypothecs).

(a)            For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Quebec between each Secured Party, taken individually, on the one hand, and Agent, on the other hand, each Obligor granting a Lien (hypothec) to Agent under the Civil Code of Quebec and each such Secured Party acknowledges and agrees with Agent that such Secured Party and Agent are hereby conferred the legal status of solidary creditors of each such Obligor in respect of all indebtedness, liabilities and other obligations, present and future, owed by each such Obligor to Agent and such Secured Party hereunder and under the other Loan Documents (collectively, the "Solidary Claim") and that, accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Quebec, each such Obligor is irrevocably bound towards Agent and each Secured Party in respect of the entire Solidary Claim of Agent and such Secured Party. As a result of the foregoing, the parties hereto acknowledge that Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of Agent and such Secured Party and the right to give full acquittance for it. Accordingly, and without limiting the generality of the foregoing, Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full acquittance for same. By its execution of the Loan Documents to which it is a party, each such Obligor not a party hereto shall also be deemed to have accepted the stipulations hereinabove provided. The parties further agree and acknowledge that such Liens (hypothecs) under the Loan Documents shall be granted to Agent, for its own benefit and for the benefit of Secured Parties, as solidary creditor as hereinabove set forth.

(b)            In addition, and without limiting any of the foregoing, for greater certainty, and without limiting the powers of Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Quebec to secure the prompt payment and performance of any and all Obligations by any Obligor, each of the Secured Parties hereby irrevocably appoints and authorizes Agent and, to the extent necessary, ratifies the appointment and authorization of Agent, to act as the hypothecary representative of the present and future creditors as contemplated under Article 2692 of the Civil Code of Quebec (in such capacity, the "Attorney"), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (i) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (ii) benefit from and be subject to all provisions hereof with respect to Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and the Obligors. Any person who becomes a Secured Party shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of Agent pursuant to the provisions of this Section 12 also constitutes the substitution of the Attorney. Agent acting as the Attorney shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of Agent in this Agreement, which shall apply mutatis mutandis to Agent acting as the Attorney.

Section 13.       BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1.        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2.       Participations.

13.2.1.            Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution ("Participant") a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant with respect to U.S. Direct Obligations that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless U.S. Borrowers agree otherwise in writing.

13.2.2.            Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral.

13.2.3.            Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.2.4.            Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.3.       Assignments.

13.3.1.            Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender's rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of the Dollar Equivalent of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of the Dollar Equivalent of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender's rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least the Dollar Equivalent of $5,000,000 (unless otherwise agreed by Agent in its discretion); (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance; and (d) unless such requirement is waived by Agent, after giving effect to such assignment, the transferor Lender's Pro Rata share of the Borrower Group Commitments with respect to U.S. Borrowers shall be the same as such Lender's (or its Affiliate or branch which is a Canadian Qualified Lender) Pro Rata share of the Borrower Group Commitments with respect to Canadian Borrower. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

13.3.2.            Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3.            Certain Assignees. No assignment or participation may be made to an Obligor, Affiliate of an Obligor, Defaulting Lender or natural person. Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

13.3.4.            Register. Agent, acting as a non-fiduciary agent of the applicable Borrower Group (solely for tax purposes), shall maintain (a) a copy of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Obligors, Agent and Lenders shall treat each lender recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. The register shall be available for inspection by Obligors or any Lender, from time to time upon reasonable notice.

13.4.       Replacement of Certain Lenders. If a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), then, in addition to any other rights and remedies that any Person may have, Agent or Borrower Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

Section 14.       MISCELLANEOUS

14.1.       Consents, Amendments and Waivers.

14.1.1.            Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders or, to the extent specifically provided in a Loan Document, Required Borrower Group Lenders, or to the extent a waiver or amendment otherwise uniquely and predominately affects the Canadian Obligors, the Canadian Obligations, the Canadian Borrowing Base, the Canadian Collateral or the Borrower Group Commitments of Canadian Lenders, only the Required Canadian Borrower Group Lenders shall be required to so consent) and each Obligor party to such Loan Document; provided, however, that

(a)            without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)            without the prior written consent of Issuing Banks, no modification shall be effective with respect to any LC Obligations, Section 2.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of Issuing Banks;

(c)            without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date applicable to such Lender's Obligations; or (iv) amend this clause (c);

(d)            without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) alter Section 5.6.2, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of Borrowing Base (or any defined term used in such definition), U.S. Borrowing Base (or any defined term used in such definition), Pro Rata or Required Lenders; (iii) increase any advance rate under the U.S. Borrowing Base or the Canadian Borrowing Base; (iv) release all or substantially all Collateral; or (v) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations;

(e)            without the prior written consent of all Canadian Lenders (except a Defaulting Lender as provided in Section 4.2 and except for any reallocation of Borrower Group Commitments contemplated by Section 2.1.6), no modification shall be effective that would amend the definition of Canadian Borrowing Base (or any defined term used in such definition) or Required Borrower Group Lenders, increase the advance rate to Canadian Borrower or increase the total Borrower Group Commitments to Canadian Borrower;

(f)            without the prior written consent of Borrowers, Agent and Affected Lenders (as defined herein), no modification shall be effective to reallocate a portion of a U.S. Lender's Borrower Group Commitment to U.S. Borrowers to its (or its Affiliate's or branch's) Borrower Group Commitment to Canadian Borrower or vice versa (such U.S. Lender and its affiliated Canadian Lender being referred to in this clause (f) as an "Affected Lender"). For the avoidance of doubt, the parties hereto acknowledge and agree that no other party hereto shall be required to consent to any such reallocation or any amendment to this Agreement or any other Loan Document giving effect to any such reallocation; and

(g)            without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects its relative payment priority under Section 5.6.2.

14.1.2.            Limitations. The agreement of Obligors shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product Provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3.            Payment for Consents. No Borrower within a Borrower Group will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender to such Borrower Group (in its capacity as a Lender to such Borrower Group hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2.        Indemnity.

14.2.1.            EACH OBLIGOR WITHIN A BORROWER GROUP SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES PROVIDING CREDIT TO OR OTHERWISE REPRESENTING OR ACTING ON BEHALF OF ANY INDEMNITEES PROVIDING CREDIT TO SUCH BORROWER GROUP AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE; provided that in no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.2.2.            U.S. Borrowers shall be deemed to have given the foregoing indemnity set forth in Section 14.2.1 with respect to all Claims against any Indemnitees and, without limiting the foregoing, U.S. Borrowers agree, jointly and severally, to indemnify and defend the Indemnitees and hold the Indemnitees harmless from and against any and all Claims that may be instituted or asserted against or incurred by any of the Indemnitees. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.2.3.            If and to the extent that any Claim is asserted against any Indemnitee and such Claim is not attributed solely to any transaction or occurrence arising out of or related to a Borrower Group or the obligations incurred or, repayments made by or Collateral or such Borrower Group, or a Borrower within a Borrower Group disputes its liability for any Claim, then, in any such event, all Borrowers shall jointly and severally indemnify and defend the Indemnitees and hold them harmless from and against any and all such Claims; provided that in no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3.        Notices and Communications.

14.3.1.            Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent's address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. (or, if applicable, Canadian) mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.6, 2.3, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

14.3.2.            Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3.            Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent ("Platform"). Borrowers (or other Obligors, if applicable) shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Lenders on the Platform. The Platform is provided "as is" and "as available." Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. Lenders acknowledge that Borrower Materials may include material non-public information of Obligors and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Obligor's securities. No Agent Indemnitee shall have any liability to Obligors, Lenders or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials and other information through the Platform.

14.3.4.            Public Information. Obligors and Secured Parties acknowledge that "public" information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.

14.3.5.            Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of an Obligor.

14.4.        Performance of Borrowers' Obligations. Agent may, in its discretion at any time and from time to time, at the expense of Borrowers within the applicable Borrower Group, pay any amount or do any act required of an Obligor within such Borrower Group under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Borrower Group Obligations of such Borrower Group; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent's Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers within the Applicable Borrower Group, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to U.S. Base Rate Loans (or, if amounts constituting Canadian Obligations denominated in Dollars, Canadian Base Rate Loans or, if amounts constituting Canadian Obligations denominated in Canadian Dollars, Canadian Prime Rate Loans). Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5.        Credit Inquiries. Each Credit Party may (but shall have no obligation to) respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6.        Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7.        Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8.        Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Agent may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act. Upon request by Agent, any electronic signature or delivery shall be promptly followed by a manually executed or paper document.

14.9.        Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. This Agreement and the other Loan Documents are intended by the Obligors, Agent and Lender to be the final, complete and exclusive expression of the agreement between them. Except to the extent otherwise provided in Section 14.19, this Agreement and the other Loan Documents supersede all prior oral or written agreements among the parties relating to the subject matter thereof.

14.10.      Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11.     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm's-length commercial transactions between Obligors and such Person; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12.     Confidentiality. Each of Agent, Lenders and Issuing Banks shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, branches and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process provided that it has used reasonable efforts to give the owner of such Information an opportunity to obtain a protective order; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; (h) on a confidential basis to a provider of a Platform; or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) is available to Agent, any Lender, any Issuing Bank or any of their Affiliates and branches on a nonconfidential basis from a source other than Obligors. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Obligors' logos, trademarks or product photographs in advertising materials with Borrower Agent's permission, which shall not be unreasonably withheld. As used herein, "Information" means all information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that which it accords its own confidential information. Each of Agent, Lenders and Issuing Banks acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law.

14.13.     Lender Loss Sharing Agreement.

(a)            Definitions. As used in this Section 14.13, the following terms shall have the following meanings:

(i)            CAM: shall mean the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections established in Section 14.13(b).

(ii)           CAM Exchange: shall mean the exchange of the U.S. Lenders' interests and the Canadian Lenders' interests provided for in Section 14.13(b).

(iii)          CAM Exchange Date: shall mean the first date after the Closing Date on which there shall occur (a) any event described in Section 11.1(j) with respect to any Borrower or (b) an acceleration of Loans and termination of the Commitments pursuant to Section 11.2 of this Agreement.

(iv)          CAM Percentage: as to each Lender, a fraction, (A) the numerator of which shall be the aggregate amount of such Lender's Commitments immediately prior to the CAM Exchange Date and the termination of the Commitments, and (B) the denominator of which shall be the amount of the Commitments of all the Lenders immediately prior to the CAM Exchange Date and the termination of the Commitments.

(v)           Designated Obligations: shall mean all Obligations of the Borrowers with respect to (A) principal and interest under the U.S. Revolver Loans, Canadian Revolver Loans, Swingline Loans, Overadvance Loans and Protective Advances, (B) unreimbursed drawings under Letters of Credit and interest thereon, and (C) fees under Section 3.2 of this Agreement.

(vi)          Revolving Facilities: shall mean the facilities established for the U.S. Revolver Loans and the Canadian Revolver Loans, and Revolving Facility means any one of such revolving facilities.

(b)            CAM Exchange.

(i)            On the CAM Exchange Date,

(A)           the Borrower Group Commitments for U.S. Revolver Loans and the Borrower Group Commitments for Canadian Revolver Loans shall have terminated in accordance with Section 11.2 of this Agreement,

(B)            each U.S. Lender shall fund its participation in any outstanding U.S. Swingline Loans and U.S. Protective Advances in accordance with Sections 4.1.3 and 2.1.8 of this Agreement, and each Canadian Lender shall fund its participation in any outstanding Canadian Swingline Loans and Canadian Protective Advances in accordance with Sections 4.1.3 and 2.1.8 of this Agreement.

(C)            each U.S. Lender shall fund its participation in any unreimbursed drawings made under the applicable U.S. Letters of Credit pursuant to Section 2.3.2 of this Agreement, and each Canadian Lender shall fund its participation in any unreimbursed drawings made under the applicable Canadian Letters of Credit pursuant to Section 2.3.2 of this Agreement.

(D)           the Lenders shall purchase in Dollars (with any amounts to be purchased not initially denominated in Dollars, converted to Dollars at the Spot Rate at par interests in the Designated Obligations under each Revolving Facility (and shall make payments to Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse the Issuing Banks for unreimbursed drawings under outstanding Letters of Credit under such Revolving Facility such that, in lieu of the interests of each Lender in the Designated Obligations under Borrower Group Commitments for U.S. Revolver Loans and the Borrower Group Commitments for Canadian Revolver Loans in which it shall participate immediately prior to the CAM Exchange Date, such Lender shall own an interest equal to such Lender's CAM Percentage in each component of the Designated Obligations immediately following the CAM Exchange.

(ii)           Each Lender and each Person acquiring a participation from any Lender as contemplated by Section 13.2 of this Agreement hereby consents and agrees to the CAM Exchange. Each Borrower agrees from time to time to execute and deliver to the Lenders all such promissory notes and other instruments and documents as Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans under this Agreement to Agent against delivery of any promissory notes so executed and delivered; provided, that the failure of any Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(iv)          As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by Agent pursuant to any Loan Document in respect of any of the Designated Obligations shall be distributed to the Lenders, pro rata in accordance with their respective CAM Percentages.

(v)           In the event that on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by any Issuing Bank that is not reimbursed by the U.S. Borrowers or the Canadian Borrower, as applicable, then each Lender shall promptly reimburse such Issuing Bank for its CAM Percentage of such unreimbursed payment.

Notwithstanding any other provision of this Agreement, Agent and the Lenders each agrees that if Agent or any Lender is required under Applicable Law to withhold, remit or deduct any taxes or other amounts from payments made by it hereunder or as a result hereof, such Person shall be entitled to withhold, remit or deduct such amounts and pay over such taxes or other amounts to the applicable Governmental Authority imposing such tax without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by Agent or the Lenders subject to such withholding, deduction or remittance to Agent or any Lenders making such withholding, deduction or remittance and paying over such amounts, but without diminution of the rights of Agent or such Lenders subject to such withholding, deduction or remittance as against the Borrowers and the other Obligors to the extent (if any) provided in this Agreement and the other Loan Documents. Any amounts so withheld, remitted or deducted shall be treated as, for the purpose of this Section 14.13, having been paid to Agent or such Lenders with respect to which such withholding, remittance or deduction was made. The intent of this provision is to allocate risk among the Lenders and not to increase the liability of any Borrower hereunder.

14.14.      GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.15.      Consent to Forum; Bail-In of EEA Financial Institutions.

14.15.1    Forum. EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT'S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15.2    Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15.3           Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that any liability arising under a Loan Document of any Secured Party that is an EEA Financial Institution, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority, and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising under any Loan Documents which may be payable to it by any Secured Party that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

14.15.4           Judicial Reference. If any action, litigation or proceeding relating to any Obligations or Loan Documents is filed in a court sitting in or applying the laws of California, the court shall, and is hereby directed to, make a general reference pursuant to Cal. Civ. Proc. Code §638 to a referee (who shall be an active or retired judge) to hear and determine all issues in the case (whether fact or law) and to report a statement of decision. Nothing in this Section shall limit any right of Agent or any other Secured Party to exercise self-help remedies, such as setoff, foreclosure or sale of Collateral, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after any judicial reference. The exercise of a remedy does not waive the right of any party to require judicial reference.

14.16.     Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17.     PATRIOT Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the PATRIOT Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the PATRIOT Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors' management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

14.18.     Canadian Anti-Money Laundering Legislation.

(a)            Each Canadian Obligor acknowledges that, pursuant to the Proceeds of Crime Act, Canadian Anti-Money Laundering & Anti-Terrorism Legislation, Canadian Economic Sanctions and Export Control Laws and “know your client” policies, regulations, laws or rules (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Canadian Obligors and their respective directors, authorizing signing officers, direct or indirect shareholders or other Persons in control of the Canadian Obligors, and the transactions contemplated hereby. Each Canadian Obligor shall promptly (and, in any event, within ten (10) Business Days after request therefor) provide all such information, including supporting documentation and other evidence, as may be reasonably requested in writing by any Lender or any prospective assignee or participant of a Lender, any Issuing Bank or Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)            If Agent has ascertained the identity of any Canadian Obligor or any authorized signatories of any Canadian Obligor for the purposes of applicable AML Legislation, then Agent:

(i)            shall be deemed to have done so as an agent for each Canadian Lender and this Agreement shall constitute a “written agreement” in such regard between each Canadian Lender and Agent within the meaning of the applicable AML Legislation; and

(ii)            shall provide to each Canadian Lender, copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Canadian Lender agrees that Agent has no obligation to ascertain the identity of the Canadian Obligors or any authorized signatories of the Canadian Obligors on behalf of any Canadian Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Obligor or any such authorized signatory in doing so.

14.19.     Amendment and Restatement. This Agreement amends and restates and supersedes the Existing Loan Agreement in its entirety. All rights, benefits, indebtedness, interests, liabilities and obligations of the parties to the Existing Loan Agreement and the agreements, documents and instruments executed and delivered in connection with the Existing Loan Agreement (collectively, the "Existing Loan Documents") are hereby renewed, amended, restated and superseded in their entirety according to the terms and provisions set forth herein and in the other Loan Documents. This Agreement does not constitute, nor shall it result in, a waiver of or release, discharge or forgiveness of any amount payable pursuant to the Existing Loan Documents or any indebtedness, liabilities or obligations of Obligors thereunder, all of which are renewed and continued and are hereafter payable and to be performed in accordance with this Agreement and the other Loan Documents. Neither this Agreement nor any other Loan Document extinguishes the indebtedness or liabilities outstanding in connection with the Existing Loan Documents, nor do they constitute a novation with respect thereto. All security interests, pledges, assignments and other Liens previously granted by any Obligor pursuant to the Existing Loan Documents are hereby renewed and continued, and all such security interests, pledges, assignments and other Liens shall remain in full force and effect as security for the Obligations except as modified by the provisions hereof. Amounts in respect of interest, fees and other amounts payable to or for the account of Agents, Issuing Bank and Lenders shall be calculated (i) in accordance with the provisions of the Existing Loan Agreement with respect to any period (or a portion of any period) ending prior to the Closing Date, and (ii) in accordance with the provisions of this Agreement with respect to any period (or a portion of any period) commencing on or after the Closing Date.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered under seal as of the date set forth above.

U.S. BORROWERS:
MAUI ACQUISITION CORP.
By:	/s/ GRAY HUDKINS
Name: Gray Hudkins
Title: Vice President and Secretary

Address:	Maui Acquisition Corp. 13386 International Parkway Jacksonville, Florida 32218 Attn: Scott O'Brien, President Gray Hudkins, Vice President Telecopy: (904) 741-5418

With a copy to:	Kane Kessler, P.C. 666 Third Avenue 23rd Floor New York, New York 10017 Attn: Robert L. Lawrence Aris Haigian Gary Constable Telecopy: (212) 245-3009

SAFARILAND, LLC
By:	/s/ GRAY HUDKINS
Name: Gray Hudkins
Title: Vice President

Address:	Safariland, LLC 13386 International Parkway Jacksonville, Florida 32218 Attn: Scott O'Brien Susanne Paskins Telecopy: (904) 741-5418

With a copy to:	Kane Kessler, P.C. 666 Third Avenue 23rd Floor New York, New York 10017 Attn: Robert L. Lawrence Aris Haigian Gary Constable Telecopy: (212) 245-3009

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Second Amended and Restated Loan and Security Agreement (Safariland)

SAFARILAND GLOBAL SOURCING, LLC
By:	/s/ GRAY HUDKINS
Name: Gray Hudkins
Title: Vice President

Address:	Safariland Global Sourcing, LLC 13386 International Parkway Jacksonville, Florida 32218 Attn: Scott O'Brien Susanne Paskins Telecopy: (904) 741-5418

With a copy to:	Kane Kessler, P.C. 666 Third Avenue 23rd Floor New York, New York 10017 Attn: Robert L. Lawrence Aris Haigian Gary Constable Telecopy: (212) 245-3009

HORSEPOWER, LLC
By:	/s/ GRAY HUDKINS
Name: Gray Hudkins
Title: Vice President

Address:	Horsepower, LLC 13386 International Parkway Jacksonville, Florida 32218 Attn: Scott O'Brien Susanne Paskins Telecopy: (904) 741-5418

With a copy to:	Kane Kessler, P.C. 666 Third Avenue 23rd Floor New York, New York 10017 Attn: Robert L. Lawrence Aris Haigian Gary Constable Telecopy: (212) 245-3009

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Second Amended and Restated Loan and Security Agreement (Safariland)

MUSTANG SURVIVAL HOLDINGS, INC.
By:	/s/ GRAY HUDKINS
Name: Gray Hudkins
Title: Vice President

Address:	Mustang Survival Holdings, Inc. 13386 International Parkway Jacksonville, Florida 32218 Attn: Scott O'Brien Susanne Paskins Telecopy: (904) 741-5418
With a copy to:	Kane Kessler, P.C. 666 Third Avenue 23rd Floor New York, New York 10017 Attn: Robert L. Lawrence Aris Haigian Gary Constable Telecopy: (212) 245-3009

MUSTANG SURVIVAL, INC.
By:	/s/ GRAY HUDKINS
Name: Gray Hudkins
Title: Vice President

Address:	Mustang Survival, Inc. 13386 International Parkway Jacksonville, Florida 32218 Attn: Scott O'Brien Susanne Paskins Telecopy: (904) 741-5418
With a copy to:	Kane Kessler, P.C. 666 Third Avenue 23rd Floor New York, New York 10017 Attn: Robert L. Lawrence Aris Haigian Gary Constable Telecopy: (212) 245-3009

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Second Amended and Restated Loan and Security Agreement (Safariland)

MUSTANG SURVIVAL MFG, INC.
By:	/s/ GRAY HUDKINS
Name: Gray Hudkins
Title: Vice President

Address:	Mustang Survival Mfg, Inc. 13386 International Parkway Jacksonville, Florida 32218 Attn: Scott O'Brien Susanne Paskins Telecopy: (904) 741-5418
With a copy to:	Kane Kessler, P.C. 666 Third Avenue 23rd Floor New York, New York 10017 Attn: Robert L. Lawrence Aris Haigian Gary Constable Telecopy: (212) 245-3009

MED-ENG, LLC
By:	/s/ GRAY HUDKINS
Name: Gray Hudkins
Title: Vice President

Address:	Med-Eng, LLC 13386 International Parkway Jacksonville, Florida 32218 Attn: Scott O'Brien Susanne Paskins Telecopy: (904) 741-5418
With a copy to:	Kane Kessler, P.C. 666 Third Avenue 23rd Floor New York, New York 10017 Attn: Robert L. Lawrence Aris Haigian Gary Constable Telecopy: (212) 245-3009

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Second Amended and Restated Loan and Security Agreement (Safariland)

TACTICAL COMMAND INDUSTRIES, INC.
By:	/s/ GRAY HUDKINS
Name: Gray Hudkins
Title: Vice President

Address:	Tactical Command Industries, Inc. 13386 International Parkway Jacksonville, Florida 32218 Attn: Scott O'Brien Susanne Paskins Telecopy: (904) 741-5418
With a copy to:	Kane Kessler, P.C. 666 Third Avenue 23rd Floor New York, New York 10017 Attn: Robert L. Lawrence Aris Haigian Gary Constable Telecopy: (212) 245-3009

SENCAN HOLDINGS, LLC
By:	/s/ GRAY HUDKINS
Name: Gray Hudkins
Title: Vice President

Address:	Sencan Holdings, LLC 13386 International Parkway Jacksonville, Florida 32218 Attn: Scott O'Brien Susanne Paskins Telecopy: (904) 741-5418
With a copy to:	Kane Kessler, P.C. 666 Third Avenue 23rd Floor New York, New York 10017 Attn: Robert L. Lawrence Aris Haigian Gary Constable Telecopy: (212) 245-3009

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Second Amended and Restated Loan and Security Agreement (Safariland)

ATLANTIC TACTICAL, INC.

By:	/s/ JULIO SALVADOR
Name: Julio Salvador
Title: Secretary

Address:	Atlantic Tactical, Inc. 13386 International Parkway Jacksonville, Florida 32218 Attn: Scott O'Brien Susanne Paskins Telecopy: (904) 741-5418
With a copy to:	Kane Kessler, P.C. 666 Third Avenue 23rd Floor New York, New York 10017 Attn: Robert L. Lawrence Aris Haigian Gary Constable Telecopy: (212) 245-3009

ATLANTIC TACTICAL OF NEW JERSEY INC.
By:	/s/ GRAY HUDKINS
Name: Gray Hudkins
Title: Vice President

Address:	Atlantic Tactical of New Jersey Inc. 13386 International Parkway Jacksonville, Florida 32218 Attn: Scott O'Brien Susanne Paskins Telecopy: (904) 741-5418
With a copy to:	Kane Kessler, P.C. 666 Third Avenue 23rd Floor New York, New York 10017 Attn: Robert L. Lawrence Aris Haigian Gary Constable Telecopy: (212) 245-3009

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Second Amended and Restated Loan and Security Agreement (Safariland)

VIEVU, LLC

By:	/s/ GRAY HUDKINS
Name: Gray Hudkins
Title: Vice President

Address:	Vievu, LLC
13386 International Parkway
Jacksonville, Florida 32218
Attn: Scott O'Brien
Susanne Paskins
Telecopy: (904) 741-5418

With a copy to:	Kane Kessler, P.C.
666 Third Avenue
23rd Floor
New York, New York 10017
Attn: Robert L. Lawrence
Aris Haigian
Gary Constable
Telecopy: (212) 245-3009

LAWMEN’S DISTRIBUTION, LLC

By:	/s/ GRAY HUDKINS
Name: Gray Hudkins
Title: Vice President

Address:	Lawmen’s Distribution, LLC
13386 International Parkway
Jacksonville, Florida 32218
Attn: Scott O'Brien
Susanne Paskins
Telecopy: (904) 741-5418

With a copy to:	Kane Kessler, P.C.
666 Third Avenue
23rd Floor
New York, New York 10017
Attn: Robert L. Lawrence
Aris Haigian
Gary Constable
Telecopy: (212) 245-3009

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Second Amended and Restated Loan and Security Agreement (Safariland)

SAFARILAND DISTRIBUTION, LLC

By:	/s/ GRAY HUDKINS
Name: Gray Hudkins
Title: Vice President

Address:	Safariland Distribution, LLC
13386 International Parkway
Jacksonville, Florida 32218
Attn: Scott O'Brien
Susanne Paskins
Telecopy: (904) 741-5418

With a copy to:	Kane Kessler, P.C.
666 Third Avenue
23rd Floor
New York, New York 10017
Attn: Robert L. Lawrence
Aris Haigian
Gary Constable
Telecopy: (212) 245-3009

ROGERS HOLSTER CO., LLC

By:	/s/ GRAY HUDKINS
Name: Gray Hudkins
Title: Vice President

Address:	Rogers Holster Co., LLC
13386 International Parkway
Jacksonville, Florida 32218
Attn: Scott O'Brien
Susanne Paskins
Telecopy: (904) 741-5418

With a copy to:	Kane Kessler, P.C.
666 Third Avenue
23rd Floor
New York, New York 10017
Attn: Robert L. Lawrence
Aris Haigian
Gary Constable
Telecopy: (212) 245-3009

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Second Amended and Restated Loan and Security Agreement (Safariland)

HOLSTEROPS, LLC

By:	/s/ GRAY HUDKINS
Name: Gray Hudkins
Title: Vice President

Address:	HolsterOps, LLC
13386 International Parkway
Jacksonville, Florida 32218
Attn: Scott O'Brien
Susanne Paskins
Telecopy: (904) 741-5418

With a copy to:	Kane Kessler, P.C.
666 Third Avenue
23rd Floor
New York, New York 10017
Attn: Robert L. Lawrence
Aris Haigian
Gary Constable
Telecopy: (212) 245-3009

UNITED UNIFORM DISTRIBUTION, LLC

By:	/s/ GRAY HUDKINS
Name: Gray Hudkins
Title: Vice President

Address:	United Uniform Distribution, LLC
13386 International Parkway
Jacksonville, Florida 32218
Attn: Scott O'Brien
Susanne Paskins
Telecopy: (904) 741-5418

With a copy to:	Kane Kessler, P.C.
666 Third Avenue
23rd Floor
New York, New York 10017
Attn: Robert L. Lawrence
Aris Haigian
Gary Constable
Telecopy: (212) 245-3009

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Second Amended and Restated Loan and Security Agreement (Safariland)

CANADIAN BORROWER:

MUSTANG SURVIVAL ULC

By:	/s/ GRAY HUDKINS
Name: Gray Hudkins
Title: Vice President

Address:	Mustang Survival ULC
7525 Lowland Drive
Burnaby, British Columbia V5J 5L1
Attn: Scott O'Brien
Susanne Paskins
Telecopy: (904) 741-5418

With a copy to:	Kane Kessler, P.C.
666 Third Avenue
23rd Floor
New York, New York 10017
Attn: Robert L. Lawrence
Aris Haigian
Gary Constable
Telecopy: (212) 245-3009

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Second Amended and Restated Loan and Security Agreement (Safariland)

CANADIAN GUARANTOR:

MED-ENG HOLDINGS ULC

By:	/s/ GRAY HUDKINS
Name: Gray Hudkins
Title: Vice President

Address:	Med-Eng Holdings ULC
St. Laurent Boulevard
Ottawa, Ontario K1G 6C4
Attn: Scott O'Brien
Susanne Paskins
Telecopy: (904) 741-5418

With a copy to:	Kane Kessler, P.C.
666 Third Avenue
23rd Floor
New York, New York 10017
Attn: Robert L. Lawrence
Aris Haigian
Gary Constable
Telecopy: (212) 245-3009

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Second Amended and Restated Loan and Security Agreement (Safariland)

Accepted in Atlanta, Georgia:

AGENT:

BANK OF AMERICA, N.A.

By:	/s/ JOHN M. OLSEN
Name: John M. Olsen
Title: Senior Vice President

Address:
300 Galleria Parkway
Suite 800
Atlanta, Georgia 30339
Attn: Business Capital – Account Manager
Telecopy: (404) 607-3277

U.S. LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ JOHN M. OLSEN
Name: John M. Olsen
Title: Senior Vice President

Address:
300 Galleria Parkway
Suite 800
Atlanta, Georgia 30339
Attn: Business Capital – Account Manager
Telecopy: (404) 607-3277

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Second Amended and Restated Loan and Security Agreement (Safariland)

CANADIAN LENDER:

BANK OF AMERICA, N.A. (acting through its Canada branch)

By:	/s/ MEDINA SALES DE ANDRADE
	Name:	Media Sales de Andrade
	Title:	Vice President

Address:
181 Bay Street
Toronto, Ontario M5J 2V8
Telecopy: (312) 453-4041

Second Amended and Restated Loan and Security Agreement (Safariland)